Exhibit 10.19

LEASE AGREEMENT

Between Landmark Investor S.R.L. with domicile at Avda. Leandro N. Além 712, Floor 14°, Autonomous City of Buenos Aires, represented in this act by Mr. Pablo Javier Gronda (I.D.                         ), in his capacity as Manager, hereinafter referred as “THE LANDLORD” and Mulesoft Argentina S.R.L., with domicile at Avda. Del Libertador 498, Floor 12, Autonomous City of Buenos Aires, represented in this act by Mr. Ignacio María Sammartino (I.D.                         ), in his capacity as Manager, hereinafter referred as “THE TENANT” (and, jointly with THE LANDLORD will be referred hereinafter as the “Parties”). The Parties agree to enter into this LEASE AGREEMENT (hereinafter, the “Agreement”), subjects to the following terms and conditions:

FIRST: BACKGROUND AND RESERVATION OF RIGHTS.

1.1 The Lease Premises – as defined below- form an integral part of an office building, namely as “JUANA MANSO 969” (hereinafter, the “Office Building”), with its building works substantially executed and in termination phase, located in Avenida Juan Manso 969, Autonomous City of Buenos Aires, Block 5H, delimited by Marta Lynch, Carola Lorenzini, Olga Cossettini and Juana Manso Streets; and 5F delimited by Marta Lynch, Carola Lorenzini, Olga Cossettini y Pierina Dealessi Streets, all of them situated in the Autonomous City of Buenos Aires. Cadastral Nomenclature: Circumscription 21, Section 98, Block 5H and 5F, Parcel 1d (the “Property”). In line with the “Design Brief” attached as Exhibit A, the Property is compose of (i) two (2) Towers (Tower “North” and Tower “South” each of them with six (6) levels for commercial offices) and four undergrounds levels assigned for parking lot with an exclusive area for the offices, all areas integrated in the Lease Premises, (ii) street level basement, underground level (with mezzanine) and, one (1) level bound to shopping center, access, main entrance, services sector and space for parking (hereinafter, the “Commercial Complex”), and (iii) the annex building (at draft stage).

1.2. The Property is submitted to the Horizontal Property Regime according to Law N°13,512, as indicated in the public deed of assignment to said regime that is attached in this Agreement as EXHIBIT C, which include the Condominium Regulations and Management of the Property, the Office Building and the Commercial Complex (hereinafter, the “Condominium Regulations”). THE TENANT declares to know and accept the terms and provisions of the Condominium Regulations, accepting to comply with its obligations.

1.3. In relation with the development, construction, execution, organization and operation of the Office Building of which the Lease Premises are subject matter of this Agreement, THE LANDLORD in this act hereby leaves for itself and/or for third parties freely designated by him, the exercise from now until the term determined by THE LANDLORD, all the rights that arise from the Condominium Regulations (with the exception of those rights that are granted under this Agreement to THE TENANT) and the followings: (a) modifications of the spaces in the parking lot, transformations of common parts (including shields, access to corridors and hallways) in unit or private spaces and vice versa, unifications of unit or private spaces and/or subdivision of units or private spaces, and thus the possibility of Agreement ions and incorporations of new units or private spaces, or the reduction of them (always without altering the free circulation and the use of access, Lobby of the Building Office, Corridors and the rest of the units or private spaces, including the Lease Premises), in any moment and for furthers modifications – in accordance to the previously indicated – (and /or in the following sections of this Agreement) - including the percentages (which involves the Lease Premises), permanent or temporary; (b) Issuance of regulations and/or rules of operation, organization and coexistence that were convenient and/or necessary, including –but not limited to – Condominium Regulations modifications, as well as any other internal regulations, all in terms and conditions freely determined by THE LANDLORD, regulating all aspect, which consider necessary, including without limitation- all matters concerning standard, ordinary and extra ordinary expenses; (c) Total or partial, connection, association, and/or relation of the Property and/or the Office Building with any, and/or all the neighboring buildings and/ or with the edifications or further edifications being erected in such properties and/ or neighbors properties, through the legal figures that THE LANDLORD estimated as necessary and/or convenient under law (including, but not limited to active, passive, and/or reciprocal, perpetual and /or transitory, free and/or onerous easements and profits, etc.) and to define and regulate with the owner or the owners of others close properties and neighbors all the terms and conditions and any aspect for a potential connection, association, and/or relation; (d) constitution of the easements and/or restriction and/or limitation (to active, passive, and/or reciprocal, perpetual and /or transitory, free and/or onerous easements and profits, etc.) of doing or not doing, of transit, use, views, lights and/or other, between the Property and the Office Building and with any/or some or all of the close or neighboring buildings (and/or with the units and/or edifications that exist in them), and/or between units and/or sectors of the Office Buildings (including the Lease Premises), that were required by the applicable regulations, and/ or constructions plans, and/or by authorities and/or competent companies, and/or for those necessity in the project (including, without limitation, those that are needed and/or convenient for the operations and materialization of what is indicated in the subsection (c) abovementioned), for the proper and best use and materialization of the spaces and/or right’s reservations. All the things established herby, shall not affect, obstruct, or restrict in any way the proper use of the Lease Premises.

1.4. It is expressly stated, that the enumeration previously done in subsection 1.3 is not limited, so THE LANDLORD shall be able without any restriction to make all modifications and exercise all rights, which as his own discretion consider necessary, even so the exercises of such rights could not imply any disruption in the conferred rights transferred to THE TENANT from THE LANDLORD under this Agreement.

SECOND: PURPOSE.

2.1. The LANDLORD grants in lease to THE TENANT, and THE TENANT accepts the following premises: (i) a unit assigned to administrative offices, located in the sixth floor of the North Tower with main entrance at Avda. Juan Manson 999, between Carola Lorenzini and Marta Lynch Streets with an approximately area of 2,230 m2 of useful surface (surface which include carpet, bathrooms and private hall for exclusive use), and (ii) 22 designated spaces for Parking, each of them identified in the plane of the fourth underground level as detail in Exhibit B (in this Agreement , the term “Lease Premises” also referred to those mention in this subsection 2.1)

THIRD: TRANSFER OF THE LEASED PREMISES. TERM.

3.1. In this act, THE TENANT takes possession of the Lease Premises. THE TENANT receives the Lease Premises and its amenities, appliances and facilities (hereinafter, the “Accessories”), in the conditions of terminations and equipment resulting from the “Technical Specifications” attached to this Agreement as EXIBIT D, and which are under charge of THE LANDLORD (the “Technical Specifications Document”), and with the conditions in which the work corresponding for the development of the different sectors and/or phases of the Commercial Complex are found, THE TENANT accepts such circumstances for the purposes set in the subsection 6.1 of the following Section Sixth . THE TENANT gives its express and irrevocable authorization, in case of need to THE LANDLORD to perform any work during the period of refurbishment work in progress and for the proper adaptation of the Lease Premises.

3.2. The Parties establish the term of the relation emerge from this Agreement for a period of sixty (60) months, commencing from August 1, 2016, so the expiration term of this Agreement shall operate in full on July 30, 2021.

3.3. Optional Extension Term in favour of THE TENANT: The Parties agree that THE TENANT may exercise the option of extension for the lease provided in this Agreement, for a single time, for a period of (60) additional months, counted from the original expiration term set forth in subsection 3.2.; For the application of the extension option, with a minimum anticipation of one hundred eighty (180) calendar days with regard to the due date of the original term set forth on subsection 3.2, THE TENANT shall notify firmly to THE LANDLORD its decision in that matter. It will be an essential and necessary condition for THE TENANT in order to exercise its option right provided in this subsection, and for the extension term to enter into force and effect, that THE TENANT has fulfilled with all obligations under this Agreement (before the eventual exercise of the option for the extension, and during the moment of the eventual extension time). For the exercise in duly time by THE TENANT of the extension option conferred previously, the Parties expressly agree that the lease relationship during the eventual extension period shall continue in the same terms and conditions set forth in the initial period, except – naturally- in respect to (i) the duration of the lease relationship, which in such case it shall be of sixty (60) additional months provided in this subsection 3.3.; (ii) THE TENANT waives the right of early termination of the Agreement during the extension period, and the termination faculties of THE TENANT shall be governed by the current legislation in force at the time of the terminations; and (iii) the monthly price for the eventual period of extension, shall be determined according to the following proceedings: 1) Since the receipt of the notification of exercise for the option of extension, THE LANDLORD shall have a term of (10) calendars days to inform firmly to THE TENANT the monthly price and the conditions of determination and/or revision of the monthly price (including the possibility of a single, monthly, fixed price for the whole new period, or of prices monthly installments) applicable to the eventual period of extension of the lease relations. Once the notification has been received, THE TENANT shall respond in writing to THE LANDLORD, his conformity or not, within the following ten (10) calendars days. In event of an agreement of THE TENANT with the prior notice received from THE LANDLORD (which shall also be interpreted as an acceptance in the event of silence by THE TENANT within said period of ten (10) calendars days), the Parties shall implement immediately the modification to this Agreement, indicating the extension and the new price of the lease Agreement during the next term (indicating the guidelines for determinations and/or revisions conditions). 2) For the event that THE TENANT does not agree with the communication received from THE LANDLORD, and this were expressed by a certain communication within the ten (10) calendars day, THE TENANT shall have a period of fifteen (15) calendars days to accompany quotes of the monthly price (in U.S. Dollars) of the lease, according to the market prices currently in force at the moment for the purpose, item, quality, location and other characteristics of the Lease Premises, issued by three (3) of the five (5) real state companies that are include in the “List of Real Estate Companies” attached hereto as EXHIBIT G (Hereinafter, the “List of Real Estate Companies”), which shall be chosen for this purpose: one shall be chosen by THE LANDLORD, other by THE TENANT and the third one shall be the real estate company that appears in the first place of order of the List of Real Estate Companies that has not been choose neither for THE LANDORD nor THE TENANT (hereinafter, the “Third Real Estate Company”). The cost of the appraisal for those company hire directly by the parties, shall be assume for each party, and in case of the third real estate company, the cost of the appraisal shall be payable in equal halves by both Parties. In the event that for the term of (15) fifteen calendars day any of the real estate company could not or would not be able to perform the appraisal requested, the party that had designated (either THE LANDLORD or THE TENANT) shall have to designate in the next five (5) calendars day, its replacement ( and in case of the Third Real Estate Company, his replacement shall be the following real estate company in the order of the List of Real Estate Company that has not been chosen neither for THE LANDLORD nor THE TENANT), and the new real estate company shall have a new period of fifteen (15) calendar days for the submission of its appraisal with the terms and conditions herein provided; and so on until the exhaustion of the list indicated in EXIBIT G. In this case, the price of the location shall be determined in U.S. Dollars by the average of the quotes issued by the real estate companies. Also in this case, the Parties shall immediately implement the modification related to this Agreement, recording the extension and the new price of the lease during the Agreement (under the terms and conditions previously indicated in this subsection). 3) In the event that THE TENANT notifies the exercise of the option for the extension, and then THE TENANT does not accept the communication from THE LANDLORD indicated in subsection 1) and as a consequence it were not possible to get in time the three (3) appraisals from the real estate companies under the proceedings and time of selections and quotation established in subsection 2), for any reason (even if at least three -3- of the companies did not want or were not able to give an appraisal, or by luck of impulse of the proceedings by THE TENANT – who shall be the responsible of this), or by the decision of THE TENANT to not renew after being informed of the appraisal or the average of the appraisals of the real estate companies, it shall be stated that the price for the lease for the eventual optional extension term is undetermined and as the option has not been exercised, it shall not have any effect or legal value, losing the Parties the possibility to claim a fixed price by judicial proceedings, or to claim any concept by any other means (in such event, and as a consequence, the relationship between the Parties shall terminate at the expiration date set forth in this Agreement).

3.4 At the end of the term of the lease provided in subsection 3.2. (Or, in case of the eventual period of extension indicated in subsection 3.4), the Agreement shall expire automatically, without the need of a judicial or extrajudicial request and for the mere fulfillment of the agreed terms (or, if applicable by the eventual extension term). THE TENANT shall return immediately to THE LANDLORD the Lease Premises. It is expressly agree that if THE TENANT does not return the Lease Premises on the day of termination day agreed by the Parties (or, in case of the eventual period of extension) or the term that may correspond if this Agreement terminates in advance for any other reason, THE TENANT shall pay to THE LANDLORD an amount equivalent to one thirtieth (1/30) of the monthly rent in force at that moment, for each day of delay, as penalty, from the date of the default until the effective day of the restitution of the Lease Premises, and that without prejudice of the obligation of THE TENANT to pay the monthly fee and others charges or cost provide herein that were in force at the moment, which shall continue to accrue.

3.5. The restitution of the Lease Premises has to be done under a writing document issue by THE LANDLORD. If THE TENANT abandons the Lease Premises or judicially consignes the keys without liability of THE LANDLORD, THE TENANT shall pay the monthly fee and fines until all Lease Premises are judicially returned to THE TENANT.

FOURTH: PRICE.

4.1. The price for this lease for the term of the Agreement provided in subsection 3.2 of Section Third, is agreed in the amount of Dollars three millions eight hundred and fifty- seven thousand nine hundred (US$ 3,857,900), plus the Value Added Tax (VAT) of which: (i) Dollars five hundred twenty –six thousand two hundred and eighty (US$ 526,280) shall be paid in eight (8) equal and consecutive monthly installment of Dollars sixty-five thousand seven hundred and eighty-five (US$ 65,785) plus Value Added Tax (VAT) applicable, from the fourth month to the twelve month (both month inclusive) of the term of this lease relationship; (ii) Dollars eight hundred and two thousand eight hundred (US$ 802,800) shall be paid in twelve (12) equal and consecutive monthly installment of Dollars sixty-six thousand nine hundred (US $ 66,900) plus Value Added Tax (VAT) applicable, from the thirteenth month to the twenty-fourth month (both month inclusive) of the term of this lease relationship; (iii) Dollars eight hundred twenty nine thousand five hundred and sixty (US $ 829,560) shall be paid in twelve (12) equal and consecutive monthly installments of Dollars sixty-nine thousand one hundred and thirty (US $ 69,130), plus the corresponding Value Added Tax (VAT), from the twenty-fifth month to the thirty-sixth month ( both month inclusive) of the term of this lease agreement; (iv) eight hundred forty-two thousand nine hundred and forty (US $ 842,940) shall be paid in twelve (12) equal and consecutive monthly installments of Dollars seventy thousand two hundred forty-five (US $ 70,245), plus the corresponding Value Added Tax (VAT), from the thirty-seventh month to the forty-eighth month (both month inclusive) of the term of this lease agreement; (v) Dollars eight hundred fifty six thousand three hundred and twenty (US $ 856,320) shall be paid in twelve (12) equal and consecutive monthly installments of Dollars seventy one thousand three hundred and sixty (US$ 71,360), plus the corresponding Value Added Tax (VAT), during the last twelve (12) months of the term of this lease relationship provided in section 3.2.

4.2. The monthly price shall be paid from THE TENANT to THE LANDLORD per calendar month in advance, from the first to the fifth business day of each calendar month. From the purpose of paying the monthly rent, THE TENANT shall pay THE LANDLORD by transferring to the bank account in US$.                                          located in the City Bank –Sede Catalina - which amount once accredited, shall be automatically charge to the monthly pay.

4.3. It is essential for the execution of this Agreement that THE TENANT makes all the payments in Dollars according to provision set forth in Subsection 4.1. THE TENANT waives expressly and irrevocably to invoke Article 765 of the Civil and Commercial Code of the Nation. In the exceptional case, where a payment have to be made, and the enactment of a new regulation, or any other reason adjusted to law and unrelated to THE TENANT will, and the free exchange market at the date were modified or cease in its existence, THE TENANT shall have in each opportunity to transfer to THE LANDLORD the amount of Pesos or currency that in the future may replace the exchange seller rate of the Banco de la Nacion Argentina, corresponding to the closing business day prior to the effective payment date. The procedure herein is exceptional, and also the use of it in any opportunity will be merely provisional before the existence of extraordinary circumstances that may apply and shall not imply a novation in the due payment, which shall continue to be in the currency agreed in subsection 4.1 of Section Forth (and in subsection 3.4. in the event of an extension in the Agreement according to Section Third), and such exceptional procedure shall apply, in case of necessity, to any obligation of payment in charge of THE TENANT under this Agreement.

4.4. The monthly price is agree for entire lease months, an even if THE TENANT return the Lease Premises before the end of certain monthly period, THE TENANT must pay to THE LANDLORD the full month period.

4.5. In case of default in the monthly payment of the rent, which shall be produced automatically and in default by law due to the mere expiration of the terms, without the need of any demand for payment, THE TENANT shall pay to THE LANDLORD a daily fine equivalent to zero coma two percent (0.2%) of the total amount of the monthly payment rent in effect from that time until the date of the effective payment. The default interest shall be paid jointly with the due rent; and all without prejudice of THE LANDLORD rights to: (i) declare this Agreement terminated in the event that THE TENANT own two (2) consecutive monthly periods of the rent, according to the terms of Art. 1219, section c) of the National Civil and Commercial Code, prior notice of compliance for a term of ten (10) days; and (ii) to submit the corresponding lawsuits in order to obtain the eviction and the mandatory collection of owed concepts plus damages and emerges damages.

4.6. As agreed by the Parties, THE LANDLORD agrees to discount THE TENANT, as an exception and for only one time, the payment corresponding to the first four (4) months of rents at the beginning of this Agreement (no others concepts in charge of THE TENANT shall be discounted, THE TENANT shall pay all the others concepts in charge according to the forms and deadlines). The bonus provided in this section does not excuse THE TENANT for the payment of the expenses and obligation set forth in subsection 7.1 of this Agreement during the term that the basification is valid.

FIFHT: USE – PERMISIONS.

5.1. THE TENANT shall use the Functional Unit describe in subsection (i) of the subsection 2.1 of Section Two exclusively for the operation of administrative offices, without the chance to modify or alternate, totally or partially, the proper use agreed by the Parties. THE TENANT guarantees to THE LANDLORD the normal use of the Lease Basements as administrative offices during the whole term of this Agreement.

5.2. Also, the Parking spaces described in subsection (ii) of the subsection 2.1 of the Second Clause shall be used by THE TENANT exclusively for the parking of cars of its officers and/or employee, without any possibility of further modification or alteration, total or partially of the use already agreed.

5.3. THE TENANT shall be the exclusive, and absolutely responsible for the compliance of all the sanitary, safe and tax norms that could be apply in consequence of the use assigned to the Lease Premises, and it will be at THE TENANT sole expense, cost and risk and liabilities, obtaining and maintaining during all the term of the Agreement, all the permissions and licenses that the activity and/or the agreed destiny require or that were required by any competent authority and/or companies and/or administrative departments, being THE TENANT the exclusive responsible. THE LANDLORD shall deliver to THE TENANT all documentation that were in his charge and were conducive and necessary to fulfill the permissions previously indicated, THE TENANT shall assumed at its exclusively charge, cost and risk any restriction or impediment that the permissions and licenses may have and/or the applicable norms may impose in connection with the activity and/or the intended destination.

SIXTH: OBLIGATIONS OF RUFURBISHMENT WORKS OF THE TENANT. RESTITUTION. VISITATIONS.

6.1. THE TENANT shall be responsible for all the refurbishment works necessary for the interior fitting of the functional units describe in item (i) of the subsection (i) of the Second Clause, having THE TENANT to fulfill all the mandatory disposition of the Condominium Regulations and the “Internal Regulations” attached to this Agreement as EXHIBIT E.

6.2. For the purpose stated in subsection 6.1, THE TENANT shall submit the plans and specifications that THE LANDLORD and/or its designated representative require as prior an ineludible step for the beginning of the refurbishment works, having THE TENANT also to submit jointly with the documentation all the licenses, authorizations, registrations and/or habilitations that were necessary, from competent authorities, administrative departments and/or companies. The execution of the works must be done without causing disruption, discomfort or damages to the Office Building, to the Commercial Complex, to the development projects which may be taken part, to the other tenants and or others members of the Office Building and Commercial Complex.

6.3. THE TENANT undertakes from now on to attend at its exclusively sole risk, cost and responsibility, any requirement or demand of any competent authorities and/or administrative departments and companies, especially those concerning to health, hygiene and labor safety in the Lease Premises, that may have relation with the activities, having in all cases THE TENANT to give promptly notice to THE LANDLOR; as well as any claim from third parties in connections with the refurbishment works in the Lease Premises that were executed by THE TENANT.

6.4. In this act, THE TENANT gives irrevocable authorization in advance to THE LANDLORD and /or those professionals that he has previously designated to enter into the Lease Premises for the inspection of task and works of interior refurbishment to be executed and to check the fulfillment of the constructive guidelines establish in the section above. THE TENANT hereby expresses its conformity for THE LANDLORD and /or the professional previously designated for requesting the suspension of the works in the event that the constructive guidelines were not fulfilled.

6.5. THE TENANT assumes the commitment of hiring an insurance policy that covers the property against fire, third parties, and assets and for the personnel who performed work in the Lease Premises under every risk that could affect them during the execution of the works of refurbishment before mentioned. Terms, conditions, and amount of coverage of the insurance policy and the issuer company have to be approved by THE LANDLORD. Therefore, THE TENANT agrees to deliver to THE LANDLORD a certificate of the insurance policies hire in accordance with the prevision stated in Item 1) of the “Manual of Insurance Requirements” attached to this Agreement as EXHIBIT F (hereinafter, the “Manual of Insurance Requirements”) prior to the commencement of works in charge of THE TENANT and/or the entry of Agreement or, suppliers, personnel and/or any other third person. Also THE TENANT has to deliver the payment receipts of all the persons who provide any service. Nonetheless, THE TENANT assumes to deliver to THE LANDLORD, a list with the data of the personnel that enters to the Lease Premises for all the interior works of refurbishment set forth in this Section. THE TENANT shall keep the list updated with the entries and exits that correspond in it case; all this for the purpose that may correspond in connection with the insurance policy against all risks that have been hired by the principal Contractor.

6.6. All the cost, fees, and/or any other expense for the refurbishment works at the Lease Premises shall be exclusively supported by THE TENANT, as well as all the payment related to rights, taxes and or services corresponding to the competent authorities, administrative departments or services concerning the operations that THE TENANT shall make in the Lease Premises or the works that execute in it. Also all the management, administrative procedures, authorizations, obtaining and maintaining of certificates and permissions of work and instalment related to any work or to the refurbishment works shall be at exclusive charge of THE TENANT, assuming the fully and sole responsibility in relation to THE LANDLORD and/or thirds parties, in the execution of these works, and observing the applicable regulation (including labor, social security, etc.), formalities, approvals, procedures, compliance of Agreement celebrated with the contractors, workers and suppliers, etc. Therefore, THE TENANT accepts to hold harmless THE LANDLORD against any claims, lawsuit and/or sanction that this could suffer for the breach of THE TENANT in any obligation assumed in relation to the aforementioned works and interior refurbishment works.

6.7. At the termination of this lease all the facilities, improvements, works, and/or reforms introduced, that could not be withdrawn without affecting the Lease Premises, shall be kept as a benefit for THE LANDLORD, without THE TENANT the right to claim, withhold or ask for compensation. This waiver made by THE TENANT shall be applicable even in the event of early termination of the Agreement by any other reason. Therefore, THE TENANT expressly and irrevocably waives the right to claim improvements as provided in Art. 1221 of the National Civil and Commercial Code and any other provision by virtue of which it could exercise any claim for such works and/or services.

6.8. THE TENANT accepts to maintain and restore all the Lease Premises, and its Accessories, in good condition of use and conservation, committing itself to repair all the impairments, except those produced by the mere passage of time, and to replace those items with others of similar characteristics. At the time of restitution THE TENANT shall have to prove the total payment of all concepts that were his responsibility under this Agreement.

6.9. In the event that THE TENANT does not comply with all duties of maintenance, conservations, reparation and replacement indicated in subsection 6.8, THE LANDLORD shall be able to : (i) refuse to accept the Lease Premises, in which case the provision set forth in subsection 3.4 of Section Third shall apply for the case of delay in restitution until the effective restitution as agreed by the Parties, or (ii) receive the Lease Premises in the conditions in which are found and claim the compensation for the damages suffered.

6.10. THE LANDLORD shall have the right to visit the Lease Premises in any moment, since the entry into force and effect of this Agreement, during offices hours and with previous notice of twenty four (24) hours, in order to inspect the conditions of the Lease Premises and its accessories, and to verify the compliance of the obligations assumed by THE TENANT under this Agreement.

6.11. THE TENANT shall allow the access of professionals and contractors during the course of the interior refurbishment works as long as they comply with all the obligations of this Agreement and its exhibits. During the course of the interior refurbishment works THE TENANT shall have to hire the backup services that THE LANDLORD indicate as: additional security services to control the movement of the workforce, operator for the work elevator, personnel of security and hygiene, additional cleaning services and any other services that THE LANDLORD consider necessary in order to not affect the normal operation of the Office Building and the parking spaces. If the additional maintenance works were carrying out during the night, THE TENANT shall hire not only the services previously mentioned but also a technical supervision service for the event that any inconvenient may arise in the Office Building as consequence of the refurbishment works.

SEVENTH: OBLIGATIONS OF THE TENANT. REGULATION ON THE OPERATION OF THE OFFICE BUILDING.

7.1. Apart from those obligations applicable to THE TENANT as consequence of all the Sections and applicable norms of this Agreement, THE TENANT expressly assumed the following obligations: a) To carry out at its sole expense, cost, risk and responsibilities all the necessary reparations and cost that were necessary to maintain the Lease Premises and their accessories in good condition of use and conservation as set forth in subsection 6.8 of Section Sixth. b) Except for those works provided in subsection 6.1 of Section Sixth, do not carry out any improvement and/or reforms in the Lease Premises or their accessories, without previous and writing consent received from THE LANDLORD. All the improvements and/or reforms done by THE TENANT, even with consent of THE LANDLORD, shall be kept as a benefit for him. THE TENANT will not be able to claim any compensation and/or reparation, or exercise any right of retention. c) THE TENANT has to respect and ensure respect, morality and good manners in the interior of the Lease Premises, faithfully fulfill all the disposition and norms of the Internal Regulations, The Condominium Regulations and Management Regulation and/or any of the others regulations which may came into effect for the North and South Tower, as indicated in the subsection 1.3 of the First Clause above, and/or the normative body that may be issue by THE LANDLORD as provide herein. d) Pay on time all the taxes, fees and contributions that levy or it may levy in the future, the Lease Premises (for instance, - and not exhaustively enumerated: lights, sweeping and cleaning, etc.). THE TENANT have to deliver to THE LANDLORD quarterly a true copy of the respective payment in the first fifteen (15) days of the subsequent month from the last month of the corresponding quarters, expect for those payment done during the last month of the expiration term, that shall be deliver at the moment of restitution of the Lease Premises. It is expressly stated that in relation to taxes and contributions that are settled by an aggregate amount, THE LANDLORD shall pay the proportional part corresponding to the Lease Premises, all of them subjected to the provision of subsection 1.3. of the First Clause (on the possibility and rights of THE LANDLORD to modify and definitively establish the corresponding percentages), and the payment shall be done by THE TENENAT in ten (10) calendars day from the reception of the final liquidation issue by THE LANDLORD. e) Pay promptly the water and sewage services, telephone, electricity and others with regard to the Lease Premises, as well as the ordinary common expenses and deliver quarterly to THE LANDLORD a true copy of the respective payment in the first ten (10) days of the subsequent month from the last month of the corresponding quarters, expect for those payment done during the last month of the expiration term, that shall be deliver at the moment of restitution of the Lease Premises, making clear that the extraordinary expenses will be in charge of THE LANDLORD. In the case of services and expenses that are settled by aggregate amount, same criteria as in item d) shall apply with the stipulations contained therein on applicable percentages. f) Keep the mentioned services connected, in good conditions, and in perfect working order and pay all cost of reparation, and fines, of services cut, interrupted or cancel for any cause attributable to THE TENANT. g) Pay on time all the taxes, fees and contributions that levy or it may levy in the future the activity that THE TENDANT will develop in the Lease Premises, and to manage and maintains in force all the permits and licenses that were necessary for the agreed destination, assuming sole responsibility for breach of the applicable norms on the matter. h) Hire at its sole cost and charge, the policy insurances that cover, since the entry into force and effect until the effective restitution of the Lease Premises, the following risks: (1) Civil Liability Insurance covering damage to third parties (people and / or things) on the occasion of their activity, for a minimum insured amount of Dollars five hundred thousand (US $ 500,000), which policy must state that THE LANDLORD shall be considered as Additional Insured and as a third beneficiary, and must include the following provisions: (i) “If a third claims to Landmark Investor S.R.L. for any accident generated in any circumstance, Landmark Investor S.R.L. shall be considered as an addition insured under this policy”, and ii) “This policy shall not be canceled without prior notice in writing to Landmark Investors S.R.L, with a term of not less than fifteen (15) business days”;(2) Coverage of all risk related to the general content of the Leases Assets (improvements in the Lease Premises, furniture, tools, accessories, equipment, etc.) of property of THE TENANT, whose policy must contain the following clause: “The insurance company waives the subrogation rights against Landmark Investors S.R.L.”;(3) Compulsory Life Insurance, as applicable ( Law N°1567/74 or enforceable by specific collective agreement of the activity); and (4) Work Risks Insurance according to Law 24,557, as applicable, including non-repetition clause; All in the form resulting from Item 2) of the Manual of Insurance Requirements attached to this Agreement as ANNEX F. The insurances indicated in points (1), (2), (3) and (4) of this subsection h) must be hired for a specific amount and in a first class insurance company. THE LANDLORD shall be entitled to request from THE TENANT at any time the certifications proving the validity of the insurance and the full compliance of THE TENANT with the obligations inherent thereto. A certificate of insurance evidencing the provisions herein shall be submitted by THE TENANT to THE LANDLORD within ten (10) days from the date of signing the Agreement, with a copy of the payment receipts corresponding thereto. i) It is strictly forbidden to introduce into the Lease Premises any animal as well as elements of any nature that may cause damage to the Lease Premises or to people; and j) To Pay the lease fee, which shall have included the value added tax (vat), or any other that could replace it, and that may be payable to THE TENANT under this Agreement.

7.2. THE LANDLORD expressly states and THE TENANT declares to know and accept the following: (i) that THE LANDLORD may hire for the North and South Towers of which the Lease Premises are part, and/or for the Commercial Complex, and/or for any part of them, common services, such as reception, security, maintenance and cleaning, etc., without implication – and cannot be interpreted as- an obligation of THE LANDLORD in such sense or the assumption of any kind of responsibility by THE LANDLORD for any disaster and/or damage that may occur in the different floors and/or under floors and/or sectors of the Office Building, an running on the exclusive count, charge, cost and responsibility of the different tenants and/or occupants- including THE TENANT – to arbitrate the security measures, controls, supervisions, surveillance and custody of the goods that were necessary inside the offices, locals, sectors and/or parking spaces use and/or vacant (Therefore it is hereby express and agree that THE TENANT waives from this moment to any claim against THE LANDLORD, except for deceit or gross negligence, for any acts, actions and/or omissions that may be carried out inside the Lease Premises to the personnel who provide services in it; (ii) that the operation of the aforementioned common services shall be subject to the provisions provided by THE LANDLORD and services charges and costs will be disposed by expenses among all tenants and/or occupants of the North and South Towers, and/or The Parking Spaces, according to the type, nature and scope of the respective service; and (iii) as previously has stated, the eventual services do not diminish or limit, the obligations and the responsibilities assumed by THE TENANT under this agreement (for instance, without limitation, to make necessary reparations, keep the Lease Premises in good conditions, devise means of security, custody and people in the interior of the Lease Premises, etc.).

EIGHTH: DISCLAIMER OF RESPONSIBILITY FROM THE LANDLORD.

8.1. Except from malice or gross negligence, The LANDLORD is exonerated from all liabilities to THE TENANT for damages that THE TENANT may suffered, in his person, properties, produced by the deterioration experienced on the Lease Premises, and/or Accessories, over the course of time, or for anti-functional use of them, floods, seismic movements and, damages produced by third parties, fire, or any type of catastrophe or event or any other event not attributable directly to THE LANDLORD.

8.2. THE TENANT will be responsible for all damages that experienced THE LANDLORD and/or third parties, including personnel and / or customers and/or suppliers and/or contractors of THE TENANT, in their persons or property as a result of the use by THE TENANT of the Lease Premises and/or Accessories, and/or for the purpose agreed, an/or for the refurbishment interior works.

8.3. THE TENANT agrees to hold harmless to THE LANDLORD against any claim and/or demand and/or sanctions that THE LANDLORD could experience from the damages referred in subsection 8.2. In addition, THE TENANT agrees to hold harmless and to indemnify THE LANDLORD for the damages and/or injuries cause to THE LANDLORD and/or to their shareholders and/or their officers and/or their dependents, for any breach in the obligations assumed by THE TENANT under this Agreement.

NINE: DEFAULT IN TENANT OBLIGATIONS. NONCOMPLIANCES.

9.1. The default of THE TENANT in the performance of any of the obligations assumed under this Agreement (including, but not limited to, its obligation to deliver the insurance provided in sections 6.5 of Clause Six and 7.1.h) of the Seventh Clause, both precedents, and THE TENANT obligation to constitute and grant the guarantee of Clause Eleven will occur automatically, for the mere breach of the agreed terms and without need of prior notice. The delay of THE TENANT in the fulfillment of its obligations provided herein shall authorize THE LANDLORD to consider the termination of this Agreement, without the need of a written demand. However, THE LANDLORD shall have to notify previously THE TENANT for fulfill in a term of ten (10) days all the obligations provided herein. In the case, THE TENANT does not comply with its obligations, THE LANDLORD shall initiate the pertinent actions to obtain the eviction and the collection of all the concepts owed plus damages and injuries.

9.2. In case of default in payment of the lease rent for two (2) consecutive months, and in accordance with the provisions of subsection 4.6. of the Fourth Clause, THE LANDLORD shall have the option to consider this Agreement terminated. However, THE LANDLORD shall have to notify previously THE TENANT for fulfill in a term of ten (10) days all the obligations provided herein. In the case, THE TENANT does not comply with its obligations, THE LANDLORD, without judicial declaration and according to Article 1219, section c) of the National Civil and Commercial Code shall initiate the pertinent judicial actions to obtain the eviction and the collection of all the concepts owed plus damages and injuries.

9.3. All the provision in this Section, are without limiting the others rights that the law or this Agreement grant to THE LANDLORD in case of default or breach of contract by THE TENANT. This subsection provided a mere list of all the possibilities of THE LANDORD to request the full compliance of this Agreement and all the damages and injuries that a non-compliance may produce.

TENTH: PROHIBITION OF ASSIGNMENT AND SUBLOCATION OF AGREEMENT.

10.1. This Agreement is non-transferable for THE TENANT, and THE TENANT shall not assign it, totally or partially, without previous authorization of THE LANDLORD.

10.2. It is also forbidden for THE TENANT to rent the Lease Premises to third parties, or give as gratuitous bailment or allow in any other way the occupation of the Lease Premises to third parties, whether totally or partially, without previous authorization of THE LANDLORD.

ELEVENTH: GUARANTEE DEPOSIT.

11.1. In order to guarantee the full compliance of all obligations assumed under this Agreement by THE TENANT, the Parties agree the sum of Dollars one hundred thirty one thousand five hundred and seventy (US $ 131,570), as a guarantee deposit. In order to integrate this deposit, THE TENANT hereby delivers to THE LANDLORD the check No.                      released against its account opened before HSBC Bank for the sum of Pesos Two Millions nine thousand one hundred and eighty seven ($ 2,009,187) equivalent to the sum in dollars mentioned above at the selling rate of the Banco Galicia in effect on July 29, 2016. Once this check has been credited to the Landlord’s account, it must within five (5) days of accreditation, convert the amount received into Dollars through one or more exchange operations with Banco Galicia. After the transaction is done and if the sum(s), is/are greater than the sum of Dollars one hundred thirty-one thousand five hundred and seventy (US $ 131,570), nothing shall reimburse THE LANDLORD to THE TENANT. This sum shall not accrue any interest and shall be freely applicable and /or allocated by THE LANDLORD to the payment of compensation that THE TENANT owns to THE LANDLORD by virtue of this Agreement and/or by the eventual breaches of obligations from THE TENANT – except to monthly rents-, but in any way it shall limit the sum of the such compensations and/or the amounts of non-compliances.

11.2. The Parties agree that upon termination of this Agreement, and once THE TENANT return the Lease Premises and their accessories under the term and conditions stipulated, and THE TENANT demonstrate the fulfillment of all the obligations assumed, THE LANDLORD shall reimburse the guarantee deposit in the quantity and currency indicated of: Dollars one hundred and thirty-one thousand five hundred and seventy (US $ 131,570). In the exceptional event, that at the date of reimbursement of the guarantee deposit, any new enforcement law, or any other reason adjusted to law and out of the will of THE LANDLORD, and also the free exchange market ceased to exist or were modified, THE LANDLORD shall have to pay the equivalent sum of money in Pesos according to the exchange rate seller of the Banco Nacion de la Republica Argentina, corresponding to the closing of the business day prior to the date of restitution, with the deductions that shall correspond according to the agreement in the preceding section.

TWELFTH: PREFERENCE

12.1. During the first six (6) months of this Agreement in force and effect, and if THE TENANT has fulfilled all the obligations of this Agreement, THE LANDLORD hereby grants to THE TENANT a preference for lease half of the fifth floor of the river side in the “North Tower” of the Office Building (hereinafter, the “Additional Area”). To this end,

THE LANDLORD shall notify to THE TENANT by reliable means any offer that it may has- and that can be acceptable – to lease the Additional Area, indicating in the offer the price and principal terms and conditions. THE TENANT shall have seven (7) calendars day, from the receipt of the notification to inform THE LANDLORD whether accepts or not to match the offer with all the terms and conditions previously informed. In case of silence or rejection of the proposal, THE LANDLORD shall have the right to contract with third parties in equal terms to those previously informed to THE TENANT, without generating any right to claim in favor of THE TENANT. In case of acceptance by THE TENANT, the lease for the Additional Area shall enter into force and effect in a period of fifteen (15) days counting from the date of (i) the receipt of such acceptation in the case that the Additional Area were occupied, or (ii) vacancy of the Additional Area in the event that at the moment of receiving the acceptant notice, the Addition Area were occupied by a third party. The lease shall be in the same terms and conditions as those agreed in this Agreement, except for the price and the term that will be included in the offer communication made by THE LANDLORD, in which case an extension of the lease purpose in relation with Additional Surface shall be done but the remaining terms and conditions in this agreement shall remain unchanged, and THE LANDLORD should receive the additional sums to be paid regarding the Additional Surface leased.

THIRTEENTH: EARLY TERMINATION

13.1 THE TENANT may terminate the Agreement after the first six (6) month of the lease relations, in that case THE TENANT shall have to notify its decision to THE TENANT by a promptly writing notice issue sixty (60) days in advance before the restitution of the Lease Premises. In the event of early termination, THE TENANT shall have to pay a sum equivalent to a month and a half (1 and  1⁄2) of rent if the early termination is between the first six months and the first year of the Agreement, and one month of rent if the early termination is requested after the first year from the execution of this Agreement.

13.2. The Parties agree that the early termination provided in the subsection 13.1 shall be repealed and without effect in the event that the optional extension term provided in subsection 3.4 of the Third Clause of this Agreement were exercised by THE TENANT. In such event, all concerns to early termination of this Agreement shall be governed by the norms and regulations in force at that time.

FOURTEENTH: DOMICILES. JURISDICTION.

14.1. For all the judicial and/or extrajudicial effects emerge from this Agreement, the Parties establish its especial domiciles in the following places: (a) THE LANDLORD, in Av. Leandro N. Além 712, piso 14°, de la Ciudad Autónoma de Buenos Aires; (b) THE TENANT, in Avda. Del Libertador 498 Piso 12, Ciudad Autónoma de Buenos Aires,. In these domiciles shall be valid all notifications that the Parties sent to each other. Any change of domicile only could be done in other place inside the limits of the Autonomous City of Buenos Aires and only will be effective after promptly notice given to the other party.

14.2. In the case of any conflict arising from this Agreement, and for any other purposes, the Parties agrees to submit any controversy or conflict to the jurisdiction of the National Courts in the Autonomous City of Buenos Aires, expressly waiving any other jurisdiction or jurisdiction that could correspond.

FIFTEENTH: STAMP DUTY.

15.1. The Stamp duty applicable to this Agreement shall be paid by both parties in equal amount: fifty percent (50%) of the total amount shall be paid by THE TENANT, and the remaining fifty percent (50%) of the total amount shall be paid by THE LANDLORD.

IN WITNESS WHEREOF, this Agreement has been duly executed in two (2) originals counterparts and to one effect in the Autonomous city of Buenos Aires, on the 1st day of August 2016.

Landmark Investors S.R.L.	Mulesoft Argentina SRL

/s/ Pablo Javier Gronda	/s/ Ignacio Maria Sammartino
Pablo Javier Gronda	Ignacio María Sammartino
Manager	Manager

LIST OF EXHIBITS

EXHIBIT A: Design Brief

EXHIBIT B: Office Building Blueprint and Parking Lot Spaces Detail

EXHIBIT C: Deed and Condominium Regulations

EXHIBIT D: Technical Specifications Document

EXHIBIT E: Internal Regulations

EXHIBIT F: Manual of Insurance Requirements

EXHIBIT G: List of Real Estate Companies

EXHIBIT A

DESIGN BRIEF

1) Complex Of Multiple-Purpose:

The office towers “Juana Manso 909” and “Juan Manso 969” are located in a multi-purpose complex. It has the following spaces.

•	Common parking spaces located in 4 (four) subfloor distributed by uses and at different levels.

•	Commercial center developed in 3 (three) levels at a lower level, ground floor and first floor.

•	2 (two) office buildings above the Shopping Center, developed in 6 (six) floors.

•	I (one) building for commercial or residential use developed in five (5) levels and commercial shops on the ground floor.

2) Location:

The complex is located in Dique III of Puerto Madero; developed on the 5h, 5f block and surrounding by pedestrian streets.

Block 5 H: It develops the commercial center and the two (2) office towers. The Block is delimited between the streets Juan Manzo, Marta Lynch, Olga Cossetini and Carola Lorenzini.

Block 5F: The building for commercial or residential use of 5 (five) levels and part of the parking of the commercial center and offices will be developed. The Block is delimited between the streets Olga Cossettini, Marta Lycnh, Pierina Dealessi and Carola Lorenzini.

Pedestrians Street: Olga Cossettini, Pierina Dealessi and Carola Lorenzini.

[MAP]

3) Planners:

Offices: Mario Roberto Álvarez y Asoc. (Argentina)

Commercial Center: Pfeifer –Zurdo Arquitectos (Argentina)

Concept Design: Rockwell Group Europe (Spai

DISPOSICION DE COCHERAS PARA EL 6º NIVEL EN 3ºSS

Torre Norte
Asignado a
7º Piso
6º Piso
5º Piso
5º Piso
4º Dq
4º Rin
3º Piso
2º Piso
2º Piso
ASCENSORES CABOTAJE PB
ASCENSORES CABOTAJE PB
RAMPA ACCESO Y SALIDA

FOLIO 576.- NOTARY’S PROTOCOL “A”. - FIRST COPY. - PROPERTY AFFECTED TO HORIZONTAL PROPERTY REGIME. “TMF. TRUST COMPANY (ARGENTINA) S.A.” continuation of “EQUITY TRUST COMPANY (ARGENTINA) S.A.”.- DEED NUMBER ONE HUNDRED AND NINETY NINE.- In the Autonomous City of Buenos Aires, capital of the Argentine Republic, in the nineteen day of May of the year two thousand and fourteen, witnessed by me, Notary Public. BEFORE ME: Jorge Ignacio SODANO, born in Argentina, of legal age, married, holder of the National ID number             , CUIL (TAX ID)              and Luis Gustavo Vernet, born in Argentina, of legal age, married, holder of the National ID number             , CUIL (TAX ID)             , both with legal domicile at Avenida Leandro N. Alem 518, Floor 2 of this City; who justify their personal identity through the exhibition of their ID previously identified, whose originals I have in view for this act and authenticated reproductions are enclosed to the present document, according to what is established by Section 1002 item c) of the Civil Code (Law 26.140).- INTERVENE on behalf and in their capacity as ATTORNEY-IN-FACT of “TMF TRUST COMPANY (ARGENTINA) S.A,” CUIT (TAX ID)             , with domicile in the above indicated, whose previous denomination was “EQUITY TRUST COMPANY (ARGENTINA) S.A.”. Capacity of representation which is credited with the following documentation: a) Special Power Attorney in Fact granted by public deed N°1048 on August 18th of 2011, registered in folio 2459 before the Notary Public of this City, Mr. Martín Donovan owner of the Public Register 1296 of this City; Modification of Special Attorney in Fact granted by public deed N°1135 on September 7th of 2011, registered in folio 2742 before the aforementioned notary, expressing the attorneys of the full force of representation invoked for not having been revoked, limited or suspended in any way.- From the Attorney in Fact and its subsequent modifications, its follows that: The bylaws were granted by deed number 43 on April 15, 2003, registered before the Notary of this City, Augusto A. Martinez Martí, in the folio 113 of the National Register 1977 at his charge, which was registered in the General Inspection of Justice, April 28th of 2003, under the number 5519 of Book 20, Volume of stock corporation; 2) With the Extraordinary General Meeting of Shareholders number 8, dated July 4th 2005, written in pages 22 to 24 of the Book of minutes, number 1, registered by the General Inspection of Justice, on May 14th of 2003 under the number 25445-03, which resolves the amendments of article one and eight of the Bylaws, with the first article now as follows: “Under the denomination of “EQUITY TRUST Company (Argentina) S.A. operates a company originally constituted as “ABN AMRO TRUST Company (Argentina) S.A.” with legal domicile in the City of Buenos Aires, which was indicated in the General Inspection of Justice, on July 21th, 2005 under the number 8374 of book 28 of Stock Companies. c) Minutes of Board number 553 paste in page 104 of the Book Minutes of Board Directors number 6 registered in the General Inspection of Justice on July 27th, 2010 under the number 57661-10, change of principal place of business, dated on September 22nd, 2011 under the number 20411 of Book 56 of Stock Companies of that Inspection, wherein the change of the principal place of business including the fiscal domicile were resolved to Leandro N. Alem Street, number 518, Floor 12 of this City; d) Extraordinary General Meeting of Shareholders number 23, dated March 27th, 2013, in which the first article of the Bylaws was modified, with the article as now follows: ARTICLE ONE: Under the name of “TMF Trust Company (Argentina) S.A.” continues to operate the company originally constituted under the name of ABN AMRO Trust Company (Argentina) S.A., which was later modified to “Equity Trust Company (Argentina) S.A”. It has legal domicile in the City of Buenos Aires, registered in the General Inspection of Justice on December 27th, 2013 under the number 25.616 of the book 67 in the volume of Stock Companies. From the related record issued by private instrument, it appears that this record was passed to folio 58 and 59 of the book of Shareholder’s Minutes number 1 registered in the General Inspection of Justice under the number 483558-05.- All the related documentation I have in my view for this act, with sufficient powers for the present grant and in photocopies duly certified I enclose them to the present deed, attest. Also, the parties appearing before me, state that: “TMF TRUST COMPANY (ARGENTINA) S.A.” is a continuation of “EQUITY TRUST COMPANY ARGENTINA SA”, for the change of denominations aforementioned, and has the character of FIDUCIARY of the Guarantee Trust celebrated in private instrument on January 18th, 2005, and Amendment dated on March 13th, 2007 and serves to this act in fulfillment of the instructions given by the Trustee of the Trust related through the joint directives signed on August 23rd, 2012, which original I have in my view and in copy duly certified, I enclosed to the present. - AND THEY STATE: I) That prior to all, the parties request the Authorize Notary to plead for the change name of the company holding the fiduciary domain in the Register of Property, prior to the assignment to the Horizontal Property Regime, an act that was accredited with the documentation that is related to the beginning of this public deed. II) “TMF TRUST COMPANY (ARGENTINA) S.A.” with its previous name as EQUITY TRUST COMPANY (ARGENTINA) S.A. is the owner of the fiduciary domain of a property located in the Zone “Antiguo Puerto Madero” of this City, facing street JUANA MANSO number NINETEENTH SIXTY NINE, street corner Carola Lorenzini (and according to title between Martha Lynch and Olga Cossettini Streets) designated by prior title, plan M160/95, as BLOCK 5H, that counts with the following measurements boundaries and surface: in front street to yield, corner street to yield, corner street to yield, corner street to yield and measures: 115 meters 51 centimeters to the West line 147-148, and bordering with street to yield 6 meters in its chamfer to the North West line 148- 147, 43 meters 51 centimeters to the North, line 148-141, bordering with street to yield, 6 meters at its chamfer to the North East, line 141-142 and 115 meters 51 centimeters to the East line 142- 143, bordering street to yield, 6 meters at the South East chamber line 143- 144, 43 meters 51 centimeters to the South, line 145-144, bordering with a street to yield and 6 meters in its chamfer to the South West, line 146-145, with a total area of Six thousand four hundred twelve square meters (6.412m2).- Angular measurements: 141,142,143,144,145, 146, 147 and 148 and measure 135 degrees each of them - And under the PLAN OF PRIVATE MENSURE AND DIVISION FOR THE REGIME OF HORIZONTAL PROPERTY, Law 13.512, done by the engineer Julio A. Contino, Professional Registration 2766, approved by the Autonomous Government of the City of Buenos Aires, Dirección General Fiscalización Obras y Catastro on April 9th, 2014, under the characteristic M.H. 1245-2012 a copy composed of twelve sheets enclosed to the present, the fraction of demarcated land is designated as BLOCK 5H, it is located in front of JUANA MANSO Street numbers 991, 999, 1029, 1035, 1069, 1085 and 1093 corner street MARTA LYNCH numbers 340, 350, 360, and 380, corner street OLGA COSSETTINI numbers 1002, 1036, 1040, 1050, 1060 and 1080, corner street CAROLA LORENZINI number 343; with the linear measurements, boundaries and surfaces that are described below: To the East with Juana Manso Street, in line AB, 115 meters 51 centimeters; To the Southeast in chamfer line BC measures 6 meters street corner Juana Manso and Marta Lynch: The South Line CD measures 43 meters 51 cm bordering Marta Lynch Street; And to the Southwest in chamfer line DE measures 6 meters corner streets Marta Lynch and Olga Cossettini; In its other front to the West line EF measures 115 meters 51 cm bordering with Olga Cossettini Street; To the Northwest in chamfer line FG measures 6 meters and borders Olga Cossettini and Carola Lorenzini Streets; To the North line GH measures 43 meters 51 cm bordering Carola Lorenzini Street; And closing the figure, to the Northeast in chamber line HA measures 6 meters and borders with Carola Lorenzini and Juana Manso Streets, which encloses a TOTAL SURFACE: Six thousand four hundred twelve square decimeters.- III) That as a continuation of the company holding the fiduciary domain, and with the faculties granted under this act, they hereby submit that building to the regime OF HORIZONTAL PROPERTY, LAW NUMBER 13.512, Granting the following CONDOMINIUM AND ADMINISTRATION REGULATION that for the purpose of facilitating its reading is divided into the following titles:

TITLE I: Constitution of the Consortium (Articles 1 to 3). TITLE II: Common General Regulations (Articles 4 to 31). TITLE III: Division into Sub-Consortiums (Articles 32 to 35). TITLE IV: Sub-Consortium Offices (articles 36 to 40). TITLE V: Sub-Consortium Shopping Center (Articles 41a to 45). TITLE VI: Reserves and Irrevocable Special Powers (Articles 46 to 47). TITLE VII: Easements (Article 48). TITLE VIII: Internal Regulations (Article 49). TITLE IX: Description of Functional and Complementary Units according to MH-1245-2012 (Article 50). - TITLE I: CONSTITUTION OF THE CONSORTIUM: ARTICLE ONE: CONSTITUTION OF THE CONSORTIUM. It is constituted as follows “CONSORTIUM OF OWNERS of the building enterprise named “CONSORTIUM OF OWNERS JUANA MANSO 991-1093”, in front of JUANA MANSO Street number 1049, between Carola Lorenzini and Marta Lynch Streets, of this City, with legal domicile in the same property, represented by the Administrator who is designated and join by the persons who acquire the domain of the units that integrated the building according to the deeds or public instruments that prove their ownership.- SECOND ARTICLE: CHARACTERISTICS OF THE ENTERPRISE. This Consortium jointly with Consortium of Owners of BLOCK 5F of Parcel 1D, called “Consortium of Owners Olga Cossettini 1009-1079, integrates the so-called “COMPLEJO DIQUE III, as constitutes a construction unit, with similar architectural features, forming a general block, and a general and homogenous constructive, urbanistic and economically block. For this reason and for the purposes that will be said in these Regulations, mutual easements shall be constituted between both properties with the limitations and the restrictions to the domain that shall arise from the present deed and from the Regulations that were granted with respect to the neighboring parcel, Block 5F of the 1D parcel.- ARTICLE THIRD; FUNCTIONAL UNITS INTEGRATING THE BUILDING; The building is developed in first, second and third subsoil, mezzanine on first Basement, Ground Floor, and first to seventh floor.- FUNCTIONAL UNIT ONE, is located in the Third Subsoil; FUNCTIONAL UNITS TWO to TWENTY FOUR inclusive are located in the First Subsoil and mezzanine on first subsoil (project under construction).- FUNCTIONAL UNITS TWENTY FIVE to FIFTY TWO are located on Ground Floor (project under construction); FUNCTIONAL UNITS FIFTY THREE to EIGHTY are located on the First Floor (project under construction); FUNCTIONAL UNITS EIGHTY ONE and EIGHTY TWO are located on the Second Floor; FUNCTIONAL UNITS EIGHTY THREE and EIGHTY FOUR are located on the Third Floor; FUNCTIONAL UNITS EIGHTY FIVE and EIGHTY SIX are located on the Fourth Floor; FUNCTIONAL UNITS EIGHTY SEVEN and EIGHTY EIGHT are located on the Fifth Floor; FUNCTIONAL UNITS EIGHTY NINE and NINETY are located on the

6th Floor; FUNCTIONAL UNITS NINETY ONE and NINETY TWO are located on the Seventh Floor.- The location, area and fiscal percentage of functional units mentioned above is made in the fifty-ninth article of the present.

TITLE II: COMMON GENERAL REGULATIONS: ARTICLE FOUR: COMMON PROPERTY. Common property of all co-owners of the Property shall be that which is listed in section two of Law N°13.512, and designated in the division plane of horizontal property. Notwithstanding the foregoing, the following are expressly considered to be common property: a) The ground, foundations, structure of the building, beams, slabs, columns, master walls, ceilings, fronts, facades, perimeter spaces, partitions or dividing walls of the different units among themselves, or between these and spaces or common places; b) The ornaments on exterior or interior fronts or facades. With the exception of the frames and windows of the units, canopies, access doors, external glass, those that are exclusive of the units that are part of it; c) Common indoor circulation; Pedestrian circulation; places fully accessible; d) The access ramps to the parking sector; Common vehicular ramp; Vehicular circulation; e) men’s dressing rooms, women’s dressing rooms; men, women and handicapped bathrooms; men’s toilets; women’s toilets; f) lifts, room elevator machine, low-lift circulation to elevator, and access to lift circulation and shields; g) module for disabled people; h) cleaning equipment; Cleaning deposit; i) electric meter rooms (office); Electric room (generator set - transformers); boards; electric meters (Mall); Gas meter room (offices); Gas meters (Mall); Tank room, thermos tanks room; j) Telephone room; engine room; thermos mechanical machine room; Ventilation room and ventilation equipment room; Systems room; Engine room pulleys: raks room; k) processing chamber; Access transforming chamber; l) reserve tanks; gray water tanks; m) treasury; dining room; offices in the mezzanine on the first subsoil; meeting room; Hall offices; Nursing; Parking Administration; Office; n) building fire-fighting facilities, fire-fighting tanks, pressurization pumps and fire extinguishers; t) goal area; o) stained-glass window; stained glass windows; pre-stained glass; p) security; q) free space vertical lighting; air and light; r) Common terrace; s) deposit; deposit for waste all the movable assets that compose the equipment of the building and that were incorporated by Inventory made by the Administrator.- The use of common things and services shall be carried out with the meaning and limitations indicated in the Third Article of Law N 13.512 subject to the details that are validly established in the Internal Regulations of the building for the purposes of articles sixth and fifteen of the previous mentioned Law. ARTICLE FIVE: OBLIGATIONS, PROHIBITIONS AND RIGHTS OF CO-OWNERS: I) OBLIGATIONS: All co-owners, their dependents, tenants and users of the different units must: a. Observe the morality and good customs and shall have to respond for all damages and deteriorations that were caused in the property or its common facilities, for acts or damages caused by them, dependents and visitors. In appropriate cases: b. Obtain the authorization, licenses, premises by the legal authorities that were necessary for the commercial exploitation to be carried out in its Unit, before starting it. c. Immediately execute in the Unit of his property, the repairs whose omission may disturb or represent damages to other owners, or to clients and visitors of the building, being responsible for the damages resulting from the breach of this obligation, d. Keep the Unit in perfect conditions, maintenance, safety, hygiene and cleanliness; including entrances, doorways, windows, and walls in general; e. Conservation, maintenance and cleaning of the sidewalks of the building will be in charge of all co-owners in proportion to their owner percentage as it arise from Exhibit A that is added to the present. This obligation covers all the common sidewalks and the 3 meters from the building line towards the center of it in the pedestrian streets. f. Observe strictly the municipal and national regulations in force that are applicable on: safety and hygiene; Production, proceedings, fractionation, preservation and/or manipulation of food products, perishable and/or flammable; and treatment of liquid, solid and/or gaseous effluents; g. Hire at their own risk and expenses with in a company of acknowledged solvency, the necessary policy or policies against risks arising from liability, loss of profits and/or loss of earnings due to fire, explosion or any other event that could reach damages and/or total or partial destruction of their unit and or properties and/or people and to the normal activities that are carried out in the Complex by the others owners; Therefore the policies must be exhibited to the Administrator whenever it requested. The insured values of each concept must maintain a reasonable relation with the value of each Unit.- Said policies must contain a non-repetition clause against the Consortium, since each owner - for the fact that it is - assumes a formal commitment to keep the Consortium harmless from any and all claims, releasing it and the remaining owners from all liabilities; h. Not sell the Unit or constitute in “rem” rights or transmit or otherwise assign in any way its use, without previously cancelling the total debts related to common expenses or for any other concept kept with the Consortium. In case of disposal of the unit, communicate the decision to the Administrator at least fifteen (15) days prior to the date of the title deed of domain, indicating names and surnames or legal name of the purchaser(s) and notary public designated, as well as their addresses and telephones; and obtain and deliver to the purchaser and to the notary public designated, a certificate of debt for expenses and common expenses, informing the existence of a policy against fire risk in common parts and the notice of the existence or not of common, and of fund reserves and of trials in which the Consortium is Part. The certificate shall be issued by the Administrator. In the case of acquisition of a Unit, the owner must notify the Administrator within 15 days from the transcript of the domain, the name/s and surname/s or legal name, address and telephone number of the buyer; h. In case of sale or transfer title of the unit, the transferor or transferee shall assign their share/ or participation in the reserve fund; i. In case of lease or gratuitous basement of the units, the owner shall have to inform to the Administrator: name, surname and address of the tenant or Bailee; j. To comply and make comply these Regulations, the internal regulations the building and decisions of the General Assembly and the Internal Assemblies belonging to the Sub-Consortium in which the unit is located, to persons who, in any capacity, occupy the units; k. Make the payments to which it is obliged, at the address of the Administrator or in the latter’s addressed; l. In case of a judicial dispute affecting the units owned by the joint owners, the owners undertakes to request the replacement of any precautionary measures ordered on the functional units and or indivisible parts of the common property by giving a bond security to the extent that its affect the Consortium in general and/or others owners; m. To communicate immediately to the Administrator the commission of any illegal act occurred inside a unit and also in any part of the Building and any other events that could jeopardize the integrity or safety of persons or property.- II) PROHIBITIONS. I) It is prohibited to all owners to perform the following actions: a. Degrading or destroying its Unit; and/or perform acts that may affect the security or aesthetics and good appearance of the same, especially refraining from altering the homogeneity of the whole building, and/or modify the facades or external cladding of walls, and enclosures of any type, and external parts of roofs and terraces, except when authorized by this Regulations; b. Give to the Units the destinations and/or activities other than those established in this Regulation; c. To disturb in any way the order and/or the coexistence; Carry out activities that compromise the safety of persons and/or property and/or the building as a whole; or cause odors and/or noises that may disturb or inconvenience to owners, customers and/or visitors; Depositing and/or maintaining within the units substances or goods dangerous or harmful to the safety of other units or persons and /or property, or inflammable, or unhealthy, or prohibited by insurance policies; d. Prevent the entry of the administrator to the unit – or to those send for inspection by him; Commissioners - in order to verify the state of conservation in the unit and to eliminate and repair damages that disturb and/or damage common property, other units and/or owners and/or visitors and/or customers of the building; e. Placing, fixing and/or using any type of advertising on facades or wall coverings, walls or enclosures of any kind on external parts of roofs and terrace; Except for the exceptions provided for in the following point; f. Install individual wired for television or radio antenna in public pipes or exterior walls of the building and install or place TV antennas, satellite or radio or outdoor walls of each unit; g. Only functional and/or complementary units and/or a large parking space can be purchased for those who are owners of a functional units at Complejo Dique III, which is integrated to this building (block 5H) or the building erected on the block 5F, plot 10. This circumstance must be transcribed in every deed transferring ownership. II) FACADE: It is forbidden to modify or alter in any shape and color the facades of the building, its exterior walls, or any part thereof; or other external elements that are seen from the outside, awnings and even the curtain wall and/or glass skin, even with precarious or transitory elements. In relation to curtain wall and/or glass skin, it is strictly forbidden to drill and fix any element to the structure that integrates it, both from inside and outside. Notwithstanding its own character of frames and windows of each unit, in case of having to replace a thermo panel, crystals of the same thickness and color must be used and the Consortium can replace it with a charge to the owner of the unit. All co-owners are obliged to maintain the safety specifications related to the panels. The removal of the insulation elements, arranged as an acoustic seal, is forbidden. - The design, size and any other features of the external lighting allocated in each unit, as well as any equipment or work that alter the facade of the building must be approved by the Architecture Committee. The interior curtains to be placed in the windows of the unit when viewed from the outside shall be exclusively screams in white on the exterior face of the building. It is prohibited to place any element on the inner walls of the curtain wall and also placing at the inner side of the window any object. The Architectural Committee may amend, modify or delete technical specifications laid down in this Regulation and/or the Internal Regulation every two (2) years. In relation to the exhibition of posters and signs in front of the building only the owners of the units for offices are authorized to place corporate identifications, with prior authorization issued by the Government of the City of Buenos Aires and owners of the units located at the Commercial Center, could exhibit posters and/or signs that advertise them with those tradenames that identify them.- III) RIGHTS: The owners shall be entitled to: a. In their respective units, each co-owner may introduce improvements and modifications that he deems appropriate, as long as they do not alter the security, stability and aesthetics of the building, the front or the external aspect of the same, and not in any way damage other co-owners, neither affect the normal operation of the common services. The execution by one of the co-owners of prejudicial works to others co-owners, will entitle it to convene to the co-owners, according to the case, an special meeting of co-owners, asking to resolved that things should return to its original state, all at expense of the infringer, without prejudice to the liabilities incurred by the damages and inconveniences caused; b. Appointed the representatives of the Board of Directors of each sub-consortium in the form and conditions to be established later. - ARTICLE SIX: COMMON EXPENSES OF THE BUILDING IN GENERAL. Common charges of all the co-owners of the whole building must bear in proportion to the percentages established in the ninth article of this Regulation, the following are established, without being limiting, but not conclusive, namely 1) The taxes, rates and pavements tax, contributions and services of any nature that gravitate on the property as a common thing; 2) The costs of conservation, maintenance and repair of the common parts of the building which benefit all sectors, and in general, all spaces or facilities of common use; 3) Fire insurance premiums for the building as a whole; 4) Fees and expenses of the Administrator and remuneration and maintenance of personnel affected to the whole building and that benefits all sectors; 5) New common works authorized by the assembly of co-owners for innovations and improvements in general authorized in regulatory form, which have an advantage in all sectors of the building; 6) Reconstruction costs in cases of partial destruction of less than two thirds of the value of the building or dilapidation, in which case reconstruction been resolved; 7) All other expenses that arise from a valid resolution of all co-owners in Assembly and that is of common interest; 8) The cost of conservation and reparation of the exterior parts of the building and of any other asset, equipment, etc. which a benefit to all co-owners; 9) Expenses for the maintenance and conservation of the perpetual easements that surround the 5H blocks and the Parcel 1B of Block of 5F; 10) The cleaning of the windows of all units, in front, side and interior, will be carried out by a specialized contractor in this service, who must have the respective insurance and comply with any other obligation established by law.- ARTICLE SEVEN: PERCENTAGE: This condominium regulation provides three types of percentage: a. Fiscal Percentage: is the one that arises from the fifty-ninth article of the present; b. Percentage for the payment of expenses: is the one which arises from the Expenses Percentage Worksheet. Expenses attached hereto as Exhibit 3; c. Domain Percentage: is the one that arises from the Domain Percentage form attached hereto as Exhibit 2, and is taken into account for the calculation of voting in Assembly- None of these percentages prevails mainly because each one fulfills different functions. - ARTICLE EIGHT: SETTLEMENTS. The general Administrator shall prepare the settlements taking into account the percentage established in the seventh article, having to record first the expenses corresponding to all the units of the building, secondly those percentages corresponding to the units of the sector offices, and thirdly the percentages corresponding to the Shopping Center. ARTICLE NINE: PERCENTAGE FOR PAYMENT OF EXPENSES. The percentage of expenses for the purposes of a fair settlement of common and extraordinary expenses and other items corresponding to each sector is the one that arises from the Expenses Percentage Worksheet that have been compiled on the basis of calculating the surface of each functional unit, discounting in some cases the discovered areas, and the proportional participation of each owner in the common parts of the whole Complex, which is added as Exhibit 3. - ARTICLE TEN: EXPENSES. FORM AND TERM FOR THE PAYMENT OF CONTRIBUTIONS. The budgets of common and/or extraordinary expenses shall be estimated periodically by the Administrator and presented monthly in advance and must be paid within the first ten running days from the beginning of each monthly period. These budgets shall be adjusted periodically according to the expenses actually incurred in the previous period and to the forecasts for said period.

Also the contribution that corresponds to form or replenish the Reserve Fund, or those that apply for special or others payment of any other sum for any reason related to co-ownership of the property, must be made within the time limits in each case. ARTICLE ELEVEN: NON-COMPLIANCE: The condominium who does not comply with such payments, whether ordinary or extraordinary expenses or any of the reserve funds will be in full default and will have to pay from the date on which the payment was due until it satisfies its debt, a daily penalty interest at the rate of one per thousand calculated on the amount owed. This interest may be increased or diminished by a resolution of the Assembly and by decision of half plus one of: condominiums with voting rights. ARTICLE TWELVE: ENFORCEMENT. Notwithstanding of the breach, after 10 calendar days from the date when the payment was to be made and after promptly notifying by the administrator in a reliable manner, the defaulting owner may be sued in order to obtain the payment. The Consortium may request the attachment of property and the general inhibition of the delinquent debtor and request the sale in public auction of the unit of his or her property or other assets. For this reason, the respective debtor waives the right to file derogation other than the payment verified in writing with the ratification made by each purchaser of this Regulation. This waive shall be deemed sufficient and effective to all the exceptions including in the proceeding, especially the right to challenge without case the intervene Court. The debt certificate issued by the Administrator for any debt or concept emerging from this Regulation, and in particular from this article, shall be an executive title for collection, in accordance with the powers conferred by article six of Decree Law N. 18.734/49, with copy of debt certificate (which includes the liquid amount due). The extension of terms that the administrator or the consortium grants, as well as the payments that they receive in any form and conditions, will not matter a novation in any case. - ARTICLE THIRTEEN: DAMAGE. REPARATION. Damages caused in common property areas, as well as those produced in the exclusive property parts, shall be compensated by the person responsible for the damage or the owner or any occupant without distinction, whether if it comes from any facts or from negligence from the owners, guests of owners, employee, personal of housekeeping, dependents, tenants or any sort of visitor. Such damages shall be repaired with the least possible loss of time by the Administrator on account of the person who caused the damage, who shall know the sum for the damage before the work has been performed and shall make the payment effective within the ten days, otherwise, it shall be liable with the penalties provided in this article for case of delay.- In relation to damages to third parties, the regime provided in article thirty-fifth of the present shall applied.-ARTICLE FOURTEEN: The consortium’s organs are: the General Administrator; b) The General Assembly of Owners, c) The Council of General Administration. ARTICLE FIFTEEN: ADMINISTRATION. RIGHTS AND OBLIGATIONS OF THE GENERAL ADMINISTRATOR: The administrator is the legal representative of all joint owners and proceeds as agent for the purposes of Article ninth, paragraph a) of Law No. 13,512 and may only be removed or replaced by a two-thirds vote. His appointment is made for a period of two years and may be re-elected indefinitely. Competence of the General Manager, in addition to those settled by articles ninth, eleventh and fifteenth of mentioned law, are those competence which especially states below: a) Execute the resolutions of the consortium of general owners and interpret and enforce the Regulation of Co-Ownership and Administration and the internal Regulation of the building, and in case of divergence with any co-owner, immediately call for an extraordinary meeting with due anticipation, b) Provide fundraising and with them, attend to the common expenses in order to make the indispensable and urgent repairs on the common goods that are not of exclusive use of each sub consortium. c) Initialize the minutes and administration books, d) present the annual expenditure plan and the balance sheets, inventories, accounts and other documentation required by the meeting of co-owners. Annually, within 60 days of the closing of the year, the Administrator must present the balance and investment accounts to each co-owner and call for a Meeting for consideration within a period of not less than 30 days counted from the previous expenditure date, e) To certify the debts for common expenses, in accordance with article six of Decree No. 18,734 issued by the National Executive Power and, if applicable, copies of the corresponding minutes in accordance with article five of the same Decree, f) Carrying the Administration book, guarding the property titles of the original property, plans and other documentation related to the joint property, keep up to date the current accounts of each co-owner, the payroll and the legal domicile of the owner of each unit. In case of non-compliance by the owner of the communication referred to in this subsection, the domicile shall be the property unit of the owner, g) Make the citations for the Ordinary and Extraordinary Assemblies, h) Appoint and dismiss personnel service of the common property, i) To represent the Consortium of Owners before the national, provincial, municipal, administrative and judicial authorities, in all kinds of negotiations and trials with ample powers, j) Submit balance sheets, inventories, accountings and other documentation required by this Regulation or the meeting of co-owners, k) Hire fire insurance required by Law 13,512 and pay the premiums and demand insurance policies that are required by law to each owner and /or occupier of unit according to the activities that they develop.- I) Hire the cleaning company crystal for all units, whether from front, side and interior. The contractor have to be a specialist in the field and shall have to comply with the respective insurance and with any other obligation established by law.- As the cleaning will be done at least once a month, it shall be done a previously designed schedule and shall inform the owners of the units the dates that have been established for the service.- ARTICLE SIXTEEN: FACULTIES OF THE ADMINISTRATOR: The Administrator as the legal representative of the General Consortium is expressly authorized by this Regulation to: a. In the absence of occupants of a unit in which injury or damage that reparations does not support delays and that seriously affect one or more units or common parts of the building, the Administrator is exceptionally authorized to enter in the unit in the most suitable means, after consider all the proceeding established in the Internal Regulations, in order to carry out urgent repairs to prevent further damage or alter the normal operation of the building; b. Designate a member of the Committee of Architecture and Controller under the conditions resulting from Article 30 of the present document; c. Take representation and action by himself or by a third party for and of behalf of the Consortium, granting SPECIAL POWER to understand judicial and/or administrative matters that could be pending or raised in the future, in any jurisdiction, including the Labor Courts, Administrative Police and Conciliation Commissions, for which purpose it shall be entitled to appear before the judges and other judicial authorities, with writings, documents, witnesses, and all kinds of evidence, and it shall have the power to formulate petitions and complaints; initiate and answer claims and counterclaims; extend and decline jurisdiction and oppose exceptions; to lodge nullity, refuse, appeal, desist from this and another right; submit to arbitration, administer oaths, bonds, appoint all kinds of experts, appraisers and auctioneers, request the sale and auction of the assets of the debtors and guarantors, pre-emptive and definitive liens, inhibitions and their uprisings, collating behind, bankruptcies, evictions and launches, arranging agreements and transactions, collect and receive payments, grant receipts and letters of payment, request and attend all kinds of hearings, comparisons and verbal judgments, civilly contest their debtors, accept the appointment of an auditor, administrator or trustee, in bankruptcy proceedings in which the Consortium is a party and represent the Consortium, grant waivers and waits; produce information, request the filing of all kinds of documents and minutes of assembly when appropriate by law or by decision of co-owners, make protests, initiate succession proceedings for debtors, criminal actions, corrections and complaints against third parties, to request reparations of damages, confrontations, retractions and declarations investigations, preventive prisons, releases under bail bonds, deduct third parties, waive acquired prescriptions; Accept assignments of goods in payment; to file appeals of unconstitutionality and inapplicability of the Law or legal doctrine, as well as any other that authorize the laws of procedures and to waive what it deems appropriate, being able to substitute in whole or in part, the present mandate; the clauses of which are merely namely and not limiting. In no case the Administrator shall be exempted from due accountability to the Assembly.- ARTICLE SEVENTEEN: INSURANCE: The building must be permanently insured against fire by an insurance company and for the amount set by the assembly, which may not be less than three times the tax valuation. The Administrator is responsible for contracting the insurance. The payment of the premiums will be in charge of the co-owners according to the percentage established for the payment of expenses.- Also owners of each functional unit shall hired a liability and fire insurance and have to include the Consortium as an additional insured. At the same time in the coverage of Civil Liability the additional insured will be considered third party for the purposes of any claim as a result of the activity developed by the principal insured. The minimum amount of each Civil Liability policy will be the one determined by the administrator based on a first appraisal as a reference.- This clause shall be transcribed in all transcripts of domain.- ARTICLE EIGHTEEN: FINANCIAL YEAR: The financial year ends on December 31 of each year.- ARTICLE NINETEEN: ASSEMBLY OF CO-OWNERS: The co-owners for their deliberations and decisions shall hold ordinary and extraordinary assemblies that will take place under the same principles in order to call and constitution. The co-owners for their deliberations and decisions must prove the status of their domain in each of the units, through the presentation at the time of the assembly of the testimony of the respective title of property or document. The co-owners in order to have voice and vote in the Assemblies must be up to date with the payment of the expenses; otherwise they will only be able to participate in them.- For all purposes corresponding to the building, the owner of each unit, shall constitute special domicile, which shall remain valid until thirty days after communicating their change by letter or any irrefutable documentation, but the new domicile with the obligation to fix within the radius of the Autonomous City of Buenos Aires.- The percentage of domain that results from the percentage form of domain, which is added to the present as Annex 2 shall be the one that will be taken into account for the purposes of computation for quorum in the assemblies and issuance of the vote in relation to the enterprise as a whole; and proportionally when it comes to the different sectors in which the enterprise is divided. ARTICLE TWENTY: CALL FOR ASSEMBLY. NOTICE. AGENDA. The citation to Assemblies, with indication of the nature and matters to be dealt with, shall be sent through the Administrator to the members of the Consortium or their representatives duly appointed in the domicile they have constituted or, failing that, to the unit of its owner, with no less than ten calendar days prior to the Ordinary Assemblies and no less than five calendar days prior to the Extraordinary Assemblies, in which the main points, place of celebration and time for first call will be indicated. It is forbidden to include in the Agenda items under the heading “several matters”. - The citation shall be considered valid enough after being signed by any occupant of the units. Being validly constituted the Assembly, discussions and resolutions will be adopted subject to the majorities provided for in this Regulation. ARTICLE TWENTY FIRST: PRESIDENCY: The Assemblies shall be preside by the Administrator and in his absence by the person appointed by the Assembly, and in addition, at the time of their constitution, the Assemblies shall precede the designation of two co-owners to draft and sign the minutes together with the Administrator. The president shall be in charge of the direction of the deliberations of the assembly. In case of a tie, the President will have a vote, even though he is not an owner, and seriously, he will have a double vote. In no case and under no circumstances could the Administrator intervene in the votes of the Assembly that deal with issues directly related to its management and specifically in the approval of accounts. ARTICLE TWENTY TWO: REPRESENTATIONS: The owners could be represented at the meetings by agents with sufficient powers to discuss and resolve, with certified signature by a notary, bank or the Administrator. ARTICLE TWENTY THREE: ABSENT: The resolutions of the assemblies shall be final and valid even for owners who have not attended them, who will not be able to make any claim based on their absence.- ARTICLE TWENTY FOUR: ORDINARY GENERAL ASSEMBLIES: The co-owners will meet in Assembly: Ordinary once a year, within 90 days of the end of the financial year. In these assemblies will be considered: a) accountability; b) presentation of the balance sheet, inventory, collection of accounts; c) Management report on the past due year; and d) the renewal of the Board of Directors. The quorum for the celebration shall be the number of owners representing the majority of votes in the Building. If the first call fails due to a lack of quorum, the Assembly will be held half an hour later in the second call. This second call will take place whatever the number of owners present and/or their percentage. In the second call, the accounts presented by the manager shall be approved if the votes against the approval do not reach half plus one of the attendees in the Assembly. In the event that none of the owners attend the second call, the Administrator will record in the Book of Minutes, a transcript of the Agenda, in which case the presentation of accounts presented will be approved.- ARTICLE TWENTY FIFTH: EXTRAORDINARY ASSEMBLIES: Extraordinary Assemblies shall be convened when the Administrator deems it necessary, or when requested by a group of co-owners who represent at least one-third of the number or are celebrated with all the co-owners present. For the purpose of notifications, the unit of each owner shall be considered the special domicile for notification even if the owner does not occupy the unit. All resolutions of the Assembly shall be recorded in the respective Minute Book. Having sufficient quorum, according to the nature of the subject to be treated, the Assembly will consider the respective agenda, which will be released in the previous notifications. In case of not obtaining a sufficient quorum in the first call, for which a simple majority of votes will be required for matters that do not require special majorities, the Assemblies will be held on second call with any number of co-owners present, one hour after the scheduled failed for the first call, considering valid all resolutions adopted even for who may be absent. ARTICLE TWENTY-SIX: QUORUM: The quorum required for the meeting shall be computed by the proportional system, meaning that each co-owner has as many votes as percentage fixed for the unit of which he is the owner of the unit, with the unification of representation that corresponds in case of a condominium on it. In the event of failure of any Assembly in the first or second call: due to a lack of quorum, any of the co-owners shall request from the competent judge the procedure in “summary and urgent” proceeding referred to in article 10 of Law 13.512.- ARTICLE TWENTY SEVEN: MAJORITIES: Resolutions shall be taken by the majorities of the totality of the co-owners in proportion that in each case are specified below: 1) By simple majority: only for this case will be computed the majority of the votes present, and will be to deal with the following matters: a) Any matter of administration that does not imply expenditures and expenses and does not impose a special majority; b) Determination of opening hours and total closure of access to parking lots; 2) By a majority of half plus one of votes: a) Any matter of mere administration that implies expenditures and expenses whenever not required by these Regulations a Special majority; b) Appoint and remove the members of the Board of Directors of the property and establish their attributions c) Resolve matters of common interest referred to in Article 10 of Law 13.512, fix salaries and wages to the doorman and other staff of the common building, appoint and remove any auxiliary administrative staff from the specific task of the administrator, whose function may be included in the employment contract, at the proposal of the Administrator; and d) modify the Internal Regulations. 3) By a majority of not less than two thirds of the votes: a) Resolve the sale of the land and materials in case of total or partial destruction of the common property, in accordance with the twelfth article of Law 13.512 and resolve the demolition and sale of the land and materials in case of old age of the building, according to the sixteenth article of the same law. b) Appoint the administrator or re-elect him, establish his remuneration and remove it, and modify the Co-ownership and Administration Regulations in which unanimity is not required for which unanimity is not required to resolve, grant special powers, except for the case that for resolution of Co-owners are required unanimity of wills, in which case the special power will be conferred fulfilling this requirement. c) Resolve on the quality or destination of the occupation assigned to the respective parts of the building and about the proportion established for the units of exclusive property in consideration of the whole. 4) By unanimous consent of all co-owners: a) arrange for the realization of any new work or any modification of existing work that affects the common parts of the building and that are not of exclusive use of a sub-consortium; b) constitute mortgage or other real rights over the entire common property. In order to comply with the resolutions of the Assembly, that is a new amendment to the present regulation, the consortium hereby grants SPECIAL POWER to the Administrator and/or his/her designee to grant the pertinent deed of amendment. ARTICLE TWENTY EIGHT: It is an essential condition for the validity of the agreements, which by this Regulation require unanimity to resolve, as well as for those referring to the ends established in articles twelve and sixteen of Law 13.512, that mortgage creditors who had inscribed mortgages for the whole of the general property or on any of the units of exclusive property, are reliably notified of the respective resolution so that they can oppose their rights in advance to the accomplishment of the acts that have been agreed. ARTICLE TWENTY NINE: BOARD OF DIRECTORS. The assembly shall appoint a Board of Directors for the whole building, which shall be composed of a number of co-owners, between three and five, with at least a member for each sub consortium and one appointed by the Administrator, who shall adopt the resolutions by majority and shall exercise their charge for a term of one year, being capable of being for reelected. The same assembly shall establish the attributions, rights and duties of the Board of Directors, which in general will act as supervisor of the tasks of the Administrator and representative of the entire building for the purely formal purposes of the administration and with the aim of speeding up the decisions on all matters that the Assembly determines. The Board of Directors shall act as an advisory body to the Administrator, lacking executive functions. It must exercise the administrative and accounting control of the Consortium and report to the Ordinary General Assembly. It shall replace the Administrator in the event of temporary absence or vacancy and shall take the necessary exceptional measures, while convening the Assembly and being in charge of accountability. - ARTICLE THIRTY: ARCHITECTURE AND CONTROL COMMITTEE: The Architecture and Control Committee shall have two members designated by each Internal Assembly of each Sub-Consortium and a third member appointed by the Administrator. The Committee shall work as an advisory body with a maximum of three members, experts in the matter, their decisions shall be adopted by absolute majority and their fees shall be fixed by the Administration; The Committee shall be responsible for verifying and controlling the aesthetic, technical and architectural aspects of the building.- The following shall be matters of its competence: a) the authorization of works and/or installation of equipment of any nature that alter the facade of the building; b) any work or repair to be carried out in each of the exclusive units that are part of the building, with the exception of those that constituent the commercial complex; c) The design, size and other characteristics of the external lighting fixtures of each unit destined for office or professional studies, as well as all equipment or work that alter the facade of the building must be approved by the Architecture and Control Committee designated for these purposes. The Architecture and Controller Committee may ratify, modify or vary the technical specifications established in the Internal Regulations every 2 (two) years or at the administrator’s special request. ARTICLE THIRTY ONE: UNIFICATION OF REPRESENTATION. SOLIDARITY. In case of mandatory joint ownership or voluntary joint ownership of the functional units, the condominiums shall unify their representation within thirty (30) days of the event and notify in writing to the Administrator. Notwithstanding the foregoing, the joint owners assume all the rights and obligations arising from this instrument and the Internal Regulations in a solidarity form, with waiver of the benefits of division and excursion of the debt. ARTICLE THIRTY TWO: JURISDICTION AND COMPETENCE DOMICILE. MEDIATION AND ARBITRATION: (i) LEGAL DOMICILE: the fact of being exclusive owner of each of the functional units of the building and member of the mandatory Consortium of Ownership of the land and common things of the property, matter the importance of knowledge and acceptance of these Regulations, as well as the obligation to submit for any judicial or extrajudicial matter, to the jurisdiction of the competent Courts of the City of Buenos Aires. For all judicial or extrajudicial notifications arising from these Co-Ownership and Administration Regulations and the Internal Regulations, co-owners must establish a legal and special domicile in the City, and must notify the Administrator in reliable manner. Otherwise Owners will have its legal address and special domicile constituted in their respective unit, although they do not occupy it. (II) MEDIATION AND ARBITRATION. In the case of any difference, conflict or controversy arising between the joint owners or between them and the bodies emerging from this Regulation or derived from the interpretation or execution of these Co-Ownership and Administration Regulations, internal regulations or applicable rules, the parties agree to submit to a “MEDIATION” or in case of lack of agreement, to an “ARBITRATION” trough the “Centro institucional de Mediación del Colegio de Escribanos de la Capital Federal” or the Tribunal de Arbitraje General y (Mediación del Colegio de Escribanos de la Capital

Federal, both domicile in Alsina 2260, 2nd floor, of this City. For cases in which the Judicial Courts should intervene, the Ordinary Courts of the Autonomous City of Buenos Aires must be appealed, with waiver of any other jurisdiction or jurisdiction that may correspond. In all cases special domiciles will be considered those constituted in their respective functional unit or those that expressly would have communicated in reliable notice by any owner, always in the radio of this city. For its part, the Administrator must also be domiciled in this City.-

TITLE III: DIVISION IN SUBCONSORTIUM. ARTICLE THIRTY THREE: Due to the characteristics of the building, two SUBCONSORTIUM are formed, which shall be governed by what is regulated in this Regulation, and shall be designated as follows: 1) “SUB CONSORTIUM OF OFFICES” composed of natural or legal persons who acquire the mastery of the units destined to OFFICES, and their respective parking spaces, that compose the building according to the deeds or public instruments that prove their ownership.- It is integrated by the functional units numbers 81 to 92.- This sub-consortium integrates the functional unit number 1, located in the third floor subsoil destined to parking spaces exclusively for the owners of the offices.- 2) “SUB-CONSORTIUM SHOPPING CENTER” Composed of natural or juridical persons who acquire mastery of the units destined to COMMERCIAL SHOPPING CENTER and their respective parking spaces, that compose the building according to the deeds or public instruments that prove their ownership. It comprises the functional units numbers two to twenty-four - In the first subsoil and mezzanine on the first subsoil, and the functional units numbers twenty-five to eighty- ground floor and first floor - The functional units of Ground Floor and first floor shall be destined to Shopping Commercial Center, those located in the mezzanine on the first subsoil shall be destined to Commercial Shopping Center and parking and those located in the first subsoil to parking, together with the common surface of exclusive use of this one sub-consortium located in the second subsoil, first subsoil, and mezzanine on first subsoil, including the areas affected to easement that surround the block. ARTICLE THIRTY FOUR: The division of the complex in the Sub-consortium aforementioned, shall be in order to regulate their relationship between each other, between the different Sub-Consortiums and towards third parties, and for the purposes of their better administration, each Sub-Consortium shall be considered a full political, administrative autonomy unit capable to adopt independently the decisions that exclusively affect the use, investments and expenses of the units that integrate or share each of the Sub Consortium and their common spaces of exclusive use, without requiring in any case not even to compute the quorum and majority in their decisions, the participation, vote, deliberation or approval of the functional units that compose other Sub Consortium, no to participate or contribute in the general expenses, as long as those decisions do not affect or involve in some way other co-owners of another or other Sub-Consortium or common areas.- CRITERIA OF INTERPRETATION. Notwithstanding the criteria set forth in this article, it is established as principle norm that the use, maintenance, and repairmen of equipment, machinery, accessories, and the same common spaces, shall be exclusively for benefits and shall be supported only by the co-owners of the units of the various sub-consortiums to which they belong or have access by their natural location. Such common goods, including salaries and charges of employees, or those that are naturally of exclusive use of the sector or for those being specified in this Regulation or in the Internal Regulation that is issued. All the common parts destined for circulation and access shall be used interchangeably by the owners of the Sub Consortium described and in general all the spaces and accessories that by their nature correspond to a determined Sub Consortium shall be of exclusive use of the co-owners and / legitimate occupants of the units that integrate this sector. Each Sub-Consortium is composed with the Functional Units described in this article functional and/or complementary that in the future replace them, or are incorporated by division, modification or over-elevation of the existing one. Each Sub-Consortium has autonomy and legal, economic, functional, governmental and administrative independence, in all that does not affect the building in general. ARTICLE THIRTY FIVE: LIABILITY FOR DAMAGES: Notwithstanding the physical and functional independence between the different sectors that constitute the building, since the consortium is a single entity, in the case of occurrence of any harmful event that gives rise to eventual claims from third parties against them, the following is agreed: a) If the cause of the fact is attributable to elements or goods located in the sector corresponding to the Shopping Center, it’s owner or their owners undertake to reimburse to the owners of the remaining units that constitute the remaining subsectors the proportional part that this have to pay in their capacity as members of the consortium; and b) If the cause of the fact is attributable to elements or goods located in the sector corresponding to the Offices, or their owners undertake to reimburse to the owners of the remaining units that constitute the remaining subsectors the proportional part that this have to pay in their capacity as members of the consortium.- ARTICLE THIRTY SIX: BODIES: They are organs of each independent Sub-Consortium: a) Internal Assembly co-owners; and b) Board of Directors of each Sub-Consortium. ARTICLE THIRTY SEVEN: INTERNAL ASSEMBLY OF CO-OWNERS: Each Sub-Consortium holds meetings for its deliberations and adopts resolutions, called Internal Assemblies and may be Extraordinary or Ordinary. The same principles regarding their constitution are applicable as those foreseen for the General Assemblies. All Assembly will be notified with particular indication of the matter to be treated, the day and time of the event and the meeting place must be in the radius of the City of Buenos Aires, with no less anticipation than five days from the date of notification. The Ordinary Assemblies are held at least once a year, and will deal with the Inventory, Accountability and Management Report. The extraordinary ones will treat any matter that is considered of common interest and constitutes the matters of discussion of its call. - Ordinary and Extraordinary Assemblies shall be called by the Administration, or at the request of not less than a number of co-owners representing at least thirty percent of the domain of the members of said consortium. The Assemblies shall be constituted on first call with the presence of a quorum of more than fifty percent of the domain of said consortium, calculated, according to the internal percentage of said consortium, and in second call, one hour after with any number of co-owners of said consortium that attend. In case of failure to achieve most meetings of co-owners required to adopt valid resolutions, the provisions of the last part of Article 10 of Law 13.512 shall governed. The Assemblies shall be held by those who decide the same meeting. If no candidate for president achieves an absolute majority of the present, the Assembly shall be chaired by the owner appointed by the Administrator. All matters submitted for consideration by an Internal Assembly shall be resolved by votes of the consortium members of the respective consortium, as the case may be. ARTICLE THIRTY EIGHT: MAJORITY IN INTERNAL ASSEMBLIES OF SUB-CONSORTIUM The Internal Assemblies of each Sub-Consortium will adopt their resolutions according to the following majorities, which will be formed taking into consideration only and exclusively the units that comprise it. For the purposes of the quorum necessary to hold such assemblies, the percentage of domain established for each unit that integrates the sub consortium will be computed, with the unification of representation that corresponds in case of a condominium in a unit, taking into account that the units of the sub consortium joint the total of one hundred percent (100%) and on that basis of calculation are computed the majorities. By unanimity of the units that integrate each Sub consortium the following issues will be solved: a) modify and resolve the quality of occupation assigned to the respective parts of the consortium itself, taking into consideration the restriction to the destination indicated in article forty-one and forty-seven of the present; b) suppression, modification, unification, and division of the different units that comprise the independent sub consortium as long as they do not affect the general building; c) provide for the realization of all new developments within each sector, provided they do not affect the general building or the remaining sub-consortium; d) to mortgage globally the Units constituting this consortium. For two-thirds majority, it shall be settled: a) Embodiments of improvements or commons areas for the exclusive use of the sub-consortium. By simple majority: any matter included in the Agenda, which have not been imposed a special majority.- ARTICLE THIRTY NINE: ADMINISTRATION COUNCIL FOR EACH SUB CONSORTIUM: The internal assemblies of each sub-consortium shall appoint a Board of Directors for its sector, which will be composed by a number of co-owners of units of the corresponding sub consortium, between three or five, who will adopt their resolutions by majority and will exercise their mandate for the term of one year, being eligible for re-election. The same assembly shall establish the attributions, rights and duties of the Board of Directors, which in general will act as supervisor of the tasks of the Administrator and representative of all the units that comprise the Sub-consortium, in order to expedite the decisions on all matters that the Internal Assembly of each Sub-Consortium determines exclusively in relation to the units that comprise it. The Board of Directors of Sub-consortium shall act as an advisory body to the Administrator, lacking executive foundations. The Board of Directors shall exercise administrative and accounting control of the Sub-Consortium and report this to the Internal Assembly of each Sub-Consortium annually, within 3 months of the close of the financial year. - In addition, it a faculty of this Board to choose a Service Manager for the purpose of delegating the clearly operative powers as provided in the Internal Regulations. This Service Manager must follow the orders that could be given by the General Manager of the entire complex.- TITLE IV: SUB-CONSORTIUM OFFICES: ARTICLE FORTY: GENERAL FEATURES: The functional units that comprise this sub consortium and carry the odd numbers, form part of the internally denominated Torre Norte, with independent entrance by Juana Manso No. 999, and those which bear the even numbers, correspond to the denominated internally like Torre Sur, with independent entrance by Juana Manso No. 1069. - The spaces destined for parking lots that integrate the functional unit number one are located in the third subsoil, and shall be exclusively for use of the owner of the functional units destined to Offices.- The access to the parking lot shall be performed by Juana Manso 991 and the vehicular exit shall have the equal access. ARTICLE FORTY ONE: DESTINATION OF THE UNITS. The Functional Units numbers eighty one to ninety-two, will be used exclusively for offices, for the exercise of liberal professions of any nature of licit activity with the exception of veterinarians, laboratories, clinics for psychiatric care of dangerous mentally ill people or clinics for infectious diseases that could be dangerous for the rest of the co-owners, inhabitants and/or visitors of the building including any other professions, activities or tasks that may affect others co-owners with annoying noises or smells, or that congregate such amount of public that hinder the normal functioning of the elevators or produce agglomerations that in any other way affect the rations or in any other way affect the tranquility, decency and/or decorum of the building and/or whose realization or sequel, are annoying to the remaining co-owners and/or contrary to the morality, good name and category of the Complex; The above mentioned is merely illustrative and non-exhaustive. - And the functional unit number 1, located on the third floor subsoil is destined to parking space for the guard and; parking of a vehicle and/or motorcycle, or bicycle, provided that its dimensions do not exceed 2.50 meters wide, 5 meters long and 2.5 meters high and the way of being parked do not exceed the size of the garage, respect the ordinances in force and effect and do not fundamentally impede the free movement and/or maneuver of other vehicles.- The co-owners of the parking spaces located in this sector must provide in writing to the Administrator the data of the cars or vehicles when parking and of the persons who are authorized to use the garages in their respective parking spaces, and the co-owners must keep this information updated in order to: Allow entrance and exit to the parking sector through an access system with reader of approach and monitoring by CCTV, for which they must have a card that will be provided to them according to the Internal Regulations. It is expressly forbidden in the whole area of this sector: 1) The guarding or parking of trucks, trailers, vehicles of exclusively commercial or advertising use or any type of car that is not use for ordinary use. 2) Perform or to perform any repair work, fix, paint or grease of cars in this sector. 3) Possess flammable products, even within its exclusive property. 4) Use the ramps as a means of entry or pedestrian exit. Also co-owners of parking spaces exclusively for the office sector, agree to the following: a) respect the use of common areas for car traffic, parking is forbidden in these sectors, b) Hire an insurance at least against third parties, theft against third parties, and fire of car, having to inform and deliver a copy of the policy and its subsequent updates to the Administration, in case of loss or theft, it shall not be considered as a common burden of the Consortium or sector or in case of possible damage due to force majeure or acts of nature as a flood, resulting the risk on account and exclusive charge of the car owner, even in the case that - this eventuality was caused by causes attributable to personnel dependent on the sector. In the event of a careless collision of a co-owner or a dependent of the owner or of anyone who makes use of the parking lot for any title, the owner and/or the suspect shall be jointly and severally liable for the damage. c) Do not circulate or park within this sector heavy or oversized cars, such as trucks, vans, trailers, trailers or public transport vehicles not exceeding 2.5 tons on all four wheels, d) in case of entering with bicycles, owners or users shall have to ascend or descend via the ramps of access.- ARTICLE FORTY TWO: RULES RELATING TO THIS SUB CONSORTIUM: The owners or tenants of units comprising this sub consortium will not be allowed: 1. to execute modifications of wall or carpentries in the expansion towards the outside of the units, nor to make additions or modifications that alter the exterior or interior facade. 2. Not to alter in any case the colors of walls, ceilings and terraces. The owners or tenants of units that compose this sector are obliged to: 1. Integrate the Reserve Fund equivalent to one expensed in the opportunity provided for in this Regulation. In the event of transferring the unit, the owner may recover from the new acquirer the amount included in said concept. - Installation of air conditioning: The offices come with air conditioners VRV type; if the owner wishes to add more equipment and consequently modify electrical boards, he must request authorization from the Administrator who, if applicable, shall indicate the place where he can install the outdoor unit and the characteristics thereof. Also, special authorization from the Administrator will also be required for the use of upright post. Violation of this article shall render the offender liable to a daily fine equivalent to the sum of US Dollars Five Hundred (US $ 500) until termination thereof, and shall be executed through the expenses.- ARTICLE FORTY THREE: EXPENSES OF THE SUB CONSORTIUM. The following are common expenses of this sub-consortium that are established below without limitation, but rather as a general principle, adopting as a general principle that the units destined to office take exclusive charge on expenses that originate from services, installations and repairs of the areas and common assets of this sub-consortium that serve exclusively to them: 1) personnel, remunerations, social security: cleaning supplies, clothing; 2) energy consumption of appliances and equipment; 3) maintenance and repair of entrance halls, ladders and elevators; 4) energy consumption, maintenance, repair and replacement of equipment; of propeller pumping; (5) all maintenance and repair costs of the parking space concerned to that sector; 6) costs of disinfection and elimination of rodents; and 7) maintenance and repairment of the generator located in the First Subsoil, which supplies energy to the parking space of this sub-consortium jointly with the Shopping Center and its parking.-

ARTICLE FORTY FOUR: COMMON PROPERTIES OF EXCLUSIVE USE OF THE SUB CONSORTIUM: According to the plan that is added to the present as Exhibit 4, the common assets of exclusive use of this Sub-Consortium are the following: Third Subsoil: engine room, changing rooms for men and women, tank, lifts, gray water tank, deposit (under easement) and Office (under easement), moto’s parking spaces; Second Subsoil: electricity meters office room office, elevators bank; First Subsoil: bank of elevators; Mezzanine Floor over First Floor: Elevators machinery room, elevators bank and low-lift common deck; Ground Floor: access to the Torre Norte and Torre Sur; cover common movement of elevators, shield, hall and offices of the Torre Norte, common cover movement of elevators, shield, full access to the hall offices of the Torre Sur, common deck, housing commissioning offices, common staircase projection, and common deck circulation; First Floor: common indoor circulation, elevator’s common indoor circulation and elevator’s common deck;

Second to Seventh Floor: elevator, drive foyer, cover common circulation, bathrooms for men, women and disabled, office, and full accessible common cover and cover common circulation for offices that constitute the Torre Norte and elevator, drive foyer, cover common circulation, bathrooms for men, women and disabled, office, and full accessible common cover and cover common circulation for offices that constitute the Torre Sur, Terrace: common area of thermal machine, machine room elevator, generator area, and thermomechanical machine room (exterior). The Terrace is of exclusive use of the owners of the Offices sector with the exception of the area of thermal machines for which it shall constitute an easement of transit in favor of the remaining co-owners for their maintenance and conservation. ARTICLE FORTY FIVE: On the roof is the generator set that supplies energy to the office building. The fuel load will be made from a socket located in the subsoil and it is pumped to the common fuel tank located on the same roof. TITLE V: SUB-CONSORTIUM SHOPPING CENTER: ARTICLE FORTY SIX: GENERAL CHARACTERISTICS: Pedestrian access to the shopping center shall be made via Juana Manso Street numbers 1029 and 1049, and Olga Cossettini Street numbers 1002 and 1060.

The vehicular access of the Shopping Center is located in Juana Manso Street, No. 991 and the vehicular exit in the same access jointly via Marta Lynch Street No. 380. Said parking levels cover the second and first subsoil and first floor mezzanine on subsoil. - ARTICLE

FORTY-SEVEN: DESTINATION OF UNITS. SHOPPING CENTER AND PARKING: The functional units numbers two to twenty four in the first subfloor and mezzanine on the first subfloor, and the functional units numbers twenty five to eighty - ground floor and first floor and/or those that in the future replace it, will be destined to Shopping Center, being understood as those the complex designed for commercial, gastronomic and service activities that are developed under a single, centralized planning, promotion and administration, made up of retail, service, gastronomic and internal circulation areas. The technical characteristics, dimensions, decorative structure and other features of the functional units that constitute the Shopping Center will be regulated in the Internal Regulation that governs the building and which forms a complementary part of the present one. This sector has the capacity for the construction and installation of 80 (eighty) shops, and will have the restrictions mentioned in the previous point. The commercial shops shall not be used for activities that generate noise above 60 decibels during the day, from 7 to 22 hours and 50 hours decibel during night- PARKING: The second and first subsoil and mezzanine floor on the first subsoil, including the areas affected by easement that surround the block, will be for the parking of vehicles entering the Shopping Center, as shall be regulated in the Internal Regulation. Only the storage and parking of a vehicle and/or motorcycle, or bicycle, provided that its dimensions do not exceed 2.50 meters wide, 5 meters long and 2.5 meters high and the way of being parked do not exceed the size of the garage, respect the ordinances in force and effect and do not fundamentally impede the free movement and/or maneuver of other vehicles. It is expressly forbidden in the whole area of this sector: 1) The storage or parking of any truck, vehicle of any commercial use or of any kind that were not use for common use, with the exception in the sector determined as “MANEUVERING AREA” that is in the First Subsoil. 2) Execute or performed any work of repair, painting, or lubrication of automobiles in this sector. 3) Possess flammable products, even within its exclusive property. Vehicles that transfer fuel for the generator are expressly authorized to move through this sector, these vehicles are exempted from the indicated prohibition. Also co-owners of garages exclusively for the office sector, agree to the following: a) to respect the use of common sectors for the circulation of automobiles, being prohibited parking in these sectors, b) Hiring insurance at least against third parties, theft and fire of its car, informing and delivering a copy of the policy to the Administration and its subsequent updates, in case of accident or theft it cannot be considered as a common charge of the Consortium or sector, or for possible damage due to force majeure or acts of nature as a flood, leaving the risk at the sole expense of the owner, even if this eventuality arose due to causes attributable to personnel dependent on the sector. If there is a collision due to negligence of a co-owner or employee of the garage or of anyone who uses the garage for any title, the owner and/or the suspect jointly and severally shall repair the damage. c) It is forbidden to circulate or park in this sector heavy or oversized cars such as trucks, vans, trailers, trailers or public vehicles with more than 2,5 tons distributed in the four wheel. In the case of personnel hired exclusively to the parking area, it must be insured against accident risk, for the amount and term established by the respective regulations, being at exclusive responsibility of the co-owners of parking spaces of the building the corresponding policy. In addition, the owners of the functional units destined to Shopping Center must inform by using posters and corresponding signage, to their users all the regulation of the sector for their use, indicating prohibitions authorizations, exclusive sectors, Emergencies Exits, location of stairs and bathrooms, etc. In the case of outsourcing the parking service, the contracted company shall determine the collection of fees, mode of entry and exit (parking tickets), schedules and all the regulation for its use with the limitations provided in this Regulation and The Internal Regulations.- ARTICLE: FORTY-EIGHTH: RULES RELATING TO THIS SUB CONSORTIUM: Owners or tenants of units comprising this sector are obliged to: 1. Respect strictly the opening and closing hours of the Shopping Center, attention to the public, loading and unloading of merchandise, cleaning, repair and maintenance tasks, etc. established for the sector in the Internal Rules, or resulting from the resolution of an Extraordinary Meeting; 2. Maintain continuous and uninterrupted service to the public, during the designated times and during those times, ensuring the presence of sufficient staff for this purpose as well as security personnel; 3. In the event, the Internal Assembly decided on the extension of the opening and/or closing of the metal curtain of access to the parking lot, all owners and/or occupants of units of this sub-consortium shall exclusively pay the higher expenses Increase in working hours; 4. Keep the windows and interior of the light units, and the signs and light signs on; 5. obligatorily hire an insurance that covers the specific activities developed by each unit, as well as comply with all safety and maintenance standards in each unit or shop.- ARTICLE FORTY NINE: EXPENDITURE SUB CONSORTIUM: The following are common charges of this sub consortium, which are established below without limitation, but rather as a general principle, adopting as a general principle that the units destined to Shopping Center take to their exclusive charge the expenses that originate in the services, installations and repairs of the areas and common goods of this Sub consortium that give benefits to them: 1) staff, their salaries, social charges; cleaning supplies, clothing; 2) energy appliances and equipment; 3) preservation, maintenance or repair of all gas ducts and exhaust ducts to the outside air, which must be periodically and appropriate maintenance because their destination; 4) maintenance, repair and replacement of pumping equipment; 5) All costs of maintenance and repair of parking area affected the sector; costs of disinfection and elimination of rodents-. ARTICLE FIFTY: COMMON PROPERTIES OF EXCLUSIVE USE OF THE SUB CONSORTIUM: According to the plan that is added to the present as Exhibit 4, the common assets of exclusive use of this Sub-Consortium are the following: a the windows and access to the shopping center; B. The common covered surfaces of the Ground Floor and First Floor, plus those that are in the Mezzanine on the First Subsoil, plus those of the First and Second Subsoil, and the double height with a landing in Second Floor; c. the access; d. the maneuvering area located on the First Subsoil; e. The power generator set that is in the First Subsoil. TITLE VI: RESERVES AND IRREVOCABLE SPECIAL POWERS. ARTICLE FIFTY ONE: SPECIAL RESERVATIONS. “TMF TRUST COMPANY (ARGENTINA) S.A.” reserves before those who are awarded with the highest percentage of ownership of the property, an irrevocably and without restriction, with the full acceptance and express agreement of all the successful owners and / or future buyers, who will expressly be obliged to accept this reservations in each public translative domain deed, - the following rights and reservations: For the term of five (5) years from the date of the granting of the Co-Ownership and Administration Regulation: a The appointment of the administrator and legal representative of the Consortium, being able to remove and / or replace it; As well as the designation of Board of Directors, b. Grant easements of lights and views in favor of neighboring properties and / or receive from these easements in favor of the whole, in order to have interference in the aesthetic definition of future buildings boundaries EXCLUSIVELY for owners of the units that integrate the Shopping Center and its parking. For a period of ten years: a) Make changes to the original project in general without altering the substance of the building project or the units awarded or sold, including the following acts: subdividing the current units into two or more units, and / or unify them, taking advantage of common spaces that surround them as long as they do not alter the free circulation and use of the other units; modify their surfaces; create new functional units or complement or delete some existing ones. Clarify and correct any errors or omissions in the drafting of this Regulation. The final numbering of the units will be the one that finally arises from the final plan modifying subdivision by the Horizontal Property Regime, with their respective total or partial increases. The present reservation includes express powers to convert and use to, at the sole discretion of the authorized, common spaces that surround the units in order to incorporate them, as the case may be, to almost mentioned functional units of their existing property or to those that are subsequently created as a result of the reserved right. b) Give the partial or total discharge of the units. In the event of construction and incorporation of new units and/or the creation or suppression of units by subdivision or, in addition to the existing ones, as foreseen above, the work plan of the building and the Subdivision plan of the total building shall be modified. As a consequence, and in addition to the possible conversion to common spaces and/or vice versa, the percentage set in this Regulation may be modified in the plane of horizontal property and/or those fixed in the translative deed of domain, circumstances that purchaser knows and irrevocably accepts and irrevocably, understand that future owners shall lend and give their express and irrevocable acceptance with such faculties; c) negotiate and contract in a global way for all the units of the Consortium, the following services: c.1) External telephone line for each and every one of the units that have commercial and/or professional use. c.2) Internet, and any other service created or to be created with the purpose of improving the operation of the building in general. c.3) Hire insurance; d) as long as units are available, it is authorized to use some of the common sectors, as those destined for administration, or some of the functional units owned by them, for the attention of potential buyer and sales promotion, in order to show their units, as well as being able to transit with potential buyer for common sectors and circulation; e) performing equipment, furniture and decoration of the entrance hall, administration and other common parts of the building, all on behalf of consortium.-

For the term of 5 (five) years from the granting of the Co-Ownership and Administration Regulations, LANDMARK INVESTORS S.R.L. irrevocably and in relation to the office units and the parking spaces assigned to them, understanding that potential owners undertakes and give their conformity and acceptance with such powers, with the sole and mere fact of having subscribed the deed transferring domain, and in case of credits wit mortgage, the creditor will also accept and comply with this circumstance in the sole and mere fact of signing the deed of incorporation of mortgage without being required in any way its future consent or conformity of any kind, the following rights are reserved to LANDMARK INVESTORS S.R.L: a) Make changes to the original project in a general way without altering the substance of the building project or the units awarded or sold; Subdividing the current units into two or more units and/or unifying them, taking advantage of common spaces that surround them as long as they do not alter the free circulation and use of the other units; modify their surfaces; create new functional or complementary units or delete some of the current ones. Clarify and correct any errors or omissions in the wording of this Regulation. The final numbering of the units will finally emerge from the final subdivision plan amendment by the Horizontal Property Regime, with their respective total or partials. The present reservation includes express powers to convert and use, at the sole discretion of the authorized company, common spaces that surround units in order to incorporate them, if applicable, to functional units at present or to those which are subsequently created as a result of the reserved right; b) Give the partial or total discharge of the units. In the event of construction and incorporation of new units and/or the creation or suppression of units by subdivision or, in addition to the existing ones, as foreseen above, the work plan of the building and the Subdivision plan of the total building shall be modified. As a consequence, and in addition to the possible conversion to common spaces and/or vice versa, the percentage set in this Regulation may be modified in the plane of horizontal property and/or those fixed in the translative deed of domain, circumstances that purchaser knows and irrevocably accepts and irrevocably, understand that future owners shall lend and give their express and irrevocable acceptance with such faculties; c) negotiate and contract in a global way for all the units of the Consortium, the following services: c.1) External telephone line for each and every one of the units that have commercial and / or professional use. c.2) Internet, and any other service created or to be created with the purpose of improving the operation of the building in general. c.3) Hire insurance; d) as long as units are available, it is authorized to use some of the common sectors, as those destined for administration, or some of the functional units owned by them, for the attention of potential buyer and sales promotion, in order to show their units, as well as being able to transit with potential buyer for common sectors and circulation; e) performing equipment, furniture and decoration of the entrance hall, administration and other common parts of the building, all on behalf of consortium.-For a period of ten (years) starting from the granting of Co-Ownership and Administration Regulations LANDMARK ‘INVESTORS S.R.L. reserves exclusively, expressly and irrevocably the right to establish ‘administrative Easements busway according to Law 19,552., being able to subscribe all the public or private instruments that are necessary, and also the faculty to receive the corresponding compensation that could correspond by the use of the space destined to the transforming power chamber, by Edenor or its legal successor or who in the future shall be in charge in of the supply of electricity.- This article must be transcribed in all the translative deeds of the domain.- ARTICLE FIFTY TWO: SPECIAL IRREVOCABLE POWER. For the purposes of the best exercise and fulfillment of the rights and reservations formulated in these Regulations, the present owner, the purchasers of each of the functional units that integrate the building and its successors in universal or particular titles conferred SPECIAL IRREVOCABLE POWER on the terms of article 1980 and subsequent of the Civil Code, for a period of twenty years from today in favor of “EMPRENDIMIENTOS INMOBILLARLOS ARENALES S.A. - LANDMARK INVESTORS S.R.L. - UNION TRANSITORLA DE EMPRESAS” and/or people that this indicated, for and on behalf of the current owner and for each and every one of the future co-owners of the building, and proceeding jointly, separately, either alternative, to perform all acts necessary to execute each of the acts reserved and authorized in the previous article, with the power to obtain from the relevant authority the materialization of the authorization and reservation of said rights and any modification of the subdivision plan, with express power to build fewer or more units or floor and to unify or modify the surfaces and percentages of units, subscribe plans, collect, adapt and modify the work plan, manage and submit before the Government of this City, its offices and dependencies, especially the Direction of Private Works, General Direction of Cadastre and Public Road, Direction of Revenue, Direction of Urban Patrimony, Federal Police, Aysa SA, Gas, telephone and electricity companies and/or their legal continuators, and in any other national, autarchic or private entity, the partial and/or final approval of plans, submitting written submissions, deeds, declarations and stamens as required, and to request inspections and the discharge of the resulting units, request telephone services, grant and sign the respective deeds of modification of these Regulations of Co-Ownership and Administration, incorporating the new units discharged by the authority to them or to the ultimately holders, complementing and reforming the respective articles as soon as it is appropriate for such incorporations, especially those referring to the designation of the units, being able to modify their current number, areas and percentages, whether fiscal, for expenses or special for each set, which states or enumerates common property or any other that they deem necessary, ratify, clarify, define spaces, terms and conditions of use and exploitation and/ or easements, reform provided for in this Regulation, with or adjoining plots, provide and execute such public and private instruments, subscribe as many public and private instruments as required, and carry out as many years, efforts and diligences as may lead to better compliance with the present mandate, which can be substitute. It is recorded that the mere acceptance of the terms of this Regulation shall imply the express ratification of this article and in particular the granting of the aforementioned irrevocable power. The foregoing clause must be transcribed in all transcript deeds of the domain until the definitive discharge of all the units or the established term expires. TITLE VII: EASEMENT. ARTICLE FIFTY THREE; COOLING EQUIPMENT; on the roof of the building is the area of thermal machines of exclusive use of the Shopping Center. In order that the maintenance and repair of the same is carried out without problems, the owners of the Offices units grant and assign easement of passage in favor of the consortium of co-owners in a gratuitous and perpetual way so that the personnel hired for maintenance have free access to it. This clause should be transcribed in all transcripts of domain. ARTICLE FIFTY FOUR: CAR PARK EASEMENT: The car spaces located in the functional unit number ONE located on the third subsoil, grant to each other with the real, perpetual, discontinues and free, right of EASEMENT of transit and circulation of vehicles, according to the following guidelines: (I) AFFECTED. The easement is granted in relation to the parking spaces and to the entire surface of the functional unit number ONE, which location, measures and boundaries have been perfectly indicated in the plane that is added to the present and have been previously delineated. 1) DESTINY: The easement is granted solely and exclusively for the transit and / or vehicular access to the parking spaces, in order to allow the entry and exit maneuver of the vehicles. This clause should be transcribed in all transcripts of domain. The above clause shall be transcribed in all title deeds of domain.- ARTICLE FIFTY FIVE: EASMENT OF ELECTRODUCT, AQUEDUCT AND GAS PIPELINE: Bearing in mind that pipelines carrying electric power, weak electric power, drinking water, fire water, sewage and gas currently in the building extend to the subsoil of the building located on parcel 1d of Block 5F and from this one to the property located in block 5H, with the exception of the gas duct that extends only to the ground floor of parcel 1D, Block 5F, which is why the co-owners of the Consortium of Co-owners Juana Manso 991-1093 (Block 5H) and co-owners of the Consortium of Co-owners of Olga Cossettini 1009-1079 (Parcel 1D of block 5F) constitute each other reciprocal and gratuitous EASEMENTS OF ELECTRODUCT, AQUEDUCT AND GAS PIPELINE in favor of the owners of both real estate that can only be used of it, not being able neither to modify nor to suppress them.- The present easement includes the obligation of the co-owners of both funds to cover the expenses and investments that must be made for the purpose of exercising the rights implied in it. For the exercise of these easements, it is established that rainwater, sewage and pressure tank pumps are included within the present easements.-

This clause should be transcribed in all transcripts of the domain.- ARTICLE FIFTY-SIX: EASEMENTS OF SUBSOIL. I) The Company “TMF TRUST COMPANY (ARGENTINA) S.A.” is a continuation of EQUITY TRUSTCOMPANY (ARGENTINA) S.A. owner of the fiduciary domain of the property located in the ‘Antiguo Puerto Madero’ zone of this City, in front of PIERINA DEALESSI Street, Number NINE HUNDRED AND EIGHTY Street, limiting with OLGA COSSETTÍNÍ Street without number, between Azucena Villaflor and Carola Lorenzini Streets designated according to antecedent title of property.- M-380-1998, as PARCEL ONE “D” of BLOCK 5F, which has the following measures, boundaries and surface: For its side to the North, between letters F-A measures 15 meters 60 centimeters and borders with part of Block 5F; By its side to the East, between letters J-A measures 144 meters 03 centimeters and borders Olga Cossenttini Street; to south, between the lines G-J measures 15 meters 60 centimeters and borders the Parcel 1c of its same plane; and by the West, between the lines G-F measures 144 meters 03 ‘centimeters and borders with Pierina Dalesi Street and/or Dealessi with a total area of two thousand two hundred forty-six meters eighty seven square decimeter (2.246,87m2).- H) That there are factual circumstances among the demarcated properties identified as BLOCK 5F PARCEL 1d and BLOCK 5H that allow each of them to use the other, and that materializes in a continuous and apparent way, because there is a mutual dependence on the Plants of all subsoils according to the measurement plans of both properties.- II) That under the current circumstances is not legally valid to constitute a real reciprocal easement of use and passage between both properties under the same owner. IV) V) Under this, if the current owner of both properties sales one of them to one or more persons, this service shall continue service as a matter of bondage between the two estates.- V) “TMF TRUST COMPANY (ARGENTINA) S.A.” Expresses that in view of the fact that both properties will be promptly subdivided by the Regime of Law 13.512 of Horizontal Property, the owners of the functional units and/or complementary ones resulting from the subdivision must recognize and accept the irrevocably easement.- For this purpose this clause must be compulsorily linked in the respective writings translative domain once subscribed.- VI) In its capacity as registry owner, the right to exercise the easement will be tacitly constituted by the sale of one of the properties or of any of the units that are part of the properties. Thereof the easement shall be governed by the following clauses, considering that the real estate properties are part of the same real estate enterprise. – Therefore, the use of the different sectors affected to this mutual and reciprocal service is divided in Mezzanine Floor on first subsoil. First, Second and Third Subsoil. The Building constructed in Block 5F Parcel 1d has in the abovementioned plants an area for parking spaces, the owners of the property located in Block 5F Parcel 1d irrevocably authorize the owners and/or legitimate users of the property located in Block 5H to use the passage and exclusive circulation on this sector. - To date this sector exists and is in perfect conditions of use and transit.- In the Second Subsoil is based the service staircase of the property located in Block 5F that extends from the Ground Floor to the second floor subsoil and serves as an emergency exit to the outside. - To date this sector exists and is in perfect conditions of use and transit. - I) Incorporated the easement, by transferring one of the buildings and/or units that comprise them, the future owners of the servient estate shall refrain from acts which in any way impair, diminish or alter the rights recognized today to the future owners of the dominant fund. – ii) The owners of both properties and / or functional units and/or supplement shall refrain from any action that disturbs the exercised of easement which is constitutes.- iii) In the event of any act contrary to the exercise of the rights here recognized, the party affected in the use shall restore things to the previous state to which it was, also being able to initiate the corresponding legal actions and demand the damages that correspond.- iv) The easement that is constituted may be exercised by the future owners, holders of any legitimate title of the units of the Dominant Fund, and also by their dependents and/or visitors as many times as they deem necessary without limitation in the time, in the form that determines this Regulation and the Internal Regulations.- This clause should be transcribed in all transcripts of the domain.- ARTICLE FIFTY SEVEN: EASEMENT ON LIFTER EMERGENCY EXIT DOORS: Functional units numbers 53, 54 and 68 grant easement of transit in favor of the remaining units of the General Ownership Consortium in order to allow access to the emergency exit doors of commercial office elevators. It is expressly prohibited for owners and/or tenants of such units to obstruct with any element such doors of exit under warning of being sanctioned with the maximum sanction provided for in these Regulations and the Internal Regulation that governs the Complex or those that have the operator of the commercial Shopping Center. - TITLE VIII: INTERNAL REGULATIONS. ARTICLE FIFTY EIGHTH: Within the areas of co-ownership of the building, intended or not for common use, are also included for the condominium all accessories and furniture that are included in the respective inventory that the Administrator makes and is considered to be part of it the present INTERNAL REGULATIONS of the building in general and the various sectors in which it is divided, which basically regulates key aspects that make the conviviality of the co-owners and smooth functioning of the same and it was written by the grantor society. Acceptance of this Co-Ownership and Administration Regulation implies the knowledge and acceptance of the Internal Regulation and their future reforms. The Internal Code in regard to the standards common to the whole building may be amended by the co-owners validly gathered in Assembly, by vote corresponding to a PERCENTAGE of forty-five for the floor and the functional unit of TWO HUNDRED AND NINETY FOUR METERS TWENTY FOUR SQUARE DECIMETERS, corresponding to a PERCENTAGE of seventy-seven percent (0.77%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY ONE located in GROUND FLOOR that consists of a covered and total surface for the floor and the functional unit of SEVENTY-THREE METERS SIXTY-EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of nineteen percent (0.19%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY TWO located on GROUND FLOOR which consists of a covered and total surface for the floor and the functional unit of NINETY ONE METERS THIRTY-NINE SQUARE DECIMETERS, corresponding to a PERCENTAGE of twenty-four percent (0.24%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY-THREE located on the FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of THREE HUNDRED AND SIXTY METERS THIRTY-SIX SQUARE DECIMETERS, corresponding to a PERCENTAGE of ninety-four percent (0,94%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY FOUR located on the FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of THREE HUNDRED SEVENTY AND FOUR METERS SEVENTY-EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of ninety-eight percent (0.98%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY FIVE, located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of SIXTY-SIX METERS NINETY-EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of eighteen hundredths percent (0.18%) in relation to the total value of the building.- Project under construction.- UNIT FUNCTIONAL NUMBER FIFTY SIX, located on FIRST FLOOR, which consists of a covered and total surface for the floor and the functional unit of SEVEN METERS TWENTY-SIX DECIMETERS, corresponding to a PERCENTAGE of eighteen percent (0.18%), In relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY SEVEN located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of NINETY THREE METERS FIVE SQUARE DECIMETERS, corresponding to a PERCENTAGE of twenty-four percent (0.24%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY EIGHT located on FIRST FLOOR consists of a total covered area for the floor and the functional unit of SEVENTY ONE METERS FIFTY AND SEVEN SQUARE DECIMETERS, corresponding to a PERCENTAGE of nineteen percent (0.19%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER FIFTY NINE located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of FIFTY-EIGHT METERS SEVENTY-EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of fifteen percent (0.15%) with relation To the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of FIFTY EIGHT METERS EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of fifteen percent (0.15%) in relation to the total value of the building.- Project under construction.-FUNCTIONAL UNIT NUMBER SIXTY-ONE located on FIRST FLOOR which consists of a covered and total surface for the floor and unit Functional of FIFTY METERS NINETY SIX SQUARE DECIMETERS, corresponding to a PERCENTAGE of thirteen percent (0.13%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY TWO located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of FIFTY-EIGHT METERS FIFTY-NINE SQUARE DECIMETERS, corresponding to a PERCENTAGE of fifteen percent (0.15%) in relation to the total value of the building.- Project under construction.-FUNCTIONAL UNIT NUMBER SIXTY-THREE, located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of SIXTY-THREE METERS SEVENTY-NINE SQUARE DECIMETERS, corresponding to a PERCENTAGE of seventeen percent (0.17%) in relation to the total value of the building. - Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY-FOUR, located on FIRST FLOOR, which consists of a covered and total surface for the floor and the functional unit of EIGHTY-EIGHT METERS FIFTY-EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of twenty-three percent (0.23%) In relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY-FIVE, located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of ONE HUNDRED AND FIVE METERS FORTY-SEVEN SQUARE DECIMETERS, corresponding to a PERCENTAGE of twenty-seven percent (0.27%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY-SIX, located on FIRST FLOOR, which consists of a covered area and total surface for the floor and the functional unit of TWO HUNDRED AND EIGHTY

FIVE METERS seventy-five percent (0.75%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY-SEVEN located on FIRST FLOOR that consists of a covered and total surface for the floor and the functional unit of THREE HUNDRED SEVENTY-FIVE METERS EIGHTY-SIX SQUARE DECIMETERS, corresponding to a PERCENTAGE of ninety-eight percent (0.98%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY-EIGHT located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of SIXTY-FIVE METERS EIGHTY-EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of seventeen percent (0.17%) in relation to the value total of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SIXTY NINE SITUATED ON FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of EIGHTY ONE METERS FORTY FIVE SQUARE DECIMETERS, corresponding a PERCENTAGE of twenty-one percent (0.21%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SEVENTY located on FIRST FLOOR which consists of a covered and total surface for the floor and unit functional of ONE HUNDRED FORTY-THREE METERS SIXTEEN SQUARE DECIMETERS, corresponding to a PERCENTAGE of thirty-seven percent (0.37%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SEVENTY ONE located on FIRST FLOOR consists of a covered and total surface for the floor and the functional unit of SIXTY-NINE METERS ELEVEN SQUARE DECIMETERS, corresponding to a PERCENTAGE of eighteen percent (0.18%) in relation to the total value of the building. Project In construction.- FUNCTIONAL UNIT NUMBER SEVENTY TWO located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of EIGHTY NINE METERS TWENTY ONE SQUARE DECIMETERS, corresponding to a PERCENTUAL of twenty-three percent (0,23%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SEVENTY THREE located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of NINETY SIX METERS NINETY THREE SQUARE DECIMETERS, corresponding to a PERCENTAGE of twenty-five percent (0.25%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SEVENTY FOUR located on FIRST FLOOR which consists of a surface covered and total for the floor and functional unit of ONE HUNDRED THREE METERS SIXTY-EIGHT SQUARE DECIMETERS, corresponding to a PERCENTAGE of twenty-seven (0.27%) in relation to the total value of the building.- Project under construction.- UNIT FUNCTIONAL NUMBER SEVENTY FIVE located on FIRST FLOOR that consists of a covered surface and total for the floor and the functional unit of SEVENTY FOUR METERS EIGHTEEN SQUARE DECIMETERS, corresponding to a PERCENTAGE of nineteen percent (0.19%) with Relation to the total value of the building.- Project under construction.-

FUNCTIONAL UNIT NUMBER SEVENTY-SIX, located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of SEVENTY SEVEN METERS NINE SQUARE DECIMETERS, corresponding to a PERCENTAGE of twenty percent (0.20%) in relation to the total value of the building.- Project under construction.-FUNCTIONAL UNIT NUMBER SEVENTY SEVEN located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of SEVENTY TWO METERS THIRTY ONE SQUARE DECIMETERS, corresponding to a PERCENTAGE of nineteen percent (0.19%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER SEVENTY-EIGHT located on FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of ONE HUNDRED FIFTY-NINE TWENTY-ONE SQUARE DECIMETERS, corresponding to a PERCENTAGE of forty-two per cent (0.42%) in relation to the total value of the building.- Project under construction.-FUNCTIONAL UNIT NUMBER SEVENTY NINE located on FIRST FLOOR consisting of a covered surface and total for the floor and the functional unit of TWO HUNDRED AND SIXTY THREE METERS FIFTY AND FOUR SQUARE DECIMETERS, corresponding to a PERCENTAGE of sixty-two percent (0.62%) in relation to the total value of the building.- Project under construction. – FUNCTIONAL UNIT NUMBER EIGHTY located on the FIRST FLOOR which consists of a covered and total surface for the floor and the functional unit of TWO HUNDRED AND THIRTY-NINE METERS THIRTY-TWO SQUARE DECIMETERS, corresponding to a PERCENTAGE of sixty-three percent (0.63%) in relation to the total value of the building.- Project under construction.- FUNCTIONAL UNIT NUMBER EIGHTY ONE located in the SECOND FLOOR which consists of a covered and total surface per floor and for the functional unit of TWO THOUSAND AND FORTY METERS FIFTY THREE SQUARE DECIMETERS, corresponding to a PERCENTAGE of four point sixty-four (4.64%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER EIGHTY TWO, located on the SECOND FLOOR of a covered area and total per floor and for the functional unit of TWO THOUSAND THREE HUNDRED AND EIGHTY ONE METERS TWENTY-SIX SQUARES DECIMETERS corresponding to a PERCENTUAL of five point forty-one percent (5.41%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER EIGHTY-THREE, located on the THIRD FLOOR, which consists of a covered area and total per floor and for the functional unit of TWO THOUSAND THREE HUNDRED AND TWENTY-EIGHT METERS EIGHTY THREE DECIMETERS, corresponding to a PERCENTAGE of five point thirty percent (5.30%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER EIGHTY FOUR, located in the THIRD FLOOR that consists of a covered surface and total per floor and for the functional unit of TWO THOUSAND SIX HUNDRED AND TWENTY ONE METERS NINETY EIGHT SQUARE DECIMETERS, corresponding to a PERCENTUAL of five point ninety-six percent (5.96%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER EIGHTY FIVE, located in the FOURTH FLOOR which consists of a covered area and total per floor and for the functional unit of TWO THOUSAND THREE HUNDRED SEVENTY-SEVEN METERS SIX DECEMBER SQUARE, corresponding to a PERCENTAGE of five point forty-one percent (5.41%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER EIGHTY SIX, located in the FOURTH FLOOR that consists of a covered area and total per floor and for the functional unit of TWO THOUSAND SIX HUNDRED AND EIGHTEEN METERS FORTY-ONE SQUARE DECIMETERS, corresponding to a PERCENTUAL of five point ninety-five hundredths percent (5.95%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER EIGHTY SEVEN, located in the FIFTH FLOOR which consists of a covered and total surface per floor and for the functional unit of TWO THOUSAND THREE HUNDRED AND SEVENTY METERS SIXTEEN SQUARE DECIMETERS, corresponding to a PERCENTAGE of five point forty-one percent (5.41%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER

EIGHTY EIGHT, located on THE FIFTH FLOOR which consists of a covered area and total per floor And for the functional unit of TWO THOUSAND SIX HUNDRED AND EIGHTEEN AND FORTY-ONE SQUARE DECIMETERS, corresponding to a PERCENTAGE of five point ninety-five percent (5.95%) in relation to the total value of the building, - FUNCTIONAL UNIT NUMBER EIGHTY NINE, located on the SIXTH FLOOR that consists of five hundred and four square decimeters, corresponding to a PERCENTAGE of four point fifty-eight hundredths (4.58%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER NINETY, located on the SIXTH FLOOR, which consists of a covered area and total per floor and for the functional unit of TWO THOUSAND TWO HUNDRED AND THIRTY METERS FOUR SQUARE DECIMETERS, corresponding to a PERCENTAGE of five point seven percent (5.07%) in relation to the value Total of the building.- FUNCTIONAL UNIT NUMBER NINETY ONE, located on the SEVENTH FLOOR that consists of a covered area and total per floor and for the functional unit of TWO THOUSAND AND FIFTEEN METERS EIGHTY FOUR SQUARE DECIMETERS, corresponding to a PERCENTUAL of four points fifty-eight percent (4.58%) in relation to the total value of the building.- FUNCTIONAL UNIT NUMBER NINETY TWO, located on the SEVENTH FLOOR that consists of a covered surface and total per floor and for the functional unit of TWO THOUSAND TWO HUNDRED AND THIRTY METERS FOUR SQUARE DECIMETERS, corresponding to a PERCENTAGE of five point seven per cent (5.07%) in relation to the total value of the building.- TOTALS: Covered area; Forty-three thousand two hundred eighty-five meters ninety-seven square decimeters: Total area per floor: Forty-three thousand two hundred eighty-five meters ninety-seven square decimeters; Total for functional units: Forty-three thousand two hundred eighty-five meters ninety-seven square meters.- Tax Percentage: one hundred.- COMMON SURFACE TEMPLATE: Third Basement: total area covered and total of nine hundred fifty-four meters twenty-six square decimeters (954,26m2); Second Subsoil: covered area and total of six thousand three hundred and seventy-two meters forty-six square decimeters (6,372.46 m2). Observations: it was deducted: 39,54 m2 of spans.- First Basement: covered surface two thousand three hundred and eighty-nine meters twenty-one square decimeters: Overlays outside Stairs to UF 2 six meters eleven square decimeters; Superposed Exteriors Ramps: UF 15 fifteen meters sixty-four square decimeters; Overlays Exterior Walls UF 15, thirty square decimeters; UF 2, fifty-eight square decimeters; Overlapping Exteriors total: twenty-two meters sixty-three square decimeters; Total Area two thousand four hundred eleven meters eighty-four square decimeters (2,411.84 m2). Observations: 13.05 m2 of space was discounted; Mezzanine over First Subsoil: covered and total of two thousand two hundred and sixty meters ten square decimeters (2,260.10 m2). Observations: 132.81 m2 of spans were deducted. 1,456.06 m2 of vacuums were deducted.- Ground floor: covered by three thousand forty-five meters thirty-seven square meters; Half-covered one hundred seventy-nine meters eighty-two square decimeters; Uncovered twenty-one meters eighty-four square decimeters; Overlays exterior stairs to U.F. 27 six meters seventeen square decimeters; Superposed exterior walls to U.F. 27, one square meter; Overlays total exterior: seven meters seventeen decimeters square.- Total surface three thousand two hundred and fifty-four meters twenty square decimeters (3,254.20). Observations: 147.62 m2 of spans were deducted. 458.00 m2 of vacuums were discounted.- First Floor: covered surface of one thousand eight hundred and sixty-seven with five square decimeters: Internal overlays total one hundred eleven meters twenty-four square decimeters; Total area nineteen hundred and seventy-eight meters twenty-nine square meters (1,978.29 m2).- Observations: 164.50 m2 of spans were discounted. 704.69 m2 of vacuums were discounted.-Second Floor: covered area of seven hundred and eighty meters forty-five square decimeters; Semi-covered twenty-nine meters thirty square decimeters. Uncovered five hundred and seventy-eight meters twenty-five square decimeters; Total: thousand three hundred twenty six square meters (1,326 m2). 386,04 m2 of vacuums.- Third Floor: covered area and total of five hundred forty-eight meters forty-three square meters (548.43 m2).- Fourth Floor: covered area and total of five hundred seventy-five meters eighty and two square decimeters (575.82 m2).- Fifth Floor: covered area and total of five hundred and seventy-five meters eighty-two square decimeters (575.82 m2).- Sixth Floor: covered area and total of five hundred thirty-nine Meters sixty-six square decimeters (539.66 m2).- Seventh Floor: covered and total of five hundred thirty-nine meters sixty-six square decimeters; (539.66 m2).- Roof: covered area and total of six hundred twenty-one meters thirty-six square decimeters (621.36 m2).- TOTALS: Covered area: TWENTY-ONE THOUSAND SEVEN METERS SIXTY-FIVE SQUARE DECIMETERS; Semi-covered: TWO HUNDRED AND NINE METERS TWELVE SQUARE DECIMETERS; Uncovered area: SIX HUNDRED METERS NINE SQUARE DECIMETERS; Overlays interior of mezzanines ELEVEN HUNDRED METERS TWENTY FOUR SQUARE DECIMETERS; Total interior overlays: ONE HUNDRED AND ELEVEN METERS TWENTY FOUR SQUARE DECIMETERS; Overlays outdoor stairs: TWELVE METERS, TWENTY EIGHT SQUARE DECIMETERS; Superposed exterior walls: A SQUARE METER; Superposed external ramps: FIFTEEN METERS SIXTY FOUR SQUARE DECIMETERS; Superposed exterior walls: EIGHTY EIGHT SQUARE DECIMETERS; Total outer overlays; TWENTY-NINE METERS EIGHT SQUARE DECIMETERS; Total Surfaces: EIGHTY EIGHT SQUARE DECIMETERS.- SURFACE BALANCE; Surface according to measurement Block 5H: S.412,00 m2. Area according to Title: 6.412,00 m2. Difference: 0,00 m2. TRANSITIONAL ARTICLE I; DESIGNATION OF THE ADMINISTRATOR: The administrator of the enterprise for the period of TWO years from the registration of these Regulations is hereby designated as “Emprendimientos Inmobiliarios Arenales SA” - Landmark Investors SRL - Transitory Union of Companies, CUIT 30-71011540-7, with legal address In the street Alicia Moreau de Justo number 400 1st Floor, of this city. Without prejudice to the above, the granting company reserves for the period of TWO years the right to accept the resignation or remove and appoint a new Administrator. TRANSITORY ARTICLE II: RESERVE FUND. All the owners of the sub-consortium Office assume the commitment to integrate a reserve fund, equivalent to one at the time of liquidation and to be paid at the moment of payment the first expense to the Consortium Administrator. TRANSITORY ARTICLE III; It is authorized to negotiate and hire globally for all the units of the Consortium in case of obtaining preferential conditions and costs, the following services: a) external telephone line for each and every one of the units that have commercial and / or professional destiny; b) Internet service and any other service created or to be created with the purpose of improving the operation of the building in general; and c) Security service.- TRANSITORY ARTICLE IV: FINAL CERTIFICATES OF WORK; The co-owners may not make modifications of any kind in the unit or units acquired before the final certificates of work are issued by the competent departments. In case of violation of the above, they will be responsible for the damages that the delay in the issuance of such certificates may cause. The violation shall cause the defaulting owner to incur a daily fine as compensation in favor of the Architect Involved in the work at the rate of five hundred US dollars for each day that elapses until the conflict is resolved.

TRANSITIONAL ARTICLE V: It is hereby established that each of the future companies owners of the various functional Units and/or complementary Units and other common spaces, namely LANDMARK INVESTORS S.R.L and ARENALES EMPLENDIMENTOS S.A. irrevocably reserve their right and power to designate a notary public to intervene in the deeds of adjudication and transfer of ownership of the respective units, corresponding to each of them, in free form and without being subject in any way to authorization by other owner, and independently from the Notary Public intervening in the granting of these Regulations, their modifications or ratifications in their case.- And witnessed before me, the Notary Public, I note that the appearing company by virtue of the following documentations: I) a) By fiduciary transfer of the domain that made Emprendimientos Inmobiliarios Arenales S.A. in favor of Equity Trust Company (Argentina) S.A., in compliance with those established in the aforementioned Guaranty Trust Agreement, by means of deed No. 389 granted on December 19, 2005, before the Notary of this City, Gustavo G. Martinelli, Registered in Folio 1,385 of Notary Register 1697 to his position, whose first copy, which I have in view for this act, was registered in the Registry of the Property on December 22, 2005 in the registration FRE 21-106; B) By deed No. 104, Registered on March 13, 2007 granted in folio 434 before the Notary Martinelli, cited above, “Landmark Investora S.R.L. ’ of transfer of fiduciary domain in favor of Equity Trust Company (Argentina) SA, whose first copy I have in view for this act, was transcript in the Register of the perpetual on a sector of the aerial part of the pedestrian areas that surround the 5-H blocks and Parcel 1-B of block 5-F. The easement is constituted on the servient estate at a height of 8 m.40 cm from the floor and up to 23 m 55 cm, from the floor in 2 sections, that is to say in the bridge that shall be built in the exercise of the easement described shall have a height of 15 m. 15 cm.: according to deed 404 dated on July 23, 1999 passed before the Notary of this City, Pilar Rodríguez Acquarone to the notarial registry 1683, registered in the Property Registry on August 25, 1999, in the registration number FRE 21-106, iv) Clarification: The acceptance of the easement constituted in favor of Emprendimientos Inmobiliarios Arenales SA, according to deed 562 dated on November 1, 1999 passed before the Notary María T. Acquarone, to the Notary Registry 475 to her charge and registered in the Property Registry on November 5, 1999, in the enrollment FRE. 21-106.- III) ADMINISTRATIVE CERTIFICATES: With those issued by the Directorate of Revenue of the City of Buenos Aires and by the company Aguas y Saneamientos Argentinas S.A. (Aysa), which shall be released and added to the present deed, will result in the non-existence of debt.- IV) NOMENCLATURE; CATASTRAL: Circumscription 21; Section 98; Block 5H, Plot 0.- Real Estate Breakdown: 457,363 (DV 09).- Fiscal Valuation in 2014; $ 133,499,490.- Reference Real Estate Value: $ 396,058,836.94.- V) INSURANCE: That the general property is insured against the risk of fire in the Company “QBE Seguros La Buenos Aires SA according to policy number 569395 issued on May 16, 2014 and effective until June 7, 2014. VI) PLAN NOTES From the comparison of the present plan with the work done by the Professional, it appears that there are no constructions made without permission at the time of measurement. It is recorded that parcel 1d (Block 5F) yields easement of use to block 5H for Functional Units 41 to 74 (2 ° SS); UF 75 to 98 (1 SS); UF 99 to 116 (Mezzanine / 1 “SS); Of the plan MH-1246- 2012. - It is recorded that UF 1 grants easement in favor of the rest of the units: of the building in terms of permanence and access to water tanks, engine rooms, changing rooms. - CONTINUES INSIDE THE PLANE. CONTINUATION NOTE CARATULA: Block. 5 H (Plan MH 1245-2012) gives easement of access from UF. 1 to UF. 116, in the parcel 1d-Mz. 5H (Plan MH-1246-2012).- Easements enrolled in the Enrollment F.R.E. 21-141: ACTIVE SERVING: Perpetual servitude is constituted over a section of the aerial part of the pedestrian areas surrounding the 5H blocks and the 1F block of the 5F block. The easement is constituted on the flight of the servient state at a height of 8m 40 cm. from floor and up to 23m 55cm from the floor in two sections, that is to say under the bridge that will be built in the exercise of the easement described, will have a height of 15m 15cm.- Enrollment F.R.E. 21-117.-CLARIFICATIONS: This is a complement of deed No. 67 dated 28-09-98, which clarifies that the easement was constituted on an undivided part of the subsoil of the street to be transfer to the Government of the City Of Buenos Aires constituting part of the remnant that arises from the plan M-160-95, forming the servant fund. The remnant referred has surface. Streets to transfer of 155,009 m2. 29 dm2. Sup. S / measurement of the chamfered street corners of 615 m2 15 dm2. The dominant tenement is Parcel 1b - BLOCK 5F- of Mat. F.R.E. 21-117. - ACTIVE EASEMENT: Perpetual real easement as a dominant tenant on the part of the subsoil of the building Matr. FR. 21-57 and the subsoil sector of the sidewalk which integrate the servant funds- Register Nr. F.R.E. 21-117.- RECIPROCAL EASEMENT: Permanent and gratuitous easement of transit and reciprocal parking between the parcel mentioned 1d and parcels 1c, 2, 3, 4a, and 4b and block are created 5i.- PASSIVE EASEMENT: PASSIVE EASEMENT is constituted as inheritance servant: in favor of the bordering that remain like dominants stables.- CLARIFICATIONS: It is hereby recorded that by limitation of easement. The dominant tenement formed on 97.905 m2 14 dm2.- Registered according to N ‘ 4987-DGIUR-07, Report 502-DGIUR-2007 and Provision No. 880-DGIUR / 2009.- An administrative easement for electro-duct shall be constituted under the terms of Law 9,552, by the transforming chambers located in mezzanine floor in favor of EDESUR SA, in the terms of the agreement. These circumstances must be stated in the co-ownership and administration regulations, and must be transcribed in all transcripts of the domain. Background: M-160-1995. It complies with Articles 1 and 2 of Law 13,512. Authorized by Provision No. 01-2014-276- 3GROC, dated March 27, 2014; ‘NOTE: The Fiscal Percentages indicated in this form have been calculated by the Professional and the accuracy of the same is under sole responsibility; “The accuracy and fidelity of the measures and data recorded in this plan, are under the exclusive and total responsibility of the intervening Professional”; Registered as a project under construction for the units that are listed in this plan (functional units 2 to 80). Once completed, a definitive discharge must be requested. (Decree No. 16717-63.) It is a faithful copy, I give faith.- I give the present copy to the appearing, who in conformity grant it and sign before me, I give faith.- Jorge Ignacio SODANO, Luis Gustavo VERNET.- ANTE Ml: CHRISTIAN G. ALVARIÑAS CANTÓN.- THIS IS MY SEAL.- IT IS A FAITHFUL COPY OF THE STATEMENT OF THE DRAWING OF ITS REFERENCE, WHICH WENT OUT OF ME TO FOLIO 576 OF PROTOCOL A, CURRENT IN THE 1776 REGISTRY O CAPITAL FEDERAL, TO MY CHARGE.- FOR THE CONSORTIUM OF OWNERS JUANA MANSO 991-1093 issued a FIRST COPY in thirty-nine stamps of Notarial Action numbers N017650991 to N017650994 inclusive and N017650996 to N017651030 inclusive that stamp and I sign in the City of Buenos Aires, in the three days of the month of June of two thousand fourteen.

EXHIBIT D

TECHNICAL SPECIFICATIONS

Façade

Curtain Wall will be made with DVH crystals, Guardian brand and SunGuard model, with an overall thickness of 27,8 mm, comprised of external glass: Neutral 61 from Guardian 8 mm, thermally hardened, air chamber 12mm with double waterproof sealing and inner laminated colorless glass with 4+4/PVB 0.76 thickness.

The capstone as well as the corresponding eave and the vertical super mullions will be coated in white Alucobond.

Access Halls

General floor will have absolute black Marmeta of 60cm x 60cm size. In the Front-desk area there will be white Arabecato marble on the floors. The walls will be coated with white Arabecato, matt black glass and plaster on the ceiling.

Elevator area will have white Arabecato marble facing with the corresponding stainless steel elevator doors.

Foyer

It will be comprised of absolute black Marmeta floor 60cm x 60cm size, walls with matt white glass facing and plaster ceiling. Office access will have stainless steel doors with fire retardant glass.

Office Area

Ceiling height will be of 2,70m from raised floor to ceiling.

Shades: Roller shades with white screen fabric will be used.

Raised floor: modulated in 60 x 60 cm and 150 mm high including enough space for electrical and network installation. Raised floor will be delivered with no installation included and will remain in the leased unit.

Suspended ceiling: modulated in 60 x 60 cm boards of Armstrong RH-90 type. Ceiling will be delivered with no installation included and will remain in the leased unit.

Light Fixtures: comprised of 60 x 60 cm fixtures, with fluorescent lamps of 32-watts and electronic ballast of 220 volts. Fixtures will be delivered with no installation included and will remain in the leased unit.

Air Conditioning: VRF (variable refrigerant flow) equipment LG brand. Supply and assembly of ductwork, grids and accessories will be in charge of tenant.

Fire extinguisher system: one installation per office. Sprinklers supply will be in charge of landlord who will deliver it with no installation included. Sprinklers will remain in the leased unit.

Provisions

Management baths: water supply and drainage have been installed for future management baths to be built in the areas surrounding the columns.

Plumbing core and bathroom fixtures

Suspended ceiling will have a combination of perimeter of plaster boards and modulated in boards of 60 x 60 mm Armstrong RH-90 at the center. Floors and walls will have Pamesa Elegance Cement porcelain 60 x 30. Brasil black granite countertop, formica cubicles and full width frameless mirror. The cubicles for men and women in each floor will have a flexible size and configuration for the occupant’s convenience regardless of de division in each floor. Bathroom fixtures will be white ceramic, FERRUM line, pressmatic plumbing, chromium plated valves and fittings FV.

Stairs

The stairs, which will be pressurized, will have smoothed cement steps with metallic edge guards and rails. They will also have fire protection walls of reinforced concrete and latex paint finishing.

Elevators

Lifting functions will be carried out through six elevators with capacity for 20 passengers, Thysser brand. They shall be controlled through computerized operations. The evacuation capacity will be of no less than 12% in 5 minutes and an average interval of 30 seconds. Finishing of the cabins will be consistent with the quality of the finishing of access halls, with stainless steel doors, white Arabecato marble floor and the corresponding mirror.

GENERAL INSTALLATIONS AND SYSTEMS

Fire detection and extinguishing system

The building will have common areas with: fire alarms, fire doors, hydrants, fire extinguishers, heat and fire detectors, sprinklers, emergency lights and power generators according to the regulations of the Fire Department of the Municipality of Buenos Aires and NFPA (National Fire Protection Association).

The building will have central panels connected to thermal detectors, manual controls, with audiovisual signaling which will allow immediate localization of the fire and communication of alarms in all common areas.

Electric installation

The electric installation is designed for a total consumption per M2 of 100w. It will have an emergency power generator that allows supply of main services (Fire detection, elevators, Control Systems (BMS) and emergency lightning). Electric service will be supplied form the board and chamber of the energy supplier company. The chamber shall have in transformers connected to the network usage. Transformers will provide the main service boards of the building with 380/220V, three phase 50Hz of energy.

Board for offices with thermal circuit breaker

Each office floor will have at least 500 lux on the work plane. An emergency generator and a energy distribution system will be provided to automatically transfer energy through switches on the following loads:

•	Lights on stairs and emergency lights in exits and ground lightning

•	Fire command station, fire pumps and sanitary distribution.

•	Fire detection system and smoke extraction system.

•	Power to all workstations.

•	Power to all elevators.

Safety and Controls

The building will be equipped with Access controls, CCTV cameras, and lightning controls in public areas, electricity management systems and water consumption. Moreover, it will be equipped with Building Management System, HVAC control systems, electric power energy or water to guarantee the best optimization in comfort and economy. CCTV systems will consist of cameras located strategically in the building, with infrared devices to offer more security to the tenant.

Telephone and communications

A cabinet will contain the telephone entry. A telephone cabinet in each floor will be placed near the center of the building’s services. The building will count with a fiber optic supply to provide telecommunications and computing services.

Air Conditioning

Installation through a system of Variant Refrigerant Flow (VRF)

This Air conditioning system of Variant Refrigerant Flow suggested consists of modules composed of multiple units of treatment of internal air (one per refrigerated area or a bigger equipment with pipes), combined with exterior units heat/cold for heat pump, of highest energy efficiency.

The connection between the units is made of copper pipes where the refrigeration flow travels. The refrigeration flow is completely safe and ecological R410, it is stable chemically and thermally, not explosive, neither corrosive nor toxic.

This system of direct expansion bears a modular concept, with multiple units with internal evaporate machines, with common pipes to all units, with nets of simple refrigeration. Said system is able to separate big differences and important heights, with compressors “Scroll” of variable speed with digital systems of control. It is really modern with first level technology.

The interior evaporator controls the temperature through a motorized valve of proportional action (modulated). Said evaporator takes from the system the necessary quantity of flow to satisfy the current demand. Consequently, an accurate and stable control is obtained. Moreover, when closing the control valves of each unit, the compressor, through the system of digital control connected to the network, reduces its speed to displace only the volume of refrigerant needed.

Fan & Blower Coil Units (FCU) with double sheet wrapping will guarantee the exterior air requested for the building through a network of pipes made of galvanized sheet, properly isolated to the evaporators of the treatment of air of the system VRF installed in every one of the areas and halls of the floors. This equipment will be installed in the Machine room in the terrace.

A VRF independent system will be installed in every functional unit of the offices.

VRF Independent systems for common areas will be installed and it will be electrically supplied from the board of auxiliary services of the building.

EXHIBIT E

LIST OF OBLIGATIONS

Article: 1 – SCOPE

All internal activities shall be developed according to the rules to be described below, those which shall be of mandatory compliance by the staff occupying the building. This document may be modified or corrected occasionally by the Administration, which shall be notified to the parties.

ARTICLE 2: CONTENT

This Regulation includes and complements the law No 13.512 and the annexes referred to the building-evacuation plan, for individual directives to the security staff described in the same building evacuation plan manual, in the regulations for the floor’s remodeling, recommendations and rules for the execution of the electrical installation.

ARTICLE 3 – NON-SMOKERS BUILDING

Smoking shall not be allowed in garages and indoor common areas.

ARTICLE 4 – CHIEF OF INTERNAL SERVICES

Chief Of Internal Services: Every tenant shall have one person who fulfills these duties. All matters, even the claims, demands and/or daily tasks of every unit with the corresponding Administration or Service Management , shall be submitted by this person a written note or email. In cases of emergency or urgency, each tenant shall communicate directly with Service Management.

ARTICLE 5 – FLOOR REMODELING WORK

All works of flooring installation, suspended ceilings, central air-conditioning ducts, sprayers, fire detectors and electrical devices as well as set designs before and occupancy of flats, together with all the amendments made anytime, all in charge of the tenant, shall be submitted with drawings to the Manager for its authorization. See attached the Regulations for Floor Remodeling and the Manual of Procedures and Recommendations for Electrical Adjustment attached as an Annex.

ARTICLE 6 – VEHICLE ENTRANCE

The maximum permitted height is 2 meters.

All vehicles entering the Building shall be indicated on the “AUTHORISED VEHICLE LIST” provided by each tenant. This list shall be updated by the tenants, each time there are payrolls modifications and shall be in power of the security company hired by the Administration.

Suppliers entering by vehicles: Tenants shall give advanced notice for the vehicles to be authorized to enter the building by sending an email or a note to the Service Management. Those vehicles which not appear on the list shall not be authorized to enter.

All vehicles shall be superficially or closely revised depending on the warning degree required by the Service Management. If there is any suspicion, personal I.D shall be verified. If the entrance is at night, the driver shall turn off the external lights and turn on the internal lights to identify it. See Separate Directives for Security Staff, included in the Building Security Manual.-

ARTICLE 7 – GARAGES:

Every tenant, according to its least agreement, has their assigned garages on the third underground, which can be occupied with their respective authorized vehicles. The assignment and motoring of the vehicles on each garage, is a responsibility of the company.

IT IS STRICTLY PROHIBITED TO USE OTHER COMPANIES’ GARAGES OR CIRCULATION COMMON AREAS.

Regarding the circulation on the undergrounds, all indications given shall be respected with full respect with the arrows painted on the floor, walking pace speed, lights on, etcetera.

Tenants shall identify their garages with A4 format plastic laminated signs. Once been prepared by the tenants, shall be delivered to Service Management of the building to be placed with high precision by the maintenance staff. Vehicles shall be closed, also its windows. The Administration will not assume any liabilities for the alteration or loss occurring inside the vehicle for breach of this norm. Vehicle owners shall ensure that there are no oil leaks present on the floor.

SPEEDING: they must respect the existing demarcated signs in the parking, if not, the safety staff will do the first wakeup call, after a second wakeup call the Service Manager shall inform the facility management responsible for each floor to proceed with a corresponding warning, after the third wakeup call, the Administration of the building shall suspend the entrance to the garage for a term of five days to the injured party.

BICYCLES AND MOTORCYCLES

•	Changing rooms for Bikers: lockers are for daily use, the building will not be responsible for any loss of personal belongings. It is not allowed to leave towels on the racks to dry.

•	Staff entering the garages by bicycle and motorcycle shall swipe their card through the readers.

•	Everyone who uses the bicycle rack located in the third underground shall put a safety lock and if it leaves the safety helmet, it shall be tied with the same chain.

•	The entrance for the cyclists to the garages shall be done on foot and respecting the right side while circulating inside demarcation and existing signposting.

•	Any authorization of the entrance to garages with bicycles shall be sent by e-mail or note to the Service Management.

•	Any outsource personnel shall not be able to enter to the garages, except previous authorization sent by note or e-mail to the Service Management.

ARTICLE 8 – ELEVATORS.

The office building possesses six (6) elevators in the Tower North and six (6) in the South Tower. - From both accesses to the Offices in Ground floor towards the garages of the third underground there are two elevators in every Tower (four in total)

ARTICLE 9 – ENTRY AND EXIT TO/OF THE BUILDING Personal occupant of the Building: they shall do so within the schedule stated on the article 13.5 passing through the turnstile with his correspondent Approximation Card. These cards will be granted by the Services management of the building, which will receive the cost of reinstatement of the same ones to his stock. Tenants also will be able to acquire the cards for themselves, but in this case, the cards will have to possess the technical characteristics and have the numerical range that specifies the Services Management. For Security reasons, Tenants shall inform this issue by warning the Administration every time there is a loss, minimizing hereby the possibility of being used in incorrect form.

Monthly, Tenants shall report to the Services Management if there were or not changes in the lists. Except cases specially requested by Mr / Mrs. Chief of Internal Services, all the occupants will have only one card. The cards will be granted only if specify the complete Name, Surname and ID number. For Security reasons, cards will not spread without the information mentioned before. Sporadically, the Service Management shall proceed to eliminate the Cards that did not have movements in the last two months, for the purpose of optimizing the behavior of the occupants’ Server. The occupants who forget the card shall be able to issue a valid form for the day from the reception desk, for which the Staff of Security Company before granting this permission shall verify the situation of the applicant. When new staff is hired by the Tenants, the responsible corresponding department shall inform by email to the Services Management with 72 hours of anticipation, attaching the following personal information (name, surname, ID card and the number of card assigned). With everything requested, the new employee shall be able to enter the building, without any type of obstacle.

Whenever DISCHARGES or FALL take place in the lists of employees and users of the garages, they shall communicate it by email to the Services Management and the lists shall be monthly updated.

Visits in general: They shall go to the reception, in the schedule of visits of the corresponding floor, and it shall be required an Identity card and/or passport or Bond of Mercosur’s Identity or Driving License, and later there shall be made an approximation Card and / or a “Form of Visit”. Also there shall be required a photographic capture of his face and the review of the bundles that it will carry. The companies’ occupants, who do not wish his clients to be checked, will have to sign the Certificate of Responsibility that figures in the Annexe No. 3 to the present Regulation. When leaving, it shall present to the Security staff, the form mentioned with stamp of the company visited, signed by the person of the floor to whom it met and to deposit the card in the same reading mailbox used for entry. If the personnel of visit wants to extract of the Building some material that seems to be an element of value to the eyes of the Security staff, it shall have to present the corresponding authorization signed by the authority of the Tenant that has the registered signature in power of the Security Company of the building.

Important Visits: They shall be announced in advance by the Tenants by email or note to the Services Management. Cards shall be previously made. They shall be received by the Tenants’ personnel or Security Staff or somebody to identify them. They shall not stand in the line or be checked either.

Personnel that enter to work in the floors: The Tenants shall warn to the Services Management about this entrance, and submit the whole labor documentation with an anticipation of 72 Hours. Then the worker shall present himself in the table located inside the hall, where, his ID card shall be required, shall be verified with the information previously checked by the Tenant to whose office the worker goes and it shall note in the corresponding records. In this regard, Tenants shall have to meet the “MINIMAL REQUIREMENTS TO FULFILL WITH THE PROCEDURE AND EXISTING LAWS” that appear in the Aggregate N°1 to the Annexe N°1 to the present Regulation exceptions not being allowed.

IT IS STRICTLY FORBIDDEN TO ENTER OR LET ENTER WORKING PERSONNEL THAT WORK IN THE FLOORS AS VISITORS OR PERMANENT PERSONNEL OF THE TENANT.

All the Movements with card remain registered in the System, and Tenants shall be able to request the service of the daily, weekly and/or monthly clipping.

Undocumented Visitors: it shall not be able to enter the building, except that personnel of the floor to visiting, goes down to ground floor and escort the visitor under his responsibility during the whole stay, up to his exit of the building.

Personnel that want to enter to work undocumented: it shall not be able to enter to the building.

Prohibitions: It is forbidden to enter the building by cars, wagons, etc., that move with two wheels and base of metallic load.

•	It is prohibited to circulate shirtless along the building

•	It is prohibited to circulate with rollers, skate and skateboard along the building.

•	It is prohibited the use of ovens fed to stiff gas.

•	The use of the wardrobes is prohibited to the outside personnel of the building.

The entrance of Catering Services for all kinds of events: They shall be received and completed in the Hall of ground floor (reception of the building) by the employees of the sector who have requested the service.

•	All the times that the personnel enter and leave the building, they shall swipe the card of access through the card reader.

•	Events: Tenants shall have to present to the Service Management with an anticipation of 72 hours the list of the personnel with their personal information invited to this event, along with the entry and exit cards.

•	Teachers: They shall be recognized as employees (outsourced) of the Tenants and shall have the entry and exit cards.

•	Labor Interviews: they shall be entering as visits, if the Tenant decides to include the above mentioned employee to the staff, they shall have to inform by email or note to the Service Management with an anticipation of 24 hours. The note shall include the personal information and card number assigned by the Tenant.

ARTICLE 10 – SURVEILLANCE AND SECURITY

Tenants shall have in the Vigilance Company of the Building, registered 2 or 3 signatures of authorities of the floor that can authorize the exit of value elements. This shall be done by a note directed to the Service Management.

The Administration has CCTV’s service contracted, which controls the entry and exit of the persons, materials, vehicles, also the whole internal movement. In this regard, Tenants wishing to be able to request having access to the records of all the persons’ movements and materials happened in the building, up to one month of happened the filming.

The materials and purses that are moved by the outside persons of the Building shall be checked. The movements of materials of value like Notebook, PC, etc., they shall be seated in the Book of Innovations of the guard. The personal occupant is exempted of these steps. The vigilance and safety of every floor, is an inherent responsibility of each Tenant.-

EXCEPTIONAL SITUATION IN FLOORS THAT DO NOT POSSESS OWN VIGILANCE: In cases of extreme emergency, in which the damages happened inside the floors, shall be repaired in the minor possible time, otherwise it can affect other units or part of the Building, the Administration or the personnel of the Services Management, THEY REMAIN EXCEPTIONALLY AUTHORIZED to enter the affected floor/s by the suitable way, to do the corresponding repairs, with the presence of a Notary or of two responsible Tenants of the Building. Ultimately, in which the circumstances do not allow to wait for the mentioned authorities, the ancient supervisory personnel of the Building accompanied by another security guard, shall proceed to expire. Then there shall be made the correspondent Record, where there shall appear all the details of the occurred events.

In these cases of extreme emergencies, in which the damages occur inside the floor and in a place with degree of reservation, it shall enter by the most suitable way, to rectifying it.

According to the matters set out above, Tenants shall leave in the Service Management the peoples’ telephones and/or proximity card of entrance to the floor, the above mentioned in a sealed envelope.

THE ADMINISTRATION ASSUMES NO RESPONSIBILITY IN CASE OF LOSSES AND DAMAGES.

ART. 11-INTERNAL TELEPHONE NETWORK

Every renting unit possesses a telephone junction box. Tenants shall have to be connected to them, for the purpose of dealing communications with the Reception, obligatory wireless use between this one and the floors.

Telephone in the pallets of high floors: Tenants shall place a telephone in their pallet so they can communicate with the reception or with any other telephone of the common area of the building, for emergency cases, as being cases of evacuation, in which they remain persons in the pallets with the doors of the floors closed and the elevators in ground floor.

ART. 12 - CORRESPONDENCE THAT ENTERS THE BUILDING

In case of receipt being demand for the delivery of correspondence in the building, it shall be extended by the Tenant for two or three persons designated specifically by her; this procedure shall be done in the Reception by someone authorized immediately after they are warned through the internal telephone or in case that they request making rise to the mail, previous identification of it, to the renting unit concerned.

The correspondence that does not require a receipt and, to exclusive criterion of the Administration supposes importance for caducity of period or another circumstance that so warrants, it shall be noted in the book of Income of correspondence, and delivered to the persons who has a designated signature on it. The remaining correspondence only shall be separated by Renting Unit and placed in the individual box existing in the restricted vigilance area behind the reception, wherefrom it shall be able to be withdrawn by the responsible persons without another requirement. No correspondence shall be able to remain in the box more than 24 hours.

ART. 13-SCHEDULES:

13.1. Air conditioning: Every Renting Unit is supplied by a VRV independent System being the electrical consumption in charge of the Tenant.

In addition there is a service of air conditioning for common areas included in the respective expenses available from Monday to Friday, from 6 a.m to 9 p.m and every Saturday from 6 a.m to 12 p.m.

Once received the floor, the Tenant shall have to contract the corresponding maintenance of the air-conditioning. (Sinax).

13.2- Entry and/or Exit of Bundles:

13.2.1- Big Bundles (major of half a cubic meter): From Monday to Friday, the entry and exit shall be carried out before 8 a.m. and after 7 p.m. Every Saturday from 8 a.m. to 1 p.m. with notice in advance (72 hours as minimum), the type of material must be specified to entering or extracting from the Building, license plate of the vehicle (always of minor height of 2,10 meters), Surname and name of the driver and occupants, presenting in addition the whole labor pertinent documentation. Bearing in mind that in any movement of big bundle for the interior of the building can provoke accidents, the presentation of the labor corresponding documentation, is indispensable.

Previous authorization with the Service Management shall be able to be in use also some of extra spaces for the General Loading and Unloading of the building in the third underground, without generating any inconveniences to the maneuver of the remaining occupants of the garages.

The Tenant who contracted the service, to which bundles are carried out or extracted shall:

•	To assign own personnel to supervise all the movements of the bundles until its finalization, and to sign the corresponding invoices

•	if the work is of the “moving” type, needing to step along the ground floor of the Building, also special openings of doors, it shall coordinate in advance, these aspects with the Service Management, take the pertinent forecasts, including the additional costs of security guards of Elevators and doors, and the installation of the protections for floors and elevators, which provision of materials and installation shall be in charge of the Moving Company.

It is forbidden to effect Changes without authorization of the Services Management of the Building.

13.2.2-Small bundles: They shall be able to be moved inside the schedule not allowed for big bundles, as long as do not bother or trouble the movement of the persons, and be accompanied by personnel of the Tenant that requested the contained material. The personnel that perform the movement shall bear in mind that the passengers have priority for the use of the elevators in this schedule and shall act in consequence.

13.3 Delivery: These suppliers, after being announced in the Reception desk, shall wait in ground floor. They shall be received and dismissed by the occupants who requested the service. Under no concept the traffic of these personnel across the building shall be allowed.

13. 4 Permanency of Bundles in the Reception desk: they shall not be able to deposit bundles in this place.

13.5. Garbage

From Sunday to Friday: During the day they shall be deposited in the place of the underground arranged for it. From 8 to 9 p.m. they shall be removed and deposited in the path of the building.

13.6 Schedules of access to the Building and garages:

The doors providing access to the halls of both Towers open at 7:30 a.m. and close at 9 p.m. from Monday to Friday and Saturday of 8 a.m. to 14 p.m. The access and exit to the garage is between 8 a.m. and thirty minutes after the closing of the mall with whose parking is shared.

Out of these schedules the entrance shall do previous identification with the safety personnel, for those persons authorized by the Tenants in the List that shall submit to the Management.

The exit of the garage out of these schedules shall have to realize previous identification with Security Staff of the Garage located in the first underground.

ART. 14- GENERALITIES ABOUT SOME SYSTEMS:

14.1- SYSTEM OF FIRE DETECTION: The building counts in common areas with: fire alarms, fire doors, hydrants, fire extinguisher, fire detectors, sprinklers, emergency lights and energy generators in accordance with the municipal requirements. These elements shall be connected to central panels with audio signal visual signposting, which allow immediately to locate the place of combustion and to communicate it to the alarms in all the common areas. – See also Annex No. 3 of the present Book of Obligations.

14.2- AIR CONDITIONING SYSTEM:

The buildings possess a system of Variable Refrigerant Flow (VRF) that consists of modules composed by multiple units of treatment of interior air combined with exterior units cool/heat through a heat pump, linked by pipelines of copper where circulates the cooling liquid. This system of direct expansion is a modular concept with multiple evaporating interior units, with compressors SCROLL of variable speed and digital systems of control that allow to modify the temperature by means of motorized valves allowing the flow of liquid needed for the existing demand, operating on the speed of the compressor

•	The exterior needed air shall be provided up to every renting unit and common parties based on air conditioning equipment conducting it from the rooftop to each one of the respective evaporations by isolated metal ducts.

14.3 - SYSTEM OF DRINKABLE WATER;

The drinkable water is pumped to the whole Building, from the Room of Bombs located in the 3rd underground. It is distributed for the kitchens, baths, etc. – There are Valves with manual opening and automatic closing. It is important that these valves are maintained in correct functioning to avoid disadvantages in this service.

The water is provided in direct form by Argentine Waters and half-yearly Cleanliness, Treatment of Tanks and Analysis of corresponding aptitude (physicist, chemical and bacteriological) are carried out.

14.4- SYSTEM OF FIRE EXTINCTION:

The water is pumped towards the whole Building by a set of bombs located in the Third underground, keeping a constant pressure in the whole System. In every floor there are ramifications towards the sprayers or towards the hydrants. The sprayers have fuses that break for high temperature in the place. Within the tasks in charge of the Tenant before the fitting out of their offices there are included the installation of the sprayers and fire detectors provided by the Services Management, in the surfaces located in such a manner that the above mentioned surfaces fulfill the NFPA procedure.-

14.5- FIRE FIGHTING EQUIPMENT:

It shall give fulfillment to what is established by Hygiene and Security. Every Company having taken possession of the floor, receives fire-extinguishers that correspond to the floor (that they shall keep always loaded), the Fire network completed with water pressure, with the fire detectors and manual advisers working. In case of the detectors, these shall submit with the protection placed to avoid deteriorations during the works (yellow lid). Once finished the works of setting or remodeling, the occupant Company shall demand to his contracted Companies to extract the protections of the detectors and that the whole System of Detection works correctly and connected to the Central System of the Building. The occupants companies shall arbitrate all the necessary measures to allow that the building maintenance staff shall keep the detectors in perfect conditions of use and conservation, especially the detectors under technical floor, which shall have easy and direct access in the moment that is necessary.

14.6 - METERS OF ELECTRICAL ENERGY:

Every renting unit possesses a Meter located in the second underground, with which the Tenant shall handle by EDESUR SA, obligatory procedure to occupy the floor. Before courts of the Company, the floor will receive energy supplied by the Emergency Groups of the Building located in Roof. The energy consumed by the engines of Air conditioning (Injection, return and of boxes VAVs) is measured by the above mentioned Meter.

15- VARIOUS MATTERS:

The Companies occupants shall fulfill the following general aspects:

1- Safety stairways: It is strictly forbidden to deposit any type of materials on it, to move by them, except in Emergencies and to smoke and/or to meet in these enclosures.

2-. It is strictly forbidden to deposit and/or to retain inside the Building any kind of explosively, inflammable, asphyxiating or toxic material, since and also to produce smells or toxic emanation. It is prohibited to use gas stoves inside the rented units.

3- It is forbidden to produce annoying noises, except those that are necessary for the execution of a previously arranged and authorized work.

4- It is forbidden to climb to the roof except situations of Security that merit that move.

5- For the transport of working materials, it is forbidden to use another elevator that is not the assigned one or prepared as freight elevator. Any damage shall be charged to the occupant Company contractor of the one that produced the damage.

6- It is forbidden to request and/or to involve the maintenance staff, giving them tasks not related to their work, in their work schedules.

7-The appearance of any stains of moisture in the floors, shall be informed immediately to the Intendency for its correction.

8- The whole plumbing fixtures shall be kept in perfect condition, to avoid possible dam and/or filtrations.

9- Vending machines/dispenser: shall be connected through interceptor and regulatory valves of pressure of fast and easy access and with suitable hoses to support the water pressure, in order to avoid flooding.

10- Access to the floors o Services Management staff:

Tenants shall authorize in any schedule the entrance of any personnel of the Building Service Management, for the purpose of realizing the works of maintenance or repairing that are necessary, especially a reinstatement of the lamps of perimeter lighting.

11 - It is finally forbidden to realize such activities of union, trade-union, religious or policies, laboratories of clinical biological Analyses, or of infected - contagious diseases, which could concern the personnel.

12- Evacuations:

Annually there shall be (2) two Fire Drills regarding the established by the City of Buenos Aires Government, in order to law No. 1346/04 BO 28.06.2004. Tenants shall present to the Services Management, as soon as they occupy the Building, their contingency plan adequately shaped according to the guidelines that appear in the Evacuation of the building dedicated to these effects, signed by the corresponding authority (Professional of Hygiene and Security).

13.- Tenants that do not wish to participate of the fire drill, shall sign the Record of Responsibility that appears as Annexe 4 to the present Internal Regulation.

14- Pilaster and Engine Room: It is forbidden to place other elements of any type, which are not destined specifically, in these places.

15- The Emails of the Administration are the following ones:

Administration:

Service Management:

Correspondence:

16 It is strictly forbidden to personnel of the offices or to their visits to remain in the entrance of North and South Towers (either on the inside or outside of the building path) and in the ramp of access to the parking because they are evacuation means.

17 - It is strictly forbidden to the tenants of the second floor who have access to the terrace of the second floor to use it for parties. Also it is forbidden to realize any activity that produces noises or annoying situations for the tenants of other floors. Any event that it is realized in the terrace of the second floor shall possess the municipal authorizations and shall fulfill and respect the regulation applicable to the accomplishment and organization of events including the occupation of terraces. The elements that are used to realize an event in the terrace shall be deposited to the Towers respecting the procedure for entrance of bundles mentioned in the clause 13.2 Any event that is realized in the terrace shall possess the approval of the Tenant’s Hygiene and Security chief,

Any additional safety personnel that is necessary to carry out the event shall be provided by the safety company of the Towers which cost shall be charged by THE TENANT. It is strictly forbidden to introduce furniture or permanent elements in the terrace without express authorization of THE TENANT. Likewise, the tenants of the second floor of the North and South Towers shall authorize cleaning and maintenance staff of the TENANT to have daily access to the terrace to perform cleaning and maintenance tasks and caring of plants.

NOTE: All the requirements shall be directed by email or note to the intendancy with copy to the related section. This is to avoid delays in the execution of the order.

18. Complaints or claims:

18.1 Of the occupants: they shall effect through their corresponding Internal Services Chiefs.

18.2 Of the Visits: They shall able to do it before the corresponding company or before the Intendance. For the above mentioned there is a “Book of complaints or claims” in the reception desk of the Tower.

19. Weight per square meter in the floors: The maximum weight authorized for m2 of the floors is 300 Kgs. Tenants, before the contingency of having to install weight bigger than the mentioned above, shall ask for authorization to the Services Management which shall need the corresponding technical advice of the Administration of the Building. Every six months the Services Management shall do a survey of control.

18. Emergencies: In case of emergency for smoke detection or another accident, the personnel of the Plan of Evacuation (Evacuation Director and or Security Chief) shall be able to enter to the floor without any restriction and they shall allow the access up to the sector detected by the Fire head office.

16. OCCURRENCE OF INFRINGEMENTS OF THIS REGULATION:

The breaches to the present Regulation that lead into risk situations shall be informed to the corresponding control authorities.

17.- LIQUIDATION OF EXPENSES

The renting units destined for offices shall participate in the expenses payment of the following:

EXPENSES OF THE BUILDING:

It is applied to the totality of the functional and complementary units of the Building (including all that is constructed on the Block 5H, the Block 5F and the pedestrian streets Olga Cosentini and Carola Lorenzinii) corresponding to each one the domain percentages that appears in the Regulation of Co-ownership and Administration (or until the prehorizontalize regime being subscribed) The above mentioned percentages are in use between the units for prorating the insurances that cover the building, the expenses of repair of the roofs of the 2nd and 8th floor, the costs of the paths’ repair and maintenance, included the pedestrian streets that are in charge of the Building, and eventual repair expenses of the resistant structure of the Building. In case that the Government of the City and/or AYSA does not divide the tax items and/or fees and therefore it charges with taxes and fees, the entire property as a whole, such amounts shall form part of the precedent expenses liquidation.

EXPENSES OF THE NORTH TOWER:

It is applied to the offices located in the North Tower fronting on the streets of Juana Manso, Carola Lorenzini and Olga Cossettini. The percentage to prorate these expenses is calculated for every unit dividing the respective domain percentage by the sum of the domain percentage of all the units of the same Tower. The expenses to prorating are: a) Reserve fund for the expenses liquidation of the above mentioned units. b) Maintenance, repair and costs operation of the central services of the above mentioned Tower like air conditioning of the common areas, provision of cold and warm water, six elevators, service against fire, ventilations, electricity-generating groups, pressurization of stair boxes, all the bombs, boards and branches destined to the central services of this Tower, sewerage and storm drains of sanitary services and roofs, inclusive installation of graywaters -c) Cleaning and maintenance and eventual restocking of elements of the curtain wall fronting the three mentioned streets, d) Cleaning, eventual replacement and maintenance of the entrance hallway (included crystals and access doors), of the stairs from Ground floor to Roof (included lobbies and doors, of common surfaces of pallets in every floor (except the entrance doors to every renting unit), of the common surfaces belonging to this Tower as being meters, maintenance and pumping areas located in the ground floors and e) Costs of cleaning and maintenance staff concerned the north Tower; f) Maintenance costs and safety systems operation of the North Tower included the equipment located in the enclosure back to the receipt of the Ground floor entrance hall g) ABL (Lightning, sweeping and cleaning charge.) h) Expenses Liquidation of the North and South Towers as a whole. In the eventual case that the Government of the City and/or AYSA shall invoice taxes, and/or fees to the North Tower instead of to his units the above mentioned amounts shall form a part of this expenses liquidation.

EXPENSES OF THE SOUTH TOWER:

Exactly the same to the previous referred to the offices units located in the South Tower fronting to Juana Manso, Marta Lynch and Olga Cossettini streets.

EXPENSES OF THE NORTH AND SOUTH TOWERS AS A WHOLE:

North and South expenses Correspond to the totality of the offices units in both Towers. The percentage with which to prorate these charges for every unit results from dividing the domain percentages of every unit by the sum of the domain percentages of the totality of the Units of the North and South Towers,

Once enabled both Towers to prorate the supervisory personnel’s expenses of both Towers, the expenses and fees of Administration, maintenance costs and operation of the perimetral lines of lighting of the Office Towers - In case of a TOWER be enabling before other one it shall be in use for this type of expenses the percentages corresponding to this Tower. - In the eventual case that the Government of the City and/or AYSA shall charge taxes and/or fees to these Towers and these shall form a part of this expenses liquidations.

NOTE: To the tenants of the second floor of the North and South Towers shall be liquidated in the expenses the charges of the terrace cleaning and maintenance of the second floor to which they have access.

EXPENSES OF THE THIRD UNDERGROUND GARAGE: Correspond to the total of the garages located in the third underground reserved for use of the Offices occupants of the South Tower and of the building to be constructed in front of Olga Cossettini and Ribera Este del Dique Tres.

The percentage of every garage results of dividing the domain percentage of every garage by the sum of the domain percentage of the totality of garages in this underground. It is used for prorate between the users of the garages the following expenses: a) Maintenance, repair and cleaning of the surfaces for garages and traffics of this underground and of the ramp that goes down from the first underground to the third one. b) Maintenance, repair and cleaning of four elevators (two for each of the Offices Towers) more the three of the building fronting to La Ribera del Dique Tres (if they were enabled), c) Consumption and maintenance of the lighting system of the third underground; d) The proportional part that is awarded to the third underground (according to the relation of the sum of the domain percentage of the garages of the third underground and the sum of the totality of the garages of the building) of: d 1) Service of common vigilance of the garages, d2) Repair, operation and maintenance of the closing curtain of the common access in Ground floor of the garages;, d3) Maintenance of the ramp from Ground floor to the first underground, d 4) consumption and lighting of common ramps of access; d) expenses and fees of Administration, f) Common charges of the Mall and three consistent undergrounds in: f 1) Operation and maintenance of the water pumping system, f2) Operation and maintenance of the system against fire, sewerage pump station, provision of drinkable water and graywaters and service against fire, f3) Ventilations of garages and sanitary services located in it, f4) Operation and maintenance of generators sets.

The prorate of the above mentioned expenses shall be made first between the qualified surfaces of each one of the respective plants (proportion of his qualified surfaces) and the fraction of expenses awarded to third underground joins to the liquidation of the garages expenses. In case that any of the consumptions or expenses for its magnitude do not justify differential meters, the Administration shall prorate the amounts depending on the effective consumptions according to technical criteria.

In the unlikely case that the Government of the City and/or AYSA invoice to the garage of the third underground as a whole any tax and/or fees and/or contribution, this amount shall happen to be a part of the liquidated expenses in this item.

In case that the above mentioned invoice involved the three underground of garages it shall proceed in the same way, prorating the amount between the totality of the garages of three undergrounds.

ANNEXES:

•	N°1 Regulations for Floor Remodeling.

•	N°2. Manual of Procedures and Recommendations for Electrical Adjustment

•	N°3 Procedure for the system of Fire detection.

•	N°4: Record for not inspection of purses.

•	N°5: Record for not participation in the Fire Drill.

ANNEX 1

Regulations for Floor Remodeling

1- PURPOSE:

The Present regulation has the purpose to detail the procedures and the regulations that shall follow to realize the remodeling of the office floors of every Tower, which are realized by the Tenants of the units.

The different steps shall be detailed to continuing from the presentation of the modification project plane, including the accomplishment of the works, up to the delivery of the documentation in accordance with the remodeling work carried out to date.

2-DEFINITIONS:

•	Owner: This is understood to be the signature ** proprietary to the date of the totality of the complex ***

•	Manager: it shall be understood as manager, the firm responsible for the Administration of the Consortium.

•	Services Management: It is the representative of the Manager with permanent presence in the building. It is responsible for attend the requests of the Tenants as well as transmit them the requests of the Manager with regard to the fulfillment of current regulations.

•	Tenants: it shall be understood as Tenant to the company that by means of a contract of lease with the Owner rents one or more floors and that takes forward their remodeling in the terms of the present regulation.

•	Project Manager: Hereinafter, and to effects of a major briefness, there shall be understood as the Remodeling Work Director, contracted by The Tenants to supervise the renovations. It shall be a professional Architect or Engineer, who shall be the one who coordinates the technical communication with the Manager.

•	Remodeling Project: It is a set of architectural plans, facilities, and sheets of specifications and constructive details that reflect the works of remodeling to be realized. These shall be presented with all the formalities with the signature of the Project Manager.

•	Contractors: They are the companies contracted by the Tenant and/or his Project Manager, to carry out the remodeling in his floor.

•	Security and Hygiene Service of the Consortium: It is the service given by a professional in the field, who has to check the fulfillment of the procedure concerning this matter, in force in the building.

•	As-Built Drawings: It is the set of architectural plans, facilities, and sheets of specifications and constructive details that reflect the works of remodeling effectively carried out. These shall be presented with all the formalities with the signature of the Project Manager.

•	Monitoring Service: It is the company or the group of people responsible for the supervision of the building, salesman of the Manager of the Building.

•	Supervision of the floor: It is the company, person or group of persons that shall have the custody of the remodeling floor during the development of the work.

•	Building’s facilities Adviser: They are the designers of the diverse specialities of the building, namely: Installation of Air conditioning. Sanitary Installation; electrical installation; Installation of Fire detectors and controls; structural Engineering.

3. TECHNICAL DOCUMENTATION TO SUBMIT PRIOR TO WORKING:

•	The Owner shall notify to the Manager once produced the lease of the sector, the name of the new Tenant, detailing the name and number ID of the first persons authorized to enter to the building, as well as a telephone number to be contacted.

•	The Tenant shall notify to the Manager the name, ID and telephone of the person of his organization who shall represent the Tenant in his relation with the Manager during the stage of works to be performed. Likewise, it shall notify the same information of the Project Manager who shall take charge of the works in the floor.

•	REQUIREMENT IN ADVANCE OF THE BIGGINING OF THE WORKS: the Tenant shall have to present the following documentation in two complete copies in paper and one in magnetic support: architectural plans, electrical installation plans under floor and lighting, air conditioning plans, extinction of fire installation plan, plane of installation of fire detection, installation of accesses control and CCTV, structural check if it was necessary for some punctual overload exceeding the foreseen amount in planes, constructive details and sheets of specifications that it considers suitable to attach or that are needed by the Manager in order to document the work to be carried out. ALL THE INFORMATION TO PRESENT SHALL HAVE THE SIGNATURE OF THE TENANT AND PROJECT MANAGER. Regarding to the facility plans to modify, they shall be elaborated by an excellent professional. In case of not being the facilities Advisers of the building, it shall present two additional copies of the plans of the respective installation, with the same formalities.

•	Within five working days of presented this documentation the Manager shall approve or reject it, indicating the respective observations. Simultaneously, the manager shall define if with the presented documentation the beginning of the works remains authorized and shall determine the term within which one shall present the corrected completed documentation. Otherwise, the Tenant shall suspend the works up to fulfilling this requirement.

BEGINNING OF THE WORK:

•	Once approved the technical documentation, the Tenant or her project Manager shall notify to the Manager the name of the companies that shall carry out the works, in forward the Contractors.

•	Before entering to the building, the Contractors shall present the list of the safety and hygiene documentation of the personnel that is detailed in the Attach N°1. The lists of personnel shall be authorized by the signature of the Project Manager.

•	Before the beginning of building’s work, the TENANT shall contract directly or through the administration of the building the following services that have as aim that the remodeling works do not harm the rest of the tenants and to the building in general:

•	Security Staff: it is necessary to contract additional safety personnel that control the traffic through the building of the personnel involved in the construction work of the tenant.

•	Hygiene and Security: it is necessary to contract a company that controls the entrance of the working staff of the tenant and control the working conditions and the fulfillment of the Hygiene and Security obligations. Approval of the Security Program.

•	Cleaning of common areas: it is necessary to increase the service of cleanliness in those areas where circulates the working personnel of the tenant.

•	Maintenance Guards: in the night hours it shall remain personnel with sufficient technical aptitude to solve any disadvantage that the work of the tenant causes to the building.

•	Elevator Operator: it is necessary to contract an elevator operator for the exclusive working elevator. It shall be operated by Landmark personnel to preserve the functioning.

5. DEVELOPMENT OF WORKS

•	The personnel of The Tenant, of the Project Manager and the Contractors, shall respect the vigilance and safety procedure of the building, entry and exit schedules, the hours of use of the freight elevator, the schedules to perform noisy tasks and all the rest Manager’s requirements that consist in the Internal Regulation.

•	The Manager, the Services Management and members of their staff, the Security and Hygiene Service of the Tower and the vigilance, they shall be able to enter to the floor with no restrictions during the development of the works, to check the technical and safety and hygiene conditions in the development of the tasks. The project manager shall notify to the Manager the name of the professional who shall be in charge of the coordination of the Security and Hygiene tasks in the floor, so him and the project manager, shall be at the disposal of the Manager or his representatives, to attend to any requirement or observation with regard to the development of the works.

•	During the development of the works, the tenant shall update the hygiene and safety documentation of his contractors in accordance to the established in the AGGREGATE N° 1.

•	In case that the criterion of the Manager, considers suitable to suspend some task or to some contractor or operative for technical reasons, of conviviality or safety and hygiene, the tenant and his project manager, shall respect immediately a notification about this matter. Only the suspended tasks shall be able to be resumed when the Manager communicates in writing the respective authorization after the observation being corrected.

•	Electric power costs of the work, additional vigilance, hours of additional maintenance staff, functioning of common facilities out of schedule, or any other cost that the works generate in the floor they shall be at the Tenant’s expense. The orders of additional services shall be formulated the Manager or the Services Management in writing, with a minimum anticipation of 24 hours and with the signature of the representative of the Tenant.

6. TECHNICAL DOCUMENTATION TO BE SUBMITTED UPON TERMINATION OF WORK.

•	With 10 working days in advance to the fulfillment of the tasks, The Tenant shall notify the Manager the next ending of the works and the estimated moving date of the occupants of the floor.

•	Simultaneously The Tenant shall present the following documentation in two complete copies in paper and one in magnetic support: architecture plans in conformity with work, electrical installation plans under floor and lighting in conformity with work, air conditioning plans in conformity with work, plans of installation of fire detectors in conformity with work, installation plans of fire extinction in conformity with work, CCTV and control of accesses plans of the floor in conformity with work, structural modifications plans in conformity with work and other details in conformity with work that it considers suitable to attach or that are needed by the Manager to document the works to be done. The whole documentation to presenting shall possess the representative of the tenant’s signature and Project manager’s as well. All this documentation shall have fundamental importance in the operation of the building for the personnel of maintenance safety, so any disadvantage in the operation of the building that is generated by mistakes or lacking of it shall be of exclusive responsibility of the Tenant, without prejudice of the right of the Manager to check it and to demand its correction or in case of not obtaining any response, to carry it out on behalf and ordered by the Tenant.

•	As prerequisite to the occupation of the floor, the Tenant shall introduce in the head offices of control of air conditioning and fire detectors of the building the modifications carried out in the facilities of his floor. For that purpose, it shall entrust the modifications in the head offices and on the screens systems the signature that the Manager indicates, the expenses of which shall be met exclusively by the Tenant. This information shall have fundamental importance on the building’s operation and safety, so any disadvantage in the operation of the building that is generated by mistakes or lacking of it shall be of exclusive responsibility of the Tenant, without prejudice of the right of the Manager to check it and to demand its correction.

AGGREGATE: No1 Minimum Requirements to enter to construction works to fulfill with existing regulations and laws.

APPENDIX N°1 TO ANNEX 1 FROM THE BOOK OF OBLIGATIONS FOR FLOOR REMODELING

BUILDING: 909 JUANA MANSO AVE.

MINIMUM REQUIREMENTS THAT OCCUPANTS SHALL SUBMIT REGARDING THE CONTRACTORS HIRED TO PERFORM REMODELATIONS OR ANY OTHER IMPROVEMENT OR PREVENTIVE MODIFICATION WORK ON EACH PROPERTY FLOOR, EXISTING IN NORMS AND APPLYING LAWS TO AUTHORIZE ENTRANCE.

THE DOCUMENTS MUST BE SUBMITTED 72 HOURS BEFORE ENTRANCE OF THE HIRED CONTRACTORS, FOR ITS CORRESPONDING APPROVAL BY BUILDING AUTHORITIES

1.	Surname, name and Labor Safety and Health license.

2.	Copy of the Contract of affiliation to ART (social security system) and an Original up to date list of personnel (compulsory renewal every 30 days) with a non-repetition clause in favor of ***(Tax Identification Number***) valid throughout the contract period or until the work has finished, Safety and Health Program (res. SRT N° 51/97) approved by the Social Security System and Technical File.

3.	Independent workers (Titular Heads of the Company or Administrative Personnel), must submit a Personal Accident Insurance in favor of the proprietary, in case of DEATH OR TOTAL DISABILITY, PARTIAL AND/OR PERMANENT OCCUPATIONAL WITH ADDITIONAL IN-ITINERE BY A SUM OF 180000

4.	Notice of commencement of the construction work issued to the ART (Social Security System).

5.	Updated list of personnel affected to the construction work issued by the Social Security System (update it monthly or every time that it is modified)

6.	Telephone numbers in case of emergency.

7.	Nearest Health Medical Center to the construction.

8.	Certificate to prove that personnel are given adequate personal protection equipment in good conditions.

9.	Valid Personnel Training Certification.

10.	Machinery, tools, and equipment certification of Technical Aptitude.

11.	Registration of activities issued by the Safety and Health Department.

12.	Obligatory Medical Examinations.

13.	Poster required by Resolution 70/90.

14.	Form DGI 931 (Presentation and payment).

15.	IERIC (Institute of Statistics and Registry of Constructions) and photocopy of certification card.

16.	Photocopy of Payroll Registration Books.

17.	Photocopy of CUIL (employee Tax Identification Number) and Unemployment fund.

18.	Payment to UOCRA (Argentinean Construction Workers Union).

19.	Obligatory life insurance.

Total: 20 points.

ANNEX 2

Manual of Procedures and Recommendations for Electrical Adjustment attached as an Annex

Index

1.	SCOPE AND REGULATION

2.	ENERGY INSTALLATIONS

2.1	In Server rooms Energy control rooms?

2.2	In Full Building

2.3	In the areas of the occupants

2.4	In any common area

2.5	Flooring

2.6	In the electric boards.

3.	WEAK-CURRENT (LOW VOLTAGE) INSTALLATIONS.

3.1.	Generalities.

3.2.	Private Telecommunications Circuit.

3.3.	Detection and alarm of fire.

4.	WORK TO BE DONE WHEN LEAVING THE BUILDING.

5.	ADDITIONAL SPACES REQUIRED.

6.	GENERATOR SETS.

1. SCOPE AND REGULATIONS

The aim of this specification is safeguarding the integrity of the persons and the building inside, and therefore, each occupant will be required to comply with the implementations herein stated. In terms to be determined as appropriate.

Besides complying with the standards herein stated, electrical installations must comply with the regulations mentioned below, and in accordance with the regulations that might be brought in the future:

•	Law on Safety and Hygiene at the workplace (Law 19587), Decree 351/79 and 911/96.

•	Building Code of the City of Buenos Aires.

•	Regulation N° 509 – D.G.F.O.G./99 (General Directorate of Registration of Constructions and Cadaster of Buenos Aires) and the actualization of norms of fire protection, chapter 4.12 of the Building Code, section IV

•	Regime for electrical installation in buildings issued by the Association of Electrical Engineers in Argentina (AEA), issued Sep 2002.

•	Regulation of Conditions of Supply of Electricity by EDESUR.

•	Work according to ENRE updated to the day of commencement of work.

•	Superintendence of ART.

•	Superintendence of Firefighters.

•	Regulations of Company Provider of Cable Television.

•	Regulations of Telecommunication Service by CNC (National Commission of Telecommunications)

•	Regulation of the companies providers of telecommunication services (Telephony, Data, Internet, etcetera)

2. ENERGY INSTALLATIONS

2.1. Energy Control Rooms

In this room it will be required that each occupant adequately, clearly and unequivocally labels each electrical cabinet with the name of the company and the corresponding floor/floors.

Every general cut-off switch installed in the room must have an emergency opening coil system so that it is possible to open it by a punch in case of fire. For every case, the switch must section the neutral conductor off and it will not be admitted the possibility to place in parallel the neutral of the general connection of the service provider with the one from the power generators. As a rule, the tenant must not install any distribution boards without previous agreement with the Service Management.

This room will be locked at all times and entrance is only permitted accompanied by the building personnel. The buildings count on a power generation system to supply with all the emergency common electrical services as well as emergency electrical services of each occupant, electricity power is not unlimited and will be limited by the regulation of the emergency switch.

For each leased unit its occupants will start installation of power feeder branches from the main cut-off switch going through the automatic transference board first in this room and then, from this room to the floors.

In case that it is requested to install a distribution board, capacitor battery, etcetera, size must be informed for the purposes of determining its feasibility, and if accepted, its position in the room will be defined. In such cases, it can be opted to install it either in the room or in the bussbars with the other boards/switchers

Each lessee must comply with the requirements from the distributor Company and install the boxes, sockets and/or electricity branches indicated, any changes to the distribution net in the room must be documented in the corresponding diagram and attached to the principal to be updated.

2.2 Building.

Every energy cable running in the building, either belonging to the building or belonging to the occupants must be properly labelled in every floor and the label must include floor, sector and name of the company where it belongs. For example 7F-A)- Name of lessee.

In those occasions when the lessee uses the building feeder circuits, the power that is intended to be used from the Normal net shall be informed to the administration to the effect that the sections of those are verified ana approval is provided. Under no circumstances the switches to be installed will be above the intensity admitted by the feeder circuits.

Whenever it is necessary to replace the conductors it is compulsory to comply with the below mentioned requirements.

Every wire to be installed in these sectors must be type AFUMEX by Pirelli or similar.

The Busbar must be used for electric installations exclusively (Branches, boards, UPS, etcetera) No object or material must be stocked specially not inflammable material or objects or anything that must impede entrance of personnel. The lessee can only enter to operate its own boards.

When a lessee needs to install a conductor through the supporting structure or other floors, the work must be done at building working hours, and work will only be admitted when accompanied by building personnel or by someone appointed by the administration.

Every time that the non-inflammable foam that seals the supports the foam must be replaced. No connection will be allowed unless the work herein described is done.

To the effect of keeping the supporting structure as tidy and empty as possible, the principal can cut and will cut any conductor that is not labelled.

There must be a fire extinguisher suitable for electrical installations in each busbar.

An autonomous piece of equipment must be installed per each busbar due to the fact that luck of energy of any lessee does not imply power-generating units to start working.

2.3 In the occupant spaces

Electricity Boards. The main cut off switch of the electricity board in each floor must be connected to the central cut off switcher installed in the main room so that the switcher in each floor always starts first to avoid the necessity of going downstairs to the restart the service from the server room. In those cases when the board provided by the building is not big enough for all the switches to be installed, or in those cases when configuration needs to be modified, the proposal must be provided to the principal for approval. It will only be accepted to change the replacement of the complete board or the addition of all the switches that are needed up to one (1) switchboard more, multiple addition of boxes that would detract from the original concept of the building will not be accepted.

All the electric installations to be developed by the occupants must count on a previous project that must be presented to the principal for evaluation before starting the work, including a calculation sheet.

Maintenance of the electric installation in each floor (emergency lighting, board, et cetera) is the occupant’s responsibility.

2.4. In any common areas.

Energy installations must be placed at a minimum distance of 50 centimeters from any other installations. Should it be impossible to respect said distance, mechanical barriers will be placed to prevent electricity installations from being affected when any other services piping system gets damaged.

In all cases, electrical conduits will run over piping systems for liquids and below gas piping systems.

As the responsible for operation and maintenance of the power distribution branches, it would be convenient to verify its conditions and megger testing at least once a year.

In the case of having feed branches with joints in the whole path and in each floor through which it goes though, it shall be written down in the label “Joint in floor xx”).

2.5. Earth conductors

Each feeder branch must be accompanied by an independent earth conductor for each lessee and connected to the protection system of the building, not accepting to take the earth conductor that goes through the busbar that belongs to the building. Said conductor will be labelled in the same way as the feeder branch.

2.6. In the dashing boards

a) Differential protection. Differential protections complemented with the earth conductors safety system is the way of protecting people from indirect contacts, besides, the detection of leakage currents are the main way of detecting loss of isolation of the conductors, which prevents the starting of fires, as a result, all lighting circuits and power sockets must be protected by differential circuit breakers with 30 mA differential current. They must be tested (user responsibility) at least once per month by the operation of the test button.

b) Internal connections. The main cause of fires originated by electricity is loose connections or poorly made connections. To avoid that, correct execution is required. Due to the fact that the current must circulate on smaller surfaces, raising the temperature of the materials and, in most cases exceeding the admissible temperatures by the isolation materials.

Internal connections between two cables of sections larger than 4mm2 must be made on terminals avoiding the simple twisting of the conductors with each other, since the boards are not pass boxes, when a branch circuit is to be made, it shall be made through bars which shall have at least one hole for each connected conductor, it is not permitted to connect two conductors in the same hole, nor using differential switches, thermomagnetic and other equipment as multiple bypass terminals. It is not sufficient to carry out the work, but it is also necessary and the responsibility of the user, as a result, we suggest that an adjustment of all the connections of the boards be carried out every six months in order to maintain the quality of the work done.

c) Protection of conductors against overloads and short circuits. The conductors have capacity of carrying currents according to their section and the mode of installation, therefore, in case of circulating more current than the permissible, the thermomagnetic protection must be activated automatically.

For example, a conductor of 1.5 mm2 must be manufactured to accept a current of 13 Amperes, if we place a thermomagnetic protection of 20 Amperes, 18 Amperes can circulate by the conductor with no protection operation damaging it, which might cause serious consequences.

d) Input and output cables to the boards. The cables that enter or leave directly from each board, without pipes, shall not lie directly on the chisels made on the board for entry, in all cases they must be sealed to prevent small sharp parts from damaging the protective cover of the conductors.

e) Degree of IP Protection. The boards must have a minimum protection degree of IP40, according to the regulations in force, so that it is not possible to come into contact with any part under tension by inserting objects on the board.

3. WEAK CURRENT INSTALLATIONS.

3.1 Generalities.

All the guidelines described for energy installations are applicable to these installations. Furthermore, each channeling and/or wiring shall also be labelled with the floor and sector to which it belongs, name of business that makes use of it and the type of signal that it transmits (Data, Telephone, so on)

In most cases, the proprietary will provide the occupant with room to perform its installations within the premises. When it is the case that the occupant transmits confidential information, we suggest that it installs compound wiring systems by enclosed ducts with switchboxes or any other similar system.

All low-voltage wiring systems shall run through adequate paths. The installation of loose/exposed wires will not be admitted, the same regime applicable to the wiring systems of energy shall be applied complying with the requirements of the different service providers.

Installations to detect and extinguish fire in empty premises comply with the requirements stated by norms NFPA. They must be kept when making any changes to adjust it to in accordance with any architectural changes in the premises.

3.2. Internal telephony.

The building has a central office equipped for telecommunication that admits to link it to the ones in the premises/floors so that instead of having an additional telephone to answer the building’s Telephone switch, it can be answered directly from any telephone in the central of the occupants.

3.3 Detection and warning of fire.

The buildings are equipped with basic fire detection systems inside the premises; it will be coordinated with each occupant the possibility of expansion by the detectors provided by the building or the inclusion of an independent central for each occupant.

4. WORK TO BE DONE WHEN LEAVING THE BUILDING.

When an occupant leaves the building, the premises must be left in the same conditions in which they were received, removing any installations that will not be used and do not belong to the building, either in the bussbars or inside the premises not leaving, under any circumstances, powered cables on ceilings and bussbars, under floors, etcetera.

5. ADDITIONAL SPACES REQUIRED.

In those cases when it is required to use additional service spaces for electrical installations, such as for the assemblage of a transformer Sub-station or for an additional request of energy in a situation of emergency, spaces will be assigned that minimize the path of medium voltage wiring inside the building, since any inconvenience caused by them will be the lessee’s responsibility. If any lessee needed to expand its emergency network and install an additional generator set will have to make all the complementary work (refrigeration, soundproofing, fuel supply, vibrations, etcetera) complying with current regulations (regulations in effect).

6.	EMERGENCY POWER

As previously reported, the power in emergency situations for each floor is not unlimited, having been provided according to normal standards for this type of buildings, should any lessee overcome said standards as a result of the activity developed, it should manage consumption subject to this situation.

We suggest that lessees connect to their floor general switchboards indicator lights with their corresponding voltage tokens to inform if they are being supplied by company energy or by generator power, as in the server rooms they count on a transfer board from where said information can be taken.

The emergency power standards provided to the building

6.1.	Per each semi floor sector ** *kW (*W/m2).

6.2.	Per each semi floor sector ** *kW (*W/m2).

That in each case lessees must administrate themselves, should it be exceeded the emergency switch in the room will activate and will disconnect charges and will proceed to their replacement.

Each sector will have an independent transfer set in the automatic transfer board in the Server Rooms, so that when the project internally their installations they should be aware that they cannot be unified.

In accordance with the Project Plan of the Tower **, the automatic transfer contactors were loaded to 100 Ampere per each floor, and therefore they can take up to 55 KW.

APPENDIX 3

FIRE DETECTION SYSTEM – OFFICES

1.	GENERAL

In order to have an efficient System of Detection and Warning of fire throughout the building that responds effectively to an eventual alarm condition, the Fire Detection Elements in each office must be integrated into the Fire Detection System in the building. For this reason, they shall be of the same trademark and same model as the one provided to the whole building. Independent systems will not be allowed.

Assemblage colocación and activation of systems of fire detection and warning will be at the expense of the lessee.

Services of programming and setting in motion of said elements will be carried out by the company FUEGO RED S.A. that is in charge of providing and installing with the Fire Detection System in the common areas of the building.

2.	APPLICABLE NORMS AND SPECIFICATIONS

The design of the system shall comply with the requirements of the Norm NFPA72.

3.	APPROVALS

The company FUEGO RED S.A. shall approve the project.

4.	TECHNICAL SPECIFICATIONS

INTELLIGENT MULTI-CRITERIA SMOKE DETECTORS:

Smoke detectors shall be photoelectric thermal (dual technology) addressable and intelligent type with calibrated sensitivity and adjusted to comply with norm ULUL268 (nominally 2,6 of darkening). They shall have a microprocessor in its head incorporated from factory. Said microprocessor will have the specific function of analyzing the data of the environment in which it is installed and providing the central panel with a conclusion regarding whether it is on a condition of warning (outbreak of fire). Each detector will be made of solid electronic components fully regulated to provide with long reliable life, insect proof net, a LED light indicating when it is energized, with possibility of exit or contacts of a relay magnetically activated for remote trial and alarm by LED. The electronic elements of the detector will be completely shielded for protection against false alarms originated by external agents. It shall have an exit connection at the base of the detectors on a false roof or a technical roof to connect an external LED of remote alarm. It shall be trademark NOTIFIER, model FAPT-851.

ANALOG THERMAL DETECTOR:

It will be addressable, compatible with intelligent analog centrals. It will sense a prefixed adjustment threshold value by means of the method of fixed temperature and sudden increase. It shall be trademark NOTIFIER, model FST-851-R

UNIVERSAL BASES:

The base will be of non-corrosive material and will allow the replacement of detectors of different type but equal compatibility to facilitate their replacement. It shall be trademark NOTIFIER, model B501.

EXPLOSIVE MIXTURE DETECTOR:

Assembled in an anti-flame and anti-corrosive plastic cabinet equipped with a semi-conductor sensor, suitable to detect between 20% and 40% of the lower limit of explosivity of butane or propane gas. It will be fed with 24 Vcc from the central fire detection unit and will warn the change of state to the same by means of a monitoring module. They will be equipped with luminous indicators (LED) of condition of normal operation and alarm, as well as acoustic signal in alarm condition.

ISOLATION MODULE:

It will be compatible with intelligent analog centrals. It will detect a breakdown voltage in the string and will isolate the affected sector allowing (in in systems with return) to continue the operation of all the elements that are not affected. It shall be trademark NOTIFIER, model ISO-X or similar.

ADDRESSABLE MANUAL FIRE ALARM:

It shall be addressable, compatible with intelligent analog centrals. Suitable for assembly outdoors or semi-inserted non-detachable, dual-action and registry of operation. It shall be trademark NOTIFIER, model NBG-12LX or similar.

AUDIO SPEAKER WITH STROBE LIGHT:

The speakers of auto evacuation shall be listed UL 1480 for the Service of Fire Protection. They shall be designed to operate at 25VRMS. Its intensity shall be programmable with no need to use special tools to provide with exit level of sound of 78 dBA and/or 87 dBA measured 3 meters from the equipment to  1⁄4 Watt and 2 Watts respectively, according to the needs of the enclosure. They necessarily shall satisfy application in a range of frequencies from 400 H2 to 4000 Hz.

The strobe lights will be incorporated in the front of the speakers. They shall operate at nominal 24 Vcc. They shall comply with all the requirements from ADA as defined in norm UL1971 and shall comply with the following criteria:

•	Maximum duration of impulse shall be of 2/10 second.

•	Stroboscopic intensity shall comply with the requirements of the norm UL 1971.

•	Pulsation speed shall comply with the requirements of the norm UL1971.

•	It shall provide with a luminous intensity of 15 cd and 75 in the axis.

AMPLIFIERS:

Audio amplifiers of 120 watts. 25 VRMS with incorporated tone generator. Trademark NOTIFIER model AA-120 E.

INSTALLATION:

The installation of fire warning and detection will be configured complying with the norms NFPA (NATIONAL FIRE PROTECTION ASSOCIATION) The type of wire to be used will bear the following characteristics: tinned copper of a twisted pair wire (30mmmpath) of 1mm2 of section each conductor, minimum tension of isolation 300 Volts and outer sheath.

EXHIBIT 4

LIABILITY CERTIFICATE FOR AVOIDING INSPECTION OF PERSONAL BAGS

The undersigned Tenant: floor         , hereby requests the Building Services Management to not perform the inspection of the visitor’s personal bags as established in the Guidelines for the Surveillance and Security Personnel of this Tower (attached to the Emergency Plan of this Tower in possession of the Tenants) due to the following reasons:

This Company expressly states that:

1°. The Company is aware of the abovementioned Guidelines.

2°. The Company shall be responsible of any claim in case of any incident in their floor or other Tenant’s floor, once it can be proved that the originator is one of its visitors.

This certificate is issued to the sole purpose of stating on record these decisions in 3 counterparts: one copy for the Company, one copy for the Building Management and another copy for the Building Services Management.

At Buenos Aires, on             , 20

SIGNATURE AND PRINTED NAME
COMPANY RESPONSIBLE
CAPITAL FEDERAL

EXHIBIT 5

LIABILITY CERTIFICATE FOR NOT PARTICIPATING IN FIRE DRILL

The undersigned Company                      states to the Building Administration *** that it will not take part in the fire drill scheduled on ** due to the following reasons:

The undersigned Company expressly states that:

1°. The Company is aware of the drill procedure through the presence of a representative in the preliminary meeting held to such purpose, e-mail exchanges and documents personally delivered to the Company.

2°. The Company is aware of Act 1346/04 BO 28.06.04 of the Legislature of the Autonomous City of Buenos Aires which states that such exercises are compulsory and that the Regulatory Agency at the local level is the Department of Civil Defense of the Government of the City of Buenos Aires.

3°. The Company is aware that failure to comply with such exercises affects the training of the personnel in their floors.

This certificate is issued to the sole purpose of stating on record these decisions in 3 counterparts: one copy for the Company, one copy for the Building Management and another copy to be delivered to the authorities of Civil Defense if required.

At Buenos Aires, on             , 20

SIGNATURE AND PRINTED NAME

REPRESENTATIVE OF

[There appear two illegible signatures].

EXHIBIT F

Insurance Requirement Book

1) Insurance to be hired by Tenant during Indoor Refurbishment Works of the Leased Property (Paragraph 6.7.)

Insurance on the General Content

Full coverage insurance shall be hired for the general content of the Leased Property: updates, furniture, tools, accessories and equipment, etc. owned by THE TENANT.

Liability Insurance

A Liability Insurance shall be hired to cover damage to third parties and/or third parties’ assets due to the indoor refurbishment works to be performed and during the period of work.

LANDMARK INVESTORS S.R.L. shall be included as:

1. Additional insured party within such policy for any claims of third parties.

2. Third party for any damage that may be caused to assets owned by LANDMARK INVESTORS S.R.L.

Insurance shall be issued under comprehensive texts and must have at least the following additional coverage:

Civil Liability (R.C. in Spanish): constructions, refurbishments and extensions

Cross Civil Liability

Fire, lightning and explosion

Contractors and subcontractors

Damage to surrounding property

Load and unload of assets

Transport of assets

Moreover, contractors and subcontractors hired by THE TENANT for indoor refurbishment works must submit the following mandatory insurances:

Life insurance

Each contractor must hire for their personnel a mandatory life insurance (Decree/Act No. 1567/74) as well as any other compulsory life insurance that must hired according to collective bargaining agreements or any other specific applicable regulation to the concerned union.

[There appear two illegible signatures].

Occupational Risk Insurance

A copy of the Occupational Risk insurance agreement (Act No. 24.557) shall be requested. Such policy must include a Non-Recourse clause as described below.

2) Insurance to be hired by THE TENANT during the commercial operation of the Offices (Section 7.1, sub-section h)

Insurance on the General Content

Full coverage insurance shall be hired for the general content of the Leased Property: updates, furniture, tools, accessories and equipment, etc. owned by THE TENANT.

Liability Insurance

A Liability Insurance must be hired to cover damage to third parties and/or third party assets due to its activity.

LANDMARK INVESTORS S.R.L. shall be included as:

1. Additional insured party within such policy for any claims of third parties.

2. Third party for any damage that may be caused to assets owned by LANDMARK INVESTORS S.R.L.

Insurance shall be issued under comprehensive texts and must have at least the following additional coverage:

Cross Civil Liability

Contractors and subcontractors

Damage to surrounding property

Load and unload of assets

Transport of assets

Assets under custody or monitoring

Life insurance

TENANT must hire for their personnel a mandatory life insurance (Decree/Act No. 1567/74) as well as any other compulsory life insurance that must hired according to collective bargaining agreements or any other specific applicable regulation to the concerned union.

Occupational Risk Insurance

A copy of the Occupational Risk insurance agreement (Act No. 24.557) shall be requested. Such policy must include a Non-Recourse clause as described below.

NOTE: The Liability Insurances set forth above in items 1) and 2) may be combined under one policy that covers the construction and operational activities.

The policies to be issued, according to the dispositions set forth herein, must take into account the following considerations:

The insurer must have acknowledged solvency.

A copy of the definitive payment slip.

A clause must be included which forbids insurer of claiming void, terminating or modifying the coverage without prior written consent from TENANT.

NON-RECOURSE CLAUSE

A.R.T. expressly waives to bring any recourse or collection action against LANDMARK INVESTORS S.R.L., their officers, employees and workers, even if it is grounded on Section 39 of Act No. 24.557 or any other legal regulation regarding benefits in kind or cash benefits that A.R.T. may be obliged to pay to employees or ex-employees of LANDMARK INVESTORS S.R.L. or TENANT covered by this policy on labor accidents or professional diseases suffered or contracted in their workplace due to the performance of their activities or during the time commuting to work, in accordance with Section 112 of Decree 491/97.

A.R.T. pledges to communicate in a reliable way to LANDMARK INVESTORS S.R.L. and its subsidiaries or partnerships of any breaches to the policy made by insurer specially lack of payment of such policy, within 10 days after verification.

A.R.T. states that these sections cannot be voided, modified or amended without at least 15 calendar days prior notice to LANDMARK INVESTORS S.R.L.

This specific Section of Agreement No.      is issued on             , 20

[There appear two illegible signatures].

EXHIBIT G

LIST OF REAL ESTATE COMPANIES:

1. LJ RAMOS

2. Newmark Grubb BACRE

3. CASTRO CRANWELL WEISS

4. CUSHMAN & WAKEFIELD

5. To be added

NOTTARIES PUBLIC ASSOCIATION

CERTIFICATION OF SIGNATURES - F012762779

At Buenos Aires, on August 1st, 2016

In my capacity as Notary registered under Notary’s Record No. 1697, I hereby CERTIFY that the signatures appearing in the document attached hereto, whose request for certification is legalized at the same time by CERTIFICATE NO. 129 of BOOK No. 86, are subscribed before me by the persons whose names, identification numbers and proof of their identity appear below: Pablo Javier GRONDA, National Identity Number             ; Ignacio María SAMMARTINO, National Identity Number             ; both prove their identity in accordance with subsections b) and a) of Section 306 of the Civil and Commercial Code, respectively.

ACTING HEREIN: the first person for and behalf of and in his capacity as MANAGER of “LANDMARK INVESTORS S.R.L.” assuring his capacity without restrictions. The following documents were filed to authenticate the company and his capacity: 1) Incorporation agreement issued by private instrument. The signatures were certified on October 20th, 2006 and it was registered in the Superintendence of Corporations on October 31st, 2006 under No. 9783 of Book 125 of Limited Liability Companies; 2) Capital increase and amendment of bylaws resolved by Minutes of Assembly on December 12th, 20016, recorded in the Superintendence of Corporations on February 20th, 2007 under No. 1516 of Book 126 of the Limited Liability Companies; and 3) Share transfer issued by private instrument. The signatures were certified on December 29, 2006 and February 20th, 2007; and the instrument was recorded in the Superintendence of Corporations on March 23rd, 2007 under No. 2603 of Book 126 of the Limited Liability Companies. The second person for and on behalf of and in his capacity as MANAGER of “MULESOFT ARGENTINA S.R.L.” authenticates his capacity with the following documents: a) Articles of Incorporation dated February 15th, 2010, folio 133, executed before Notary Public of this City Federico J. Leyria, who is registered under Notary Record No. 19; the company was registered on the Superintendence of Corporations on February 24th, 2010 under No, 1650, Book 133 of Limited Liability Companies; b) Minutes of Partners of March 27th, 2013, registered in the Superintendence of Corporations on October 10th, 2015 under No. 9355, Book No. 147 of Limited Liability Companies.

All original documents have appeared before me and grant sufficient legal capacity to the parties for this act. Executed document: Lease Contract. Certified along with Exhibit F002754151. Be it certified.

[There appears an illegible signature and a stamp that reads: Dr. Gustavo G. Martinelli - Public Notary – Reg. No. 4109].

ADDENDUM TO THE LEASE AGREEMENT

Between Landmark Investor S.R.L. with domicile at Avda. Leandro N. Alem 712, Floor 14°, Autonomous City of Buenos Aires, represented in this act by Mr. Pablo Javier Gronda (I.D.                         ), in his capacity as Manager, hereinafter referred as “THE LANDLORD”, on the one hand; and on the other hand, Mulesof Argentina S.R.L., with domicile at Avda. Del Libertador 498, Floor 12, Autonomous City of Buenos Aires, represented in this act by Mr. Ignacio María Sammartino (I.D.                         ), in his capacity as Manager, hereinafter referred as “THE TENANT” (and, jointly with THE LANDLORD will be referred hereinafter as the “Parties”). The Parties agree to enter into this ADDENDUM (hereinafter, the “Addendum”), subjects to the following terms and conditions:

BACKGROUND:

a) On August 1, 2016, the parties entered into a lease agreement (hereinafter, the “Agreement”), through which THE LANDLORD granted in lease to THE TENANT, and THE TENANT accepted the following premises: (i) a unit assigned to administrative offices, located in the sixth floor of the North Tower with main entrance at Avda. Juan Manso 999, between Carola Lorenzini and Marta Lynch Streets with an approximately area of 2,230 m2 of useful surface (surface which include carpet, bathrooms and private hall for exclusive use), and (ii) 22 designated spaces for Parking, each of them identified in the plane of the fourth underground level as detail in Exhibit B of in this Agreement, all of it located in the Office Building;

b) The unit assigned to administrative offices mentioned above includes both the office unit on the Dyke side and the office on the River side of the sixth floor of the North Tower of the Office Building,

c) That THE TENANT has requested THE LANDLORD to formalize the present Addendum to the Agreement in order to clarify the situation described in the preceding b).

IN WITNESS WHEREOF, the Parties agree to modify the Agreement in accordance with the terms and conditions set out below:

ARTICLE ONE: Terms not defined in this Addendum which first letter is capital letter and do not correspond to a proper name or begin a sentence will have the same meaning assigned in the Agreement. All terms defined in the Agreement retain their meaning, unless expressly provided otherwise in this Addendum.

ARTICLE TWO: The Parties agree to amend section 2.1 of the Agreement effective from the date of signature of this Addendum, so that, as of that date, it shall be shall be deemed as follows:

“2.1 The LANDLORD grants in lease to THE TENANT, and THE TENANT accepts the following premises: (i) the office units on the Dyke side and on the River side located in the sixth floor of the North Tower with main entrance at Avda. Juan Manso 969, between Carola Lorenzini and Marta Lynch Streets with an approximately area of 2,230 m2 of useful surface (surface which include carpet, bathrooms and private hall for exclusive use), and (ii) 22 designated spaces for Parking, each of them identified in the plane of the fourth underground level as detail in Exhibit B (in this Agreement, the term “Lease Premises” also referred to those mention in this subsection 2.1)”.

ARTICLE THREE: The Parties agree that any reference in the Agreement to the “Functional Unit” granted in lease in the Agreement shall be understood as comprehensible from the office of the sixth floor of said North Tower on the Dike side and on the River side.

ARTICLE FOUR: The Parties agree that all the terms, exhibits, clauses and provisions of the Agreement which were not expressly modified by the present Addendum, remain full effective in the terms originally agreed.

IN WITNESS WHEREOF, this Agreement has been duly executed in two (2) originals counterparts and to one effect in the Autonomous city of Buenos Aires, on the 13th day of September 2016.

Landmark Investors S.R.L.	Mulesoft Argentina SRL

/s/ Pablo Javier Gronda	/s/ Ignacio María Sammartino
Pablo Javier Gronda	Ignacio María Sammartino
Manager	Manager